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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

Dear Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders on Tuesday, June 9, 2020 beginning at 10:00 a.m. Eastern Daylight Time. In light of the ongoing developments related to the novel coronavirus (COVID-19) and our concern for our shareholders and employees, we have decided to hold our 2020 Annual Meeting online. We expect this modification in meeting format to be effective for this year only and hope to revert to an in-person Annual Meeting in future years once public health conditions have improved. Instructions on how to attend, and vote at, the Annual Meeting are described in this Proxy Statement. We look forward to your participation online or by proxy.

As your Board, we welcome this opportunity to communicate with you. In stewarding your Company, we seek to achieve long-term, sustainable performance and to create value through the right business strategies, prudent risk management, effective corporate governance practices, environmental and social initiatives, effective executive compensation programs, and well-functioning talent and succession planning. We would like to highlight a few areas of significance for the Board this past year:

2019 Executive Leadership Changes

William J. Flynn, our longstanding Chief Executive Officer, retired at the end of 2019 and was succeeded in that role by John W. Dietrich, our then-current Executive Vice President and Chief Operating Officer. After considering several highly qualified candidates, we promoted James Forbes to be our Executive Vice President and Chief Operating Officer to succeed Mr. Dietrich. Both promotions were carefully deliberated by the Board pursuant to a succession planning process that commenced in early 2019. Our executive leadership changes were well executed as part of our strategic transition plan.

Our View and Our Outlook

Inventive, adaptive and forward-thinking, Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. With service to 400 destinations in 90 countries, we believe the scale and scope of our operations are unrivaled. As such, Atlas is well-positioned to navigate through the current economic uncertainty and coronavirus outbreak, and to play an important role in the movement of essential goods around the world, particularly during these times of need. There are so many people who depend on the goods we carry, including supplies and daily necessities, now more than ever.

Leading the way forward, we continue to leverage our core competencies and market leadership to execute on strategic opportunities and initiatives, and further shape our future.

Though the spread of the novel coronavirus has created ongoing uncertainty, our business view and outlook remains positive and is focused on several important themes.

•
Airfreight is and will continue to be a long-term growth industry that is a critical part of the global supply chain, providing businesses and communities with timely access to the goods they require — from parts and materials used in manufacturing processes to food, pharmaceuticals, supplies and other necessities that people rely on.

•
Atlas is well-positioned as an industry leader with a modern and diversified fleet of aircraft, long-standing strategic customers, and an extraordinary workforce. We can also be a driver of positive economic and social impact, both near-term and long-term.

•
As we move the business forward, we will continue to manage our costs and best align our resources with our strategic priorities, with a focus on growth customers and opportunities that generate the best returns.

Our thoughts about the strength of our business and the future begin with the company's strategic principles.

First, and always, maintaining safety, security and compliance is our top corporate priority. We will continue to promote a safe, compliant operation in everything we do.

We also have a tremendous team of highly experienced, customer-focused employees who bring diverse skill sets to help us drive our business forward.

We have a strong core of long-term customers, and we play a key role in their operating networks.

These are customers that we value, including DHL, Amazon, Asiana Cargo, Boeing, FedEx, Nippon Cargo Airlines, Qantas, UPS, the U.S. military and the National Football League, as well as many other airlines, freight forwarders, charter brokers, sports teams and direct shippers.

We have a modern, diversified fleet that provides customers the biggest and broadest array of aircraft for international, regional and domestic cargo and passenger operations.

We are a major player in express, e-commerce, the U.S. military and fast-growing markets. We are also a significant player in the transpacific, the growing market between South America and the rest of the world, and in the U.S.

We are constantly focused on operating efficiencies, cost management, and the on-time performance that our customers expect. Similarly, we are focused on ensuring that our resources are put to the most profitable use.

And we have a disciplined capital allocation strategy, with a focus on maintaining a strong balance sheet.

2019 Performance Highlights and Key Accomplishments

We continued to strengthen our leadership position in global aviation outsourcing during 2019 despite challenging global airfreight and economic conditions.

We flew our highest block hours ever, and we delivered record operating revenue.

While our full-year reported results reflected a loss from continuing operations, net of taxes, which included a noncash special charge partially offset by an unrealized gain on financial instruments, on an adjusted basis, we generated earnings that were among the best in company history.

We have driven substantial growth in the scale, diversity and profitability of our business over the past several years, establishing a solid platform from which to capitalize on our achievements and our future opportunities.

Key initiatives in 2019 that we expect our business to benefit from in 2020 and going forward included:

•
We expanded our commercial relationship with leading e-commerce retailer Amazon to include five 737-800 freighters on a CMI basis, complementing the 767-300 cargo aircraft we already lease to Amazon and operate for them. And we have the potential to operate additional aircraft for them in the future.

•
We also increased our 777F service for DHL Express, expanded our 747F operations for Asiana Cargo and Nippon Cargo Airlines, and added a new 747-400 freighter service for EL AL in early 2020.

•
We continued to see solid demand for our passenger charter services during the year, and acquired a supplementary passenger 747 to perform additional flying for the U.S. military and NFL teams.

•
While operating aircraft is the cornerstone of what we do, growing our freighter-centric dry-leasing business has been a strategic priority since launching Titan Aviation Holdings in 2009. The joint venture that we formed in 2019 between Titan and Bain Capital is an exciting step along that growth path.

  Over the next several years, the joint venture intends to develop a diversified freighter-aircraft leasing portfolio with an anticipated value of approximately $1 billion. Importantly, the joint venture is consistent with our corporate strategy, aiming to capitalize on the growing demand for cargo aircraft in the express and e-commerce markets.

First-Quarter 2020 Performance Highlights

Our first-quarter 2020 results reflected an increase in demand and higher airfreight yields in March. They also reflect the vital role that we play in supporting the global economy and our customers by keeping goods moving.

We are pleased to report that our first-quarter 2020 net income increased to $23.4 million, as compared to a reported loss of $29.7 million in the first quarter of 2019. On an adjusted basis, EBITDA* totaled $121.2 million in the first quarter this year compared with $120.4 million in the first quarter of 2019. In addition, our adjusted net income* in the first quarter of 2020 totaled $29.9 million compared with $27.3 million in the prior-year period.

We are grateful to be able to provide relief to businesses and communities in the fight against COVID-19. In addition to our commercial operations, we have donated services to transport critical personal protective equipment and other necessary supplies to affected areas, and have also made charitable contributions to organizations that help those in need.

The strong demand for airfreight has carried into the second quarter. To capitalize and serve that demand, we have reactivated three of our 747 converted freighters that had been parked, and began operating a 777F that was previously in our dry-leasing business.

Positioned for 2020 and Beyond

Though these are extraordinary times, with the future uncertainty caused by the novel coronavirus, we believe Atlas Air Worldwide is well-positioned for continued success in 2020 and beyond.

We have driven substantial growth in our business over the past several years, establishing a solid platform from which to capitalize on our achievements and our future opportunities.

Airfreight serves the global community by keeping necessary goods flowing at very important times of need.

Airfreight is also a vital element in a modern, global economy, fostering international trade, providing efficient access to markets, and contributing to global economic development.

As history has taught us through other crises, airfreight plays a key role in not only delivering relief supplies in times of need, but also in facilitating the movement of goods as the global supply chain rebalances. In fact, airfreight typically rebounds more quickly during periods of economic recovery.

In the near-term, we are currently accommodating special charter demand, and we are well-prepared for the anticipated surge of volumes once business and economic conditions recover.

Looking ahead, we have a strong core of long-term customers, and will continue to play an important role in their operating networks, especially as they navigate challenging times.

We have a strategic focus on faster-growing global airfreight markets, and will continue to leverage our significant commercial charter business to capitalize on demand.

Together with the exceptional teamwork of our employees and the guidance of our board of directors, Atlas Air Worldwide remains innovative, adaptive and forward-looking — leading the outsourced aviation sector, driving ahead with our strategic initiatives, serving the needs of the global community and delivering value to our customers and shareholders.

Continued Alignment of Strategy, Performance and Executive Compensation

Our operating results are a reflection of our leadership in international aviation outsourcing, despite the impact that recent macroeconomic conditions have had on airfreight demand. Key accomplishments in a challenging 2019 included the introduction of 11 aircraft to our operating fleet in response to customer demand for our services; continued progress on our initiative to provide air transport services for Amazon; expanded relationships with existing customers, including Asiana Cargo, DHL Express, Qantas, Nippon Cargo Airlines, the U.S. military and the National Football League; and the establishment of a joint venture with Bain Capital Credit to develop a diversified freighter-aircraft dry-leasing portfolio with a value of approximately $1 billion. In January 2020, we established a new relationship with EL AL Israel Airline Ltd. Our long-term strategy is to continue to move more deeply into the faster-growing areas of global airfreight. Driving our execution of this strategy are an experienced, dedicated team of employees focused on our customers' expectations; a modern, superior fleet tailored to meet our customers' unique needs; a broad array of value-added, global operating services; and a disciplined financial structure.

Our 2019 executive compensation programs were thoughtfully structured to align with our long-term strategy and drive our operational performance and deliver financial results. Shareholder feedback has been and will continue to be influential in shaping our governance and executive compensation programs and practices.

Recent Governance Enhancements

We regularly conduct ongoing reviews of our governance practices to incorporate specific feedback from shareholders and to ensure that we maintain best practices and enhanced disclosure in our proxy statement and other SEC filings. As a result, we implemented several noteworthy changes since our last shareholder meeting. Among other changes, we (1) oversaw successfully executed CEO and COO transitions; (2) amended our Corporate Governance Principles to provide for a Lead Independent Director position; (3) amended our Nominating and Governance Committee Charter to add technological competence to the list of core competencies to be possessed by the Board as a whole; (4) amended our Corporate Governance Principles to provide that our Directors may now serve on no more than three public company audit committees (including the Company's Audit Committee); (5) published our initial ESG report, Caring for the World We Carry, which may be viewed on our corporate website at https://www.atlasairworldwide.com/esg-pages/esg-report/; and (6) simplified the presentation of information in our 2019 Annual Report on Form 10-K to enhance the ability of investors to efficiently review our disclosures.

Continued Focus on our Environmental, Social and Governance Commitment

We believe that our long-term growth and success as an aviation leader will be achieved by partnering with our stakeholders to sustain and protect our natural resources, empower our employees and business partners, and demonstrate transparency and accountability through responsible corporate governance. Examples of how we strive to maintain sound business practices and long-term, sustainable strategies that are designed to promote our commitment to environmental, governance and social matters include the following, among others:

•
Environmenal- minimize the impact of our business on the environment and partner with our customers and other stakeholders to ensure a clean, low-carbon future (such as our FuelWise program and upcoming participation in CORSIA, a global carbon-emissions program governing international flying)

•
Governance- prioritize our shareholders while actively ensuring the needs of our other stakeholders are appropriately addressed — for example, earning trust and support by maintaining the highest level of legal and ethical conduct by our employees, maintaining practices and policies that create a diverse and respectful environment for our globally situated employees and reward them for their hard work, ingenuity and creativity

•
Social- actively involve our Company and its employees in our local and global community through programs ranging from volunteering at local socioeconomically disadvantaged schools to providing varied and extensive aid relief during disasters and times of need

Please see the section titled "Environmental, Social and Governance" for a discussion of the various ways we address these matters, which we view as an important part of our business.

We look forward to our continued dialogue with you and welcome your feedback as we execute our strategy and focus on sustainable, long-term value creation. Please feel free to share your thoughts or concerns with us. Communications may be addressed to the Board in care of the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mailed to corporate.secretary@atlasair.com.

We value your input and thank you for your investment and ongoing support.

William J. Flynn, Chairman
Duncan J. McNabb, Lead Independent Director
Timothy J. Bernlohr
Charles F. Bolden, Jr.
John W. Dietrich
Bobby J. Griffin
Carol B. Hallett
Jane H. Lute
Sheila A. Stamps
John K. Wulff

In Memoriam

Our Company was deeply saddened by the loss of Flight 3591 in February 2019, which claimed the lives of two of our pilots and a third pilot from another airline traveling with them. Our thoughts and prayers remain with their families, and we will continue to provide them care and support. The safety of our pilots and ground staff is our top priority, and we mourn the passing of our valued colleagues.

We also mourn the passing of the Chairman of our Board, Robert (Bob) Agnew, in August 2019. Bob was a member of the Atlas Air Worldwide board since July 2004, and was named Chairman in 2017. His leadership, extensive knowledge of the aviation industry, and depth of corporate expertise made him a tremendous asset to the board and to our Company.

*
Adjusted EBITDA and adjusted net income are non-GAAP measures. A reconciliation to the most directly comparable GAAP measures may be found on Exhibit A attached to this proxy statement.

Notice of 2020 Annual Meeting of Shareholders

To be held on June 9, 2020

We will hold the 2020 Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Tuesday, June 9, 2020, at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held online, accessed through the site www.meetingcenter.io/271627362, to consider and act upon the following proposals:

1.
To elect a Board of Directors to serve until the 2021 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.
To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020;

3.
To hold an advisory vote to approve the compensation of the Company's Named Executive Officers;

4.
To consider and vote on a proposal to approve an amendment to our 2018 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan; and

5.
To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only shareholders of record at the close of business on April 20, 2020, which date has been fixed as the record date for notice of the Annual Meeting of Shareholders, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

Because the Annual Meeting is virtual and being conducted online only, shareholders will not be able to physically attend the Annual Meeting. To ensure your representation at the Annual Meeting, we urge you to complete, sign and date your proxy card and return it in the postage prepaid envelope provided for that purpose. The Proxy Statement accompanying this notice describes each of the items of business listed above in more detail.

The accompanying Proxy Statement includes further information about how to attend the Annual Meeting online, vote your shares online at the Annual Meeting, and submit questions online during the Annual Meeting. Please read this information carefully.

By Order of the Board of Directors

ADAM R. KOKAS Executive Vice President, General Counsel and Secretary

May 8, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2020
This Proxy Statement and the AAWW 2019 Annual Report are available for downloading, viewing and printing at https://www.ezodproxy.com/atlasair/2020.

PROXY SUMMARY

PROXY SUMMARY

2019 Performance Highlights

Overview of Business

We are a leading global provider of outsourced aircraft and aviation operating services. We operate the world's largest fleet of 747 freighters and provide customers a broad array of 747, 777, 767, and 737 aircraft for domestic, regional and international cargo and passenger operations. Our fleet total at 2019 year end was 123 aircraft, including the 11 we introduced in 2019 in response to customer demand for our services.

We provide unique value to our customers by giving them access to a wide range of modern, efficient aircraft, combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. We operated 65,000 flights serving 400 destinations in 90 countries in 2019, reflecting our far-reaching global scale and scope.

Our customers include express delivery providers, e-commerce retailers, airlines, freight forwarders, the U.S. military, and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America, and South America.

We are proud to play such an important role in facilitating the movement of essential goods around the world, particularly during times of important need. With the emergence of the novel coronavirus (COVID-19), more people than ever before are depending on the goods we carry, including food, pharmaceuticals, supplies and other daily necessities to support their well-being.

2019 Performance Highlights and Key Accomplishments

We continued to strengthen our leadership position in global aviation outsourcing during 2019 despite challenging global airfreight and economic conditions.

We flew our highest block hours ever, and we delivered record operating revenue.

While our full-year reported results reflected a loss from continuing operations, net of taxes, which included a noncash special charge partially offset by an unrealized gain on financial instruments, on an adjusted basis, we generated earnings that were among the best in company history.

i

PROXY SUMMARY

We have driven substantial growth in the scale, diversity and profitability of our business over the past several years, establishing a solid platform from which to capitalize on our achievements and our future opportunities.

Key initiatives in 2019 that we expect our business to benefit from in 2020 and going forward included:

  •
  We expanded our commercial relationship with leading e-commerce retailer Amazon to include five 737-800 freighters on a CMI basis, complementing the 767-300 cargo aircraft we already lease to Amazon and operate for them. And we have the potential to operate additional aircraft for them in the future.

  •
  We also increased our 777F service for DHL Express, expanded our 747F operations for Asiana Cargo and Nippon Cargo Airlines, and added a new 747-freighter service for EL AL in early 2020.

  •
  We continued to see solid demand for our passenger charter services during the year, and acquired a supplementary passenger 747 to perform additional flying for the U.S. military and NFL teams.

  •
  While operating aircraft is the cornerstone of what we do, growing our freighter-centric dry-leasing business has been a strategic priority since launching Titan Aviation Holdings in 2009. The joint venture that we formed in 2019 between Titan and Bain Capital Credit is an exciting step along that growth path. Over the next several years, the joint venture intends to develop a diversified freighter-aircraft leasing portfolio with an anticipated value of approximately $1 billion. Importantly, the joint venture is consistent with our corporate strategy, aiming to capitalize on the growing demand for cargo aircraft in the express and e-commerce markets.

Continued Growth Opportunities

Our financial and operating performance in 2019 reflected the leadership of our ACMI and Charter businesses, the annuity-like contribution of our Dry Leasing operations, ongoing efficiency and productivity initiatives, and a disciplined balance sheet focus.

Despite current market challenges, we see continuing opportunity for long-term growth in our key markets, fueled by an expanding global middle class and higher levels of disposable income. Further globalization will require expansive and time-definite air networks to facilitate the domestic, regional, and international flow of goods.

While directing our operating platforms and our fleet during 2019, we continued to maintain a lean management structure.

In addition, we continued to execute on strategic initiatives to enrich our business mix, generate cost savings through operating efficiencies and other continuous improvement initiatives, and enhance our portfolio of assets and services. Our actions continue to position us to capitalize on both near- and long-term market opportunities.

2019 Performance Highlights

PROXY SUMMARY

Disciplined and Balanced Capital Allocation Strategy

We are committed to creating, enhancing and delivering value to our shareholders. Our commitment reflects a disciplined and balanced capital allocation strategy that has focused on maintaining a strong balance sheet and investing in modern, efficient assets.

2019 Capital Allocation Actions:

  •
  Introduced 11 aircraft to operating fleet in response to customer demand by long-term customers

  •
  Paid $345 million of debt principal

  •
  Refinanced a higher-rate secured term loan with a new $74 million lower-rate secured term loan related to spare GEnx engines

  •
  Secured $42 million of financing related to GEnx-engine performance-upgrade kits and overhauls

  •
  Increased revolving credit facility size from $150 million to $200 million, with a remaining term of three years

  •
  Initiated disposal of nonessential assets, including one Boeing 777 freighter aircraft, one Boeing 757 freighter aircraft and one Boeing 737 passenger aircraft

  •
  Secured $27 million refund of excess aircraft rent paid in previous years

  •
  Maintained authority to repurchase shares up to $25 million

First-Quarter 2020 Performance Highlights

Our first-quarter 2020 results reflected an increase in demand and higher airfreight yields in March. They also reflect the vital role that we play in supporting the global economy and our customers by keeping goods moving.

We are pleased to report that our first-quarter 2020 net income increased to $23.4 million, as compared to a reported loss of $29.7 million in the first quarter of 2019. On an adjusted basis, EBITDA* totaled $121.2 million in the first quarter this year compared with $120.4 million in the first quarter of 2019. In addition, our adjusted net income* in the first quarter of 2020 totaled $29.9 million compared with $27.3 million in the prior-year period.

We are grateful to be able to provide relief to businesses and communities in the fight against COVID-19. In addition to our commercial operations, we have donated services to transport critical personal protective equipment and other necessary supplies to affected areas, and have also made charitable contributions to organizations that help those in need.

The strong demand for airfreight has carried into the second quarter. To capitalize and serve that demand, we have reactivated three of our 747 converted freighters that had been parked, and began operating a 777F that was previously in our dry-leasing business.

Shareholder Outreach, Engagement and Responsiveness

We have engaged in extensive ongoing shareholder outreach for almost a decade to better understand our shareholders' perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability, and executive compensation practices, as well as our business strategy and performance, capital allocation strategy, and public disclosures. This year, we again engaged in a robust shareholder outreach program, reaching out to shareholders representing approximately two-thirds of our outstanding shares, establishing a dialogue with our newer shareholders, and maintaining a dialogue with those with which we have built a

*
Adjusted EBITDA and adjusted net income are non-GAAP measures. A reconciliation to the most directly comparable GAAP measures may be found on Exhibit A attached to this proxy statement.

PROXY SUMMARY

long-standing relationship. Based on the relationships we have solidified over the years, certain of our institutional shareholders provided positive feedback without the desire for a formal meeting. We have made changes over the past several years to our governance and executive compensation practices in response to insights gained during these discussions.

During all shareholder outreach meetings, we sought input on our overall pay program, as well as emerging topics of expressed shareholder interest, such as environmental, social and governance ("ESG") matters. We received many supportive and positive comments on the Company's direction (both from a business growth and governance perspective), and on changes made to our pay and governance programs, including our pay program changes and our board rotation/refreshment and outlook, among others.

As a result of specific feedback from shareholders and to ensure that our programs reflect best practices, we have made a number of changes to our compensation program, practices, and disclosures over recent years, and made changes to our governance practices in response to topics of importance raised by shareholders. Examples of feedback that we have received are also included below.

Summary of Recent Key Messages and Actions Related to Shareholder Outreach

Topic	What We Heard From Our Shareholders

Board Composition and Refreshment	• Supportive of extensive board refreshment in recent years, including emphasis on strengthening needed board skills/experience, in addition to expansion of gender and other diversity

ESG/Sustainability	• Investors continued to encourage our focus on ESG factors and commitment to strong ESG practices
• Investor interest in sustainability continues to gain momentum as investors seek to gain a deeper understanding of the Company's focus on, and commitment to, ESG matters

Liquidity Goal	• For awards granted in 2020, we added a new Liquidity performance goal to our Annual Incentive Plan to further align our compensation program with our shareholders' interests

Favorability of Relative LTI Metrics

•

Support for the use of a Total Shareholder Return ("TSR") metric with a thoughtful broad comparator group and no upward modification in the event the absolute total shareholder return is negative (even if the Comparative TSR performance achieved would have provided for an upward adjustment)

Meaningful Share Ownership Guidelines	• Support for increased share ownership levels for the CEO and other executives to further align the interests of management with those of shareholders

Percentage Weighting of Performance-based LTI Awards	• Support for our performance-based versus time-based LTI weighting of 50%/50%

Compensation Structure to Limit Inappropriate Risk Taking	• Investors continued to encourage our ongoing monitoring and review of our executive compensation program to identify potential sources of material risk within the program design and administration
• Support for comprehensive risk assessment performed annually by independent compensation consultant

Peer Group Selection	• Supportive of revised, revamped peer group that more closely reflects the global nature and structure of our business and operations

PROXY SUMMARY

We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our proxy statement and other SEC filings. We have also worked to expand and enhance our public disclosure around the topics of interest to our shareholders during these discussions.

In general, our outreach program has targeted shareholders representing up to 75% of our outstanding shares, with investor discussions occurring throughout the year on relevant topics and on the evolving governance and sustainability landscapes in the off-season and during the proxy season, as appropriate.

The diagram below represents our ongoing shareholder outreach process.

Compensation Program that Aligns Pay and Performance

Our compensation programs are designed to drive achievement of our business strategies and to provide competitive opportunities. Accordingly, achievement of most of those opportunities depends on the attainment of certain performance goals tied to Company performance. Our compensation programs are designed to provide compensation that:

1.
Attracts, motivates and retains high-performing executives

2.
Provides performance-based incentives to reward achievement of short- and long-term business goals and strategic objectives, which align with our operating plan, while recognizing individual contributions

3.
Aligns the interests of our executives with those of our shareholders, including by placing more than 83% of the 2019 CEO total compensation opportunity "at risk"

In making compensation decisions for 2019, the Compensation Committee considered our operating strategy and goals, as well as comments received through our shareholder outreach program. In response to shareholder feedback, we adopted some very significant and impactful changes, as described in this summary and the Compensation Discussion and Analysis.

v

PROXY SUMMARY

The Company's 2019 performance metrics that we believe are important to our shareholders are the same metrics that we used in our incentive plans in 2018:

Strong, Well-Balanced Corporate Governance Practices

Corporate Governance Highlights

We have an abiding commitment to good governance as illustrated by the following practices:

✓
Focus on Board refreshment and rotation of Board and Committee Chair positions and Committee composition
✓
Annual review of corporate governance instruments to ensure they reflect best practices
✓
Annually elected directors
✓
Highly qualified Board with deep industry experience
✓
Majority voting for the election of directors with a resignation policy
✓
Lead Independent Director with clear, robust responsibilities
✓
100% independent Audit, Compensation and Nominating and Governance Committees
✓
Regular executive sessions of the independent Directors
✓
Active shareholder engagement program
✓
Overboarding policy in place for Directors regarding public company boards and committees
✓
Regular Director Skills Assessment and Board succession planning
✓
Meaningful share ownership guidelines for Directors and Officers
✓
Proxy access available to 3 year, 3% shareholders for up to 20% of Board
✓
Clear and robust Corporate Governance Principles
✓
Annual "Say on Pay" vote
✓
Anti-hedging/anti-pledging policies for Directors, Officers and employees

PROXY SUMMARY

Shareholders should note that while the Board does not follow formal age and tenure policies, it is the Board's current expectation that Chairs (Board and Committees) will generally serve from three to five years and that members of the Board will generally serve 12 to 15 years. Both the Board and the Nominating and Governance Committee review Board and Committee composition, tenure, refreshment, and rotation matters on a regular basis.

Director Leadership Highlights

We have made significant and meaningful efforts over the last several years to refresh the leadership and composition of our Board. Our Directors possess the right skills and experience to oversee our business and strategy. Our Board is committed to diversity and inclusion. Individuals are selected to join the Board based on their business and professional experience, the diversity of their background and their array of talents and perspectives. The Nominating and Governance Committee memorialized this commitment to diversity in its Charter and firmly believes that diversity should be a factor in assessing the Board's core competencies as a whole.

2019 Executive Leadership Transitions

As described in greater detail in "The Company" section of this Proxy Statement, we successfully named a new Chief Executive Officer and Chief Operating Officer during 2019, with John W. Dietrich succeeding William J. Flynn as President and Chief Executive Officer, effective as of January 1, 2020, and James A. Forbes replacing Mr. Dietrich as Executive Vice President and Chief Operating Officer, effective as of January 1, 2020. Mr. Dietrich and Mr. Forbes are both long-standing and high-performing employees of the Company and both possess a substantial background and extensive experience in the air freight industry. In tandem with these executive changes, we revised our Board leadership structure with Mr. Flynn replacing the late Robert F. Agnew as Chairman of the Board and the creation of a Lead Independent Director role, with Duncan J. McNabb, former Chairman of our Nominating and Governance Committee, assuming this new position. In addition, we appointed Bobby J. Griffin as Chairman of our Nominating and Governance Committee to succeed Mr. McNabb.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |

  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

GENERAL INFORMATION

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

June 9, 2020

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or "Board") of Atlas Air Worldwide Holdings, Inc., a Delaware corporation ("AAWW" or the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, June 9, 2020, at 10:00 a.m., Eastern Daylight Time, and at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held online, accessed through the site www.meetingcenter.io/271627362. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to shareholders beginning on or about May 11, 2020. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

THE COMPANY

AAWW is a leading global provider of outsourced aircraft and aviation operating services. We operate the world's largest fleet of 747 freighters and provide customers with a broad array of 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

AAWW is a holding company with two wholly owned operating subsidiaries, Atlas Air, Inc. ("Atlas") and Southern Air, Inc. ("Southern"). We also have a 51% economic interest and a 75% voting interest in Polar Air Cargo Worldwide, Inc. ("Polar"). In addition, we are the parent company of several wholly owned subsidiaries related to our dry leasing services (collectively referred to as "Titan"). Except as otherwise noted, AAWW, Atlas, Southern and Titan (along with all other entities included in AAWW's consolidated financial statements) are collectively referred to herein as the "Company," "AAWW," "we," "us," or "our."

Combined with Polar, AAWW provides ACMI, CMI, Charter and Dry Leasing services to DHL Express ("DHL") in support of DHL's transpacific express, North American, intra-Asian and global networks. Additionally, we fly between the Asia Pacific region, the Middle East and Europe on behalf of DHL and other customers. Atlas also provides incremental charter capacity to Polar and DHL Express from time to time.

Our primary service offerings include the following:

  •
  ACMI (Aircraft, Crew, Maintenance, and Insurance): We provide outsourced cargo and passenger aircraft operating solutions, including the provision of an aircraft, crew, maintenance, and insurance. Customers assume fuel, demand, and price risk and most other operational fees and costs.

  •
  CMI (Crew, Maintenance, and Insurance): Within ACMI, we also provide outsourced cargo and passenger aircraft operating solutions, generally including the provision of crew, line maintenance, and insurance, but not the aircraft. Customers assume fuel, demand and price risk, and are responsible for providing the aircraft (which they may lease from us), generally responsible for heavy and non-heavy maintenance, and most other operational fees and costs.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   1

THE COMPANY
  •
  Charter:  We provide cargo and passenger aircraft charter services to customers including the U.S. military Air Mobility Command, brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. The customer generally pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees, and most other operational fees and costs.

  •
  Dry Leasing:  We provide cargo and passenger aircraft and engine leasing solutions. The customer operates, and is responsible for insuring and maintaining, the flight equipment.

We currently operate our service offerings through the following reportable segments: ACMI, Charter, and Dry Leasing.

*
Block Hours are the time intervals between when an aircraft departs the terminal until it arrives at the destination terminal and are the units by which we typically charge ACMI and Charter customers. In Dry Leasing, customers are typically charged a fixed monthly amount for the use of an aircraft or engine.

2019 Executive Leadership Transitions

Fiscal 2019 was a period of transition for us as we announced that William J. Flynn would transition from his role as our President and Chief Executive Officer, positions he held since joining the Company in 2006. Effective as of July 1, 2019, Mr. Flynn stepped down as President of the Company and, effective as of January 1, 2020 (the "Transition Date"), he retired from his position as Chief Executive Officer. At that time, Mr. Flynn also ceased to serve as an executive, officer or employee of the Company. In connection with Mr. Flynn's transition and effective as of July 1, 2019, the Board appointed John W. Dietrich, our then-current Executive Vice President and Chief Operating Officer, to serve as our President and Chief Operating Officer and, effective as of the Transition Date, Mr. Dietrich began serving as our President and Chief Executive Officer. Mr. Dietrich also joined our Board of Directors at that time.

After stepping down as President of the Company, Mr. Flynn continued to serve as a Director and was appointed the Chairman of the Board on August 22, 2019, following the passing of our prior Board Chairman, Robert F. Agnew. Mr. Flynn continues to serves as our non-executive Chairman, though he is not considered an independent Director under certain rules promulgated by the SEC and Nasdaq.

In addition, in October 2019, after considering several highly qualified candidates, we announced that effective January 1, 2020, James A. Forbes would succeed Mr. Dietrich and be promoted to Executive Vice President and Chief Operating Officer of the Company. Mr. Forbes brings exceptional qualifications and extensive experience to his new role. He has over 40 years of aviation operating experience, including more than 20 years with the Company.

The Board believes that CEO succession planning is one of its most important oversight responsibilities. In early 2019, the Board appointed a special committee consisting of Messrs. Flynn, Griffin and McNabb and Ms. Hallett to assist the Board in its final selection of a new President and Chief Executive Officer. The Board, with the assistance of the special committee, developed a candidate profile for the successor President and Chief Executive Officer based on Company culture and strategy, among other things. Leadership qualities considered important by the special committee and the Board included cultural fit (ability to engage, collaborate and inspire), breadth of perspective (being a multi-level thinker, as well as a strategic thinker), and effectiveness at execution and follow-through (decisiveness, persuasiveness, accountability and discipline), among others. The ability to help devise and to drive strategy and execute the Company's business plan was also considered an important trait by the special committee and the Board.

Based on the profile described above, the special committee and the Board determined that our four then-current Executive Vice Presidents, namely Messrs. Dietrich, Kokas, Schwartz, and Steen, were highly able, experienced, and qualified candidates to succeed Mr. Flynn as Chief Executive Officer and that retention of an executive search

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THE COMPANY

firm to identify external candidates was unnecessary. Each of these Executive Vice Presidents was a long-standing senior executive of AAWW, and each had access to, and interaction with, the members of the Board for many years. Each candidate was vetted fully by the members of the special committee. After extensive deliberation, the special committee determined that Mr. Dietrich best met the candidate profile devised by the Board and recommended that Mr. Dietrich succeed Mr. Flynn initially as President and Chief Operating Officer and ultimately as President and Chief Executive Officer after the Transition Date. The full Board concurred unanimously with this assessment and recommendation. The Board acknowledged Mr. Dietrich's over 30 years of experience in the aviation and air cargo industries, including more than 20 years with the Company. During his tenure with the Company, Mr. Dietrich has served as our Chief Operating Officer, General Counsel, Corporate Secretary, Chief Communications Officer, and Chief Human Resources Officer.

As described elsewhere in this proxy statement, in conjunction with our CEO succession planning, we actively considered our Board leadership structure and determined that our Board and our Company would be best served by having Mr. Flynn replace Mr. Agnew initially as Chairman of the Board and Chief Executive Officer and to continue as non-executive Chairman of the Board after the Transition Date. As our shareholders know, we are committed to maintaining strong independent leadership, which we have established through a robust, independent Lead Director role (currently filled by Duncan J. McNabb, former Chairman of the Nominating and Governance Committee) that is ably supported by the independence and diversity of our Board as a whole. In connection with the aforementioned changes, Bobby J. Griffin, who has extensive corporate governance experience, was elected as the new Chairman of the Nominating and Governance Committee to succeed Mr. McNabb. We will continue to re-evaluate our Board leadership structure from time to time to ensure that it aligns with the evolving circumstances and needs of our Company.

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ABOUT THE ANNUAL MEETING

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the "Common Stock"), will act upon the matters outlined in the notice of meeting at the beginning of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments or postponements thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

  •
  FOR the election of the Director Nominees named herein, to serve until the 2021 Annual Meeting or until their successors are elected and qualified (Proposal No. 1);

  •
  FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020 (Proposal No. 2);

  •
  FOR the adoption of an advisory vote approving the compensation of our NEOs (the "Say-on-Pay" vote) (Proposal No. 3);

  •
  FOR the approval of an amendment to our 2018 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan (Proposal No. 4).

In addition, if any other matters are properly submitted to a vote of shareholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders' discretion.

For additional information regarding our Annual Meeting, see "Additional Information" at the end of this Proxy Statement.

Record Date and Voting Securities

All of our shareholders of record at the close of business on April 20, 2020 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 26,126,559 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by shareholders who are not "U.S. citizens," as defined by applicable laws and regulations, can be found in "Additional Information — Limited Voting by Foreign Owners" at the end of this Proxy Statement.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting to have the required quorum for the transaction of business. If the number of shares of Common Stock present in person and by proxy at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

  Proposal No. 1: Election of Directors. In an uncontested election, a Director is elected by a majority of the votes cast (the number of shares voted "For" a Director-Nominee must exceed the number of votes cast "Against" that Director-Nominee). Shares voting "Abstain" or broker non-votes will have no effect on the election of Directors. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

  Proposal No. 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal is required to ratify the selection of PricewaterhouseCoopers LLP. Shares voting "Abstain" will have

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ABOUT THE ANNUAL MEETING

  the same effect as a vote "Against" this Proposal 2. Brokers, banks, and other nominees have discretionary voting power in respect of this item.

  Proposal No. 3: Advisory Vote to Approve the Compensation of the Company's NEOs. Because Proposal 3 asks for a nonbinding, advisory vote, there is no "required vote" that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our NEOs. Shares voting "Abstain" will have the same effect as a vote "Against" this Proposal 3. Broker non-votes will have no effect on this nonbinding advisory vote. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

  Proposal No. 4: Approval of an Amendment to our 2018 Incentive Plan. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to approve the amendment to our 2018 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan. Shares voting "Abstain" or broker non-votes will have no effect on approval of the amendment to our 2018 Incentive Plan. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

Attending the Annual Meeting

General

We will host the Annual Meeting live online via the Internet. You may attend the Annual Meeting live online by visiting www.meetingcenter.io/271627362. The Meeting will start at 10:00 a.m. Eastern Daylight Time on Tuesday, June 9, 2020. All shareholders are entitled to attend the Annual Meeting; however, you are entitled to participate, meaning vote and submit questions, at the Annual Meeting only if you were a shareholder of record as of the close of business on the record date of April 20, 2020, or if you were a beneficial owner of AAWW shares as of the record date and you register in advance in accordance with the instructions below.

The virtual Annual Meeting will begin promptly at 10:00 am, Eastern Daylight Time, on Tuesday, June 9, 2020. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting. Shareholders are encouraged to access the Annual Meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

Shareholders of Record

If you are a shareholder of record, then you do not need to register to virtually attend and participate in the Annual Meeting. You may attend and participate by accessing www.meetingcenter.io/271627362 and selecting "I have a Control Number." Enter the control number shown on your proxy card and the password for the Meeting, which is AAWW2020. If you cannot locate your proxy card but would still like to attend the Annual Meeting, you can join as a guest by selecting "I am a guest." You should note that guest attendees will not be allowed to vote or submit questions at the Annual Meeting.

Beneficial Owners

If you hold your AAWW shares in "street name," meaning a bank, broker or other nominee is the shareholder of record of your shares, you must register in advance to attend and participate in the virtual Annual Meeting. To register online in advance, you must first obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy from your bank, broker or other nominee, please email a scan or image of it to our transfer agent and registrar, Computershare Trust Company, N.A. ("Computershare") at legalproxy@computershare.com with "Legal Proxy" noted in the subject line. If you request a legal proxy from your bank, broker or other nominee, you should note that the issuance of the legal proxy will invalidate any prior voting instructions you have given and will

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ABOUT THE ANNUAL MEETING

prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf and, in that case, you would only be able to vote at the virtual Annual Meeting.

Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Daylight Time, on June 4, 2020. Upon receipt of your valid proxy, Computershare will provide you with a control number by email. Once provided, you can attend and participate in the virtual Annual Meeting by accessing www.meetingcenter.io/271627362 and selecting "I have a Control Number." Enter the control number provided by Computershare and the password, which is AAWW2020. If you do not have a legal proxy but would still like to attend the Annual Meeting, you can join as a guest by selecting "I am a guest." Please note that guest attendees will not be allowed to vote or to submit questions at the Annual Meeting.

Submitting a Question at the Annual Meeting

You can submit questions pertinent to Meeting matters at the virtual Annual Meeting only if you were a shareholder of record of the Company at the close of business on the record date or if you were a beneficial owner as of the record date and you registered in advance in accordance with the instructions appearing above,

If you wish to submit a question, you may log into the virtual Annual Meeting website at www.meetingcenter.io/271627362 beginning 15 minutes before the start of the virtual Annual Meeting and submit your questions online. You will also be able to submit your questions during the Annual Meeting. To submit a question, you will need your control number and the meeting password, which is AAWW 2020. Once past the login screen, click on the "Messages" icon at the top of the screen and submit your question. In accordance with the rules of procedure, a copy of which will be available on the virtual Annual Meeting website, only questions pertinent to the Meeting or of concern to shareholders generally will be answered, subject to any time constraints that may be specified in the rules of procedure. Any questions that cannot be answered due to time constraints can be submitted to InvestorRelations@atlasair.com.

Voting at the Annual Meeting

If you are a shareholder of record (i.e., you hold your shares registered in your name through Computershare), you can vote your shares in one of two ways: either by proxy or if you attend the Annual Meeting online, during the Annual Meeting.

If you choose to vote by proxy, you should complete, date and sign your proxy card and return it in the pre-paid envelope provided.

You may also vote your shares online while attending the virtual Annual Meeting by visiting www.meetingcenter.io271627362. You will need your control number included on your proxy card in order to be able to vote during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting online, your shares will be voted as directed by you.

If your AAWW common shares are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares via the internet or by phone if the bank, broker or other nominee offers these options to you or by completing, dating, signing and returning a voting instruction form. Your bank, broker or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. Shareholders are encouraged to vote and submit proxies in advance of the meeting.

If you are the beneficial owner of AAWW common shares and you plan to attend and participate (i.e., vote and/or submit questions) in the Annual Meeting, please see "Attending the Annual Meeting" above for information on how to register in advance.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated 10 persons to stand for election at the 2020 Annual Meeting and to hold office until the next Annual Meeting. All Nominees are currently Directors elected at the 2019 Annual Meeting, except for John W. Dietrich, our President and Chief Executive Officer who joined the Board on January 1, 2020. The Nominating and Governance Committee has recommended the 10 Nominees for nomination by the Board after an evaluation of the size and composition of the Board and a review of each member's skills, characteristics, and independence. The Board believes that each of the Nominees brings strong skills, background, experience, and industry expertise to the boardroom, giving the Board as a group the appropriate balance of skills needed to exercise its oversight responsibilities and composition that aligns with our long-term strategy. The Board further believes that diversity with respect to gender, ethnicity, background, professional experiences and perspectives are important elements in the Board selection process. To underscore its commitment to Board diversity, the Nominating and Governance Committee charter provides that such diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole. Both the Nominating and Governance Committee and the full Board will therefore consider attributes such as race, gender, cultural background and professional experience when reviewing candidates for the Board and in assessing the Board's overall composition.

Each Nominee has consented to be named as a Nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the Nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce the number of Directors. Management is not aware of any circumstances that would render any Nominee unavailable. At the Annual Meeting, Directors are expected to be elected to hold office until the 2021 Annual Meeting or until their successors are elected and qualified, as provided in our By-Laws.

Because this election is not a contested election, each Director will be elected by the vote of the majority of the votes cast when a quorum is present. A "majority of the votes cast" means that the number of votes cast "for" a Director exceeds the number of votes cast "against" that Director. "Votes cast" excludes abstentions and any votes withheld by brokers in the absence of instructions from street name holders ("broker non-votes").

It is the policy of the Board that, as a condition of nomination, each incumbent Director nominated has submitted to the Secretary of the Company an irrevocable contingent resignation. This resignation will be effective only if (i) the Nominee fails to receive a majority of the votes cast in an uncontested election and (ii) the Board accepts such resignation within 60 days following the certification of the election results.

Director Core Competencies

Board Composition and Nomination Considerations

Our Board strives to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications that are of importance to our Company and the execution of our strategy. Given the diversity of our business operations, it is important to bring together Directors with differing experiences, perspectives and backgrounds to ensure proper oversight of the interests of our Company and our shareholders.

The Nominating and Governance Committee works with the full Board to determine the qualifications and experiences it believes are most relevant and responsive to the needs of our business. In doing so, the Nominating and Governance Committee takes into account a number of factors, including:

  •
  Evolving strategic priorities;

  •
  Existing characteristics of our Board, including tenure and diversity;

  •
  Results of our annual Board and Committee self-evaluations; and

  •
  Shareholder feedback sought as part of a robust outreach program with Board member participation.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Board Refreshment, Evaluation and Recent Board Expansion

The Board of Directors and the Nominating and Governance Committee have a process in place for seeking out, evaluating and recommending potential candidates for election to the Board. Pursuant to that process, the full Board, under the guidance of the Nominating and Governance Committee, undertakes a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-range strategic plan, consistent with our governance principles, and taking into account feedback from shareholder outreach. The Board then reviews in detail the makeup, experience, skills, and qualifications of our then-incumbent Directors and identifies only new areas of subject-matter expertise that would enhance the overall strength of our current Board and the ability of the Company to execute its long-term strategic plan. The results of these evaluations and the meaningful and tangible feedback generated are also considered by the Board and the Committee in searching for and evaluating nominees who could (1) add new and different areas of subject-matter expertise to the Board consistent with our growing Company and long-term strategy, and (2) strengthen the overall effectiveness of the Board. Through this process, the Board has added three new independent Directors to its ranks (Ms. Lute, Ms. Stamps, and Mr. Bolden) since 2017, bringing fresh perspectives, greater diversity, and critical skill sets and qualifications to our Board. Such skills and qualifications include, but are not limited to, geopolitical, information technology, cybersecurity, finance and banking experience, as well as executive leadership skills and presence, and public company board experience.

We believe that we have established and maintained highly desirable processes, as described above, to ensure that we provide for thoughtful and timely Board refreshment.

Director Skills and Experience

Our Board selected Director Nominees based on their diverse skills, qualifications, backgrounds and expertise, which the Board believes will contribute to the effective oversight of the Company. The chart below depicts the current skills, qualifications, and expertise represented on our Board.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

We view each of the skillsets discussed in the above chart to be essential to the effective oversight of the Company, as discussed further below.

  •
  Capital Structure: Background and experience in capital structure and allocation to help the Board make informed decisions regarding the funding of our operations

  •
  Civil & Governmental Aviation: Background and experience in commercial aviation and the impact of governmental regulation on the industry to help the Board deepen its understanding of the markets in which we operate

  •
  Corporate Governance: Experience and knowledge of public-company governance issues and policies and governance best practices to support our goal to operate ethically, with accountability and transparency

  •
  Current/Previous Senior Executive Experience: Business and strategic management experience from service in a significant leadership position such as a CEO or CFO or other senior leadership role to help us drive business strategy, growth and performance

  •
  Cybersecurity & Information Technology: Experience in technology, innovation or cybersecurity, particularly as a senior executive, to assist us as we seek to identify and address the impact of technology on our business and our long-term success

  •
  Finance, Accounting & Risk Management: Background and experience in finance, accounting, financial reporting or risk management to support the Board in providing effective financial oversight over a growing and increasingly complex organization

  •
  Global Operations: Experience doing business internationally or focused on international issues and operations and exposure to markets, economies and cultures outside the U.S. that provides the Board with a diversity of perspectives in its decision-making

  •
  International Trade: Experience in the international exchange of goods and services whose economic, social and political importance are on the rise and that are taking on a larger role in the Board's practical understanding in Company decision-making and strategy

  •
  Legal, Regulatory & Governmental Affairs: Experience in legal, regulatory and governmental affairs, including as part of a business and/or through positions with governmental organizations, helps the Board understand legal risks and contributes to its understanding of the regulatory landscape and working with governmental agencies

  •
  Mergers & Acquisitions: Experience that provides the Board with insight into developing and implementing strategies for our growing business

  •
  Military Affairs: Experience in military matters to help the Board understand and oversee the development of our business and relationship with the AMC, USTRANSCOM and other government related operations

  •
  Public-Company Board Experience: Experience acquired on other boards to help the Board oversee an ever-changing mix of strategic, operational and compliance-related matters

  •
  Sales & Marketing: Experience to help the Board oversee the identification and development of new markets for our services and related goods

  •
  Strategic Planning: Experience and background in strategic planning to help the Board define and prioritize our direction, communicate our message and ensure organizational alignment that reflects a shared vision of the Company's role, values and priorities

  •
  Supply Chain & Procurement: Experience in sourcing and managing the flow of goods and services to help us maximize customer value and to gain a competitive advantage in the marketplace

  •
  Transportation: Experience in our business and industry that contributes to the Board's understanding in defining and prioritizing our strategy and key issues most impactful to our business

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ON THE IMMEDIATELY FOLLOWING PAGES.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees for Director

William J. Flynn

Chairman of the Board
Age: 66
 Director since: 2006

Other Public Company Directorships:
    None

Previous Public Company Directorships (last 5 years):
    Republic Services, Inc.

Other Activities:
    President and CEO of AMTRAK
    (the National Railroad Passenger
    Corporation)

Background: Mr. Flynn has been the Chairman of our Board of Directors since August 2019. He served as our Chief Executive Officer from June 2006 to December 2019 and as our President from June 2006 to July 2019. Mr. Flynn has 43-years of experience in international supply chain management and freight transportation.

Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation from 2002 where he led a successful turnaround of the company's profitability and the sale of the company in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation from 2000 to 2002. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services, serving in roles of increasing responsibility in the U.S., Latin America, and Asia. He ultimately served as head of the company's operations in Asia.

Board Skills and Qualifications: Capital Structure; Civil and Governmental Aviation; Corporate Governance; Finance, Accounting and Risk Management; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Military Affairs; Current/Previous Senior Executive Experience; Supply Chain and Procurement; Public-Company Board Experience; Sales and Marketing; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Duncan J. McNabb

Lead Independent Director
Age: 67
 Director since: 2012

Committees:
    Audit
    Nominating and Governance

Other Public Company Directorships:
    AAR Corp.

Previous Public Company Directorships (last 5 years):
    None

Other Activities:
    Chairman of the Airlift/Tanker
    Association
    Chairman of Government Security
    Committee of AT Kearney Public
    Sector & Defense Services
    Co-Founder and Managing
    Partner of Ares Mobility
    Solutions, Inc.
    Director of Elbit Systems of
    America
    Former director of AdvanTac
    Technologies

Background: General Duncan J. McNabb, Retired, U.S. Air Force, served as Commander of the United States Air Mobility Command from 2005 to 2007 and Commander of the United States Transportation Command (USTRANSCOM) from 2008 until his retirement from the Air Force in December 2011. USTRANSCOM is the single manager for air, land, and sea transportation for the Department of Defense (DOD). He also served as DOD's Distribution Process Owner, overseeing DOD's end-to-end supply chain, transportation, and distribution to our armed forces worldwide. Mr. McNabb commanded more than $56 billion in strategic transportation assets, over 150,000 service personnel and a worldwide command-and-control network. A graduate of the United States Air Force Academy and Air Force pilot, he flew more than 5,600 hours in transport and rotary aircraft, including the C-17. Mr. McNabb has held command and staff positions at squadron, group, wing, major command and DOD levels. During his over 37-year military career, Mr. McNabb also served as the Air Force Deputy Chief of Staff for Plans and Programs with responsibility for all Air Force programs and over $500 billion in funding over the Air Force's Five-Year Defense Plan (FYDP). He later served as Director of Logistics on the Joint Staff and was responsible for operational logistics and strategic mobility support to the Chairman of the Joint Chiefs and the Secretary of Defense. Before his final command at USTRANSCOM, Mr. McNabb served as the 33rd Vice Chief of Staff of the Air Force.

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Cybersecurity and Information Technology; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Military Affairs; Supply Chain and Procurement; Public-Company Board Experience; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Timothy J. Bernlohr

Independent Director
Age: 61
 Director since: 2006

Committees:
    Audit (Chair)
    Nominating and Governance

Other Public Company Directorships:
    WestRock Company
    International Seaways, Inc.
    Skyline Champion Corporation

Previous Directorships (last 5 years):
    Chemtura Corporation
    The Cash Store Financial
    Services, Inc.
    Overseas Shipholding Group, Inc.
    Rock-Tenn Company

Background: Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services (TJB Management Consulting is a privately held business). Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr was President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets, until it was sold in 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions.

Board Skills and Qualifications: Capital Structure; Corporate Governance; Finance, Accounting and Risk Management; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Current/Previous Senior Executive Experience; Public-Company Board Experience; Supply Chain and Procurement; Sales and Marketing; Strategic Planning; Transportation and Security

12  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Charles F. Bolden, Jr.

Independent Director
Age: 73
 Director since: 2017

Committees:
    Audit

Other Public Company Directorships:
    None

Previous Public Company Directorships (last 5 years):
    None

Other Activities:
    Director of Blue Cross/Blue
    Shield of South Carolina
    Member of the Advisory
    Committees of the UAE Space
    Agency and the Kingdom of
    Saudi Arabia Space Commission

Major General Charles F. Bolden, Jr., Retired, U.S. Marine Corps, served as the 12th Administrator of the National Aeronautics and Space Administration (NASA) from July 2009 to January 2017. As Administrator, he led a nationwide NASA team to advance the missions and goals of the U.S. space program. Mr. Bolden's 34-year career with the U.S. Marine Corps also included 14 years as a member of NASA's Astronaut Office. After joining the Office in 1980, Mr. Bolden traveled to orbit four times aboard the space shuttle between 1986 and 1994, commanding two of the missions and piloting two others. His flights included deployment of the Hubble Space Telescope and the first joint U.S.-Russian shuttle mission, which featured a cosmonaut as a member of his crew. Mr. Bolden left NASA in 1994 and returned to the operating forces of the Marine Corps. His final duty was as Commanding General of the 3rd Marine Aircraft Wing, Miramar, Calif.

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Cybersecurity and Information Technology; Global Operations; Military Affairs; Public-Company Board Experience; Strategic Planning; Transportation and Security

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   13

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

John W. Dietrich

President and CEO
Age: 55
 Director since: 2020

Other Public Company Directorships:
    None

Previous Public Company Directorships (last 5 years):
    None

Other Activities:
    Chairman of the National Defense
    Transportation Association
    Director of Airlines for America
    Director of the National Air
    Carrier Association

Background: Mr. Dietrich became our President and Chief Executive Officer in January 2020. He was also elected to our Board of Directors at such time. Prior to January 2020, he served as our President and Chief Operating Officer from July 2019 and our Executive Vice President and Chief Operating Officer from September 2006. During the period of March 2003 to September 2006, Mr. Dietrich held a number of senior executive positions in the Company, including Senior Vice President, General Counsel, Chief Human Resources Officer, Corporate Secretary, head of the Corporate Communications function, and President of Atlas Air, Inc. Mr. Dietrich joined Atlas in 1999 as Associate General Counsel. Prior to joining us, he was a litigation attorney at United Airlines from 1992 to 1999, where he focused on employment and commercial litigation issues. He also serves as Chairman of the National Defense Transportation Association, a director of Airlines for America, and a director of the National Air Carrier Association. Mr. Dietrich earned a Bachelor's of Science degree from Southern Illinois University and received his Juris Doctorate, cum laude, from the University of Illinois at Chicago John Marshall Law School. He is a member of the New York, Illinois and Colorado Bars.

Board Skills and Qualifications: Capital Structure; Civil and Governmental Aviation; Corporate Governance; Current/Previous Senior Executive Experience; Global Operations; International Trade; Legal Regulatory and Government Affairs; Mergers and Acquisitions; Military Affairs; Strategic Planning; Supply Chain and Procurement; Transportation and Security

14  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Bobby J. Griffin

Independent Director
Age: 71
Director since: 2016

Committees:
    Compensation
    Nominating and Governance
    (chair)

Other Public Company Directorships:
    Hanesbrands Inc.
    United Rentals, Inc.
    WESCO International, Inc.

Previous Public Company Directorships (last 5 years):
    None

Background and Experience: Mr. Griffin served as President — International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as Executive Vice President — International Operations from 2003 to 2005 and Executive Vice President — Global Supply Chain Operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

Board Skills and Qualifications: Corporate Governance; Current/Previous Senior Executive Experience; Global Operations; International Trade; Mergers and Acquisitions; Public-Company Board Experience; Supply Chain and Procurement; Strategic Planning; Transportation and Security

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   15

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Carol B. Hallett

Independent Director
Age: 82
 Director since: 2006

Committees:
    Compensation (Chair)
    Nominating and Governance

Other Public Company Directorships:
    None

Previous Public Company Directorships (last 5 years):
    None

Other Activities:
    Of Counsel, U.S. Chamber of
    Commerce
    Current member of the Customs
    Oversight Advisory Committee
    Former director of GAS
    Government Solutions, Inc.
    Former director of Rolls Royce-
    North America

Background: Ms. Hallett has been of counsel at the U.S. Chamber of Commerce since 2003 and served as a member of the U.S. Chamber Foundation Board of Directors from 2003 to 2015. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), the nation's oldest and largest airline trade association, now known as the Airlines for America (A4A). Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. From 2003 to 2004, she was chair of Homeland Security at Carmen Group, Inc., where she helped develop the homeland security practice for the firm. From 1986 through 1989, Ms. Hallett served as United States Ambassador to the Commonwealth of the Bahamas. From 1989 to 1993, she was Commissioner of the United States Customs Service.

Board Skills and Qualifications: Civil and Governmental Aviation; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Military Affairs; Supply Chain and Procurement; Public-Company Board Experience; Strategic Planning; Transportation and Security

16  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Jane H. Lute

Independent Director
Age: 63
 Director since: 2018

Committees:
    Compensation

Other Public Company Directorships:
    Marsh & McLennan
    Companies, Inc.
    Union Pacific Corporation

Previous Public Company Directorships (last 5 years):
    None

Other Activities:
    Director of Atlantic Council and
    the Center for Internet Security

Background and Experience: Ms. Lute is the President and CEO of SICPA North America, a private company that specializes in providing solutions to protect the integrity and value of products, processes, and documents. Ms. Lute also serves as Special Advisor to the Secretary-General of the United Nations, where she has held several positions in peacekeeping and peace building. Previously, Ms. Lute served as Deputy Secretary for the U.S. Department of Homeland Secretary from 2009-2013. She also served as Chief Executive Officer of the Center for Internet Security (CIS), an operating not-for-profit organization and home of the Multi-State Information Sharing and Analysis Center (MS-ISAC), providing cybersecurity services for state, local, tribal and territorial governments. Ms. Lute has served on several international commissions focused on cybersecurity and the future of the Internet. She began her distinguished career in the United States Army and served on the National Security Council staff under both Presidents George H.W. Bush and William Jefferson Clinton. Ms. Lute holds a Ph.D. in political science from Stanford University and a J.D. from Georgetown University. She is a member of the Virginia bar.

Board Skills and Qualifications: Cybersecurity and Information Technology; Corporate Governance; Global Operations; Legal, Regulatory and Government Affairs; Military Affairs; Current/Previous Senior Executive Experience; Public-Company Board Experience; Transportation and Security

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   17

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Sheila A. Stamps

Independent Director
Age: 62
 Director since: 2018

Committees:
    Audit

Other Public Company Directorships:
    CIT Group, Inc. and its wholly-
    owned subsidiary, CIT Bank N.A.

Previous Public Company Directorships (last 5 years):
    None

Other Activities:
    Director of IES Abroad
    Former Commissioner and Audit
    Committee Chair of the New
    York State Insurance Fund
    Member of the Board Advisory
    Services Faculty of the National
    Association of Corporate Directors
    (NACD)
    NACD Board Leadership Fellow

Background and Experience: Ms. Stamps, has a diversity of strategic and financial experience including governance oversight of aviation businesses. She previously served as Executive Vice President at DBI, LLC, a private mortgage investment company, from 2011 to 2012. She served from 2008 to 2011 as Director of Pension Investments and Cash Management at New York State Common Retirement Fund, and from 2004 to 2005 as a Fellow at the Weatherhead Center for International Affairs at Harvard University. Prior to this, Ms. Stamps served as a Managing Director and Head of Relationship Management, Financial Institutions at Bank of America. From 1982 to 2003, she held a number of executive positions both domestic and international with Bank One Corporation (now JPMorgan), including Managing Director and Head of European Asset-Backed Securitization and a member of the EMEA Strategic Operating Committee. Ms. Stamps holds an MBA from the University of Chicago and a CERT Certificate in Cybersecurity from Carnegie Mellon.

Board Skills and Qualifications: Capital Structure; Corporate Governance; Cybersecurity and Information Technology; Finance, Accounting and Risk Management; Mergers and Acquisitions; Regulatory and Government Affairs; Sales and Marketing; Strategic Planning; Current/Previous Senior Executive Experience; Public-Company Board Experience

18  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

John K. Wulff

Independent Director
Age: 71
 Director since: 2016

Committees:
    Audit
    Compensation

Other Public Company Directorships:
    Celanese Corporation
    Hexion Holdings Corporation

Previous Public Company Directorships (last 5 years):
    Chemtura Corporation
    Moody's Corporation
    Sunoco, Inc.

Other Activities:
    Former Financial Accounting
    Standards Board member

Background and Experience: Mr. Wulff is the former Chairman of the board of directors of Hercules Incorporated, a specialty chemicals company, a position he held from July 2003 until Ashland Inc.'s acquisition of Hercules in November 2008. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation, a chemical and polymers company, from 1996 to 2001. During his 14 years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG LLP and predecessor firms from 1977 to 1987.

Board Skills and Qualifications: Finance, Accounting and Risk Management; Current/Previous Senior Executive Experience; Governmental and Regulatory; Capital Structure; Corporate Governance; Global Operations; Mergers and Acquisitions; Public-Company Board Experience; Strategic Planning

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   19

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held five in-person meetings and three telephonic meetings in 2019. Pursuant to Board policy, Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of shareholders. Each Director attended more than 75% of the meetings of the Board and committees of the Board on which such Director serves. All of the Directors attended the 2019 Annual Meeting.

Board Leadership Structure

We have maintained separate roles for the Chairman of the Board and the CEO for over 15 years. While we do not have a formal policy in place with respect to separating or combining the positions of Chairman and CEO or having an independent Chairman, the Board evaluates its leadership structure on a periodic basis to ensure it aligns with the evolving circumstances and needs of the Company. The Board believes that its current structure as described below is in the best interest of the Company and its shareholders at this time. Notwithstanding the foregoing, on an interim basis following the passing of our late Chairman, Robert F. Agnew, in August 2019 our CEO, William J. Flynn, held the positions of Chairman of the Board and CEO until he retired from his role as CEO in December 2019.

The Board of Directors currently consists of ten Directors, eight of whom are considered independent under the existing rules of the NASDAQ and the SEC. The Chairman of the Board, William J. Flynn, who is our former President and Chief Executive Officer, and John W. Dietrich, our current President and Chief Executive Officer, are not considered independent Directors. To ensure that the Board maintains strong and independent oversight of a focused and effective management team, the Board created the position of Lead Independent Director, and the independent Directors of the Board, acting as a group, elected Duncan J. McNabb, former Chairman of the Nominating and Governance Committee, to fill that positon. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by the independent Directors. The Board agrees that Mr. McNabb is well qualified to serve as our Lead Independent Director based on his strong leadership qualities and his extensive experience in the areas of civil and governmental aviation, military affairs, operational logistics, and supply chain and procurement. When he retired from the U.S. Air Force in December 2011, Mr. McNabb was Commander of the United States Transportation Command, the single manager for air, land and sea transportation for the U.S. Department of Defense. He commanded more than $56 billion in strategic assets, over 150,000 service personnel and a worldwide command-and-control network. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by the independent Directors.

The Board believes that it is important to select the most qualified and appropriate person to serve as Chairman, whether that individual is an independent director or a current or former member of executive management. As noted above, Mr. Flynn currently serves as Chairman. The Board believes that Mr. Flynn, who has over 40 years of experience in international supply chain management and freight transportation, is the most appropriate person to serve as Chairman because of his extensive knowledge of our business and strategy. Having an individual who served for almost 14 years as Chief Executive Officer of the Company serve as Chairman helps provide the Board with a clear focus and understanding of the important issues facing the Company, which, in turn, promotes effective Board decision-making, alignment on corporate strategy and accountability of management.

Our Board is structured to promote independence whether or not the Chairman is a member of executive management. The entire Board, with the exception of Messrs. Flynn and Dietrich, are independent Directors, and the Audit, Compensation, and Nominating and Governance Committees are comprised entirely of independent Directors. The independent Directors on the Board meet after each Board meeting in executive sessions that are not attended by Mr. Flynn, Mr. Dietrich or other members of management.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

In addition, under our Corporate Governance Principles, the independent Directors serving on the Board annually designate a Lead Independent Director to provide leadership to the non-management members of the Board and to work with the Chairman and the President and the Chief Executive Officer to provide effective and independent oversight of our management and affairs.

The duties of the Chairman of the Board, the Chief Executive Officer and the Lead Independent Director are described below and are set forth in our By-Laws and Corporate Governance Principles.

Chairman of the Board

✓
Presides over meetings of the Board
✓
Presides over meetings of shareholders
✓
Guides Board discussions and facilitates discussions between the Board and management
✓
Performs such other duties as may be assigned by the Board

Chief Executive Officer

✓
Responsible for the affairs of the Company, subject to the overall direction and supervision of the Board and its Committees
✓
Leads the development and implementation of the Company's short-and long-term strategy
✓
Oversees all elements of the Company's business in accordance with the direction established in the Company's strategic plan
✓
Builds and leads the Senior Management Team
✓
Creates, implements, and communicates the Company's vision, mission and overall direction
✓
Ensures that the Company maintains a high level of social responsibility wherever it does business
✓
Communicates, on behalf of the Company, with shareholders, customers and other stakeholders, governmental authorities, and the public
✓
Represents the Company in respect of civil and professional responsibilities and activities in the local community and at the state and national levels
✓
Participates in industry-related events and associations that will enhance the Company's reputation and potential for success

Lead Independent Director

✓
Chairs all meetings of the Board at which the Chairman of the Board is not present
✓
Chairs meetings of the independent Directors of the Board and independent Director executive sessions and briefs the Chairman of the Board and senior management (as appropriate) on issues arising from these meetings and executive sessions
✓
Helps to formulate meeting agendas, schedules, and materials provided to the Board
✓
Calls meetings of the independent Directors of the Board, as necessary or appropriate
✓
Works with the Chairman of the Nominating and Governance Committee to oversee the annual Board self-evaluation process
✓
In coordination with the Chairman of the Board and the Compensation and Nominating and Governance Committees, reviews succession plans for the CEO and other senior executives, as appropriate
✓
Communicates with major shareholders of the Company, as appropriate
✓
Helps to build consensus and encourages a culture of engagement, open dialogue and transparency
✓
Has such other responsibilities and authority as the Board may determine from time to time

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   21

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Board Effectiveness and Annual Assessment

The Board is focused on enhancing its performance through a rigorous assessment process of the effectiveness of the Board and its Committees with a view to increasing shareholder value. We have designed our Board evaluation process to solicit input and perspective from all our Directors on various matters, including, but not limited to:

•
Effectiveness of the Board and its operations

•
Board leadership structure

•
Board composition, including the Directors' capabilities, experiences and knowledge

•
Quality of Board interactions

•
Effectiveness of Board Committees

•
Efficiency of Board and Committee meetings

•
Effectiveness of the evaluation process itself

As set forth in its charter, the Nominating and Governance Committee oversees the Board and Committee evaluation process. The process includes written evaluation forms that assess the effectiveness of the Board and its standing Committees and that provide feedback on an unattributed basis. Candid, one-on-one discussions between the Chairman of the Nominating and Governance Committee and each of the other Board members are also conducted and provide additional individual feedback.

Periodically, we may employ the services of an independent third party (as was the case in late 2017) to facilitate our annual evaluations of the Board and its three standing Committees (Audit, Compensation and Nominating and Governance). Regardless of whether an independent party is involved in the evaluation process, the results of the assessments are compiled without attribution into a single form and sent to the Directors for a full Board assessment and to each Committee member, for those Committees on which they serve, to identify areas for future improvement. The evaluation results and the feedback received are used to update policies and practices as appropriate. Examples include the recent amendments to our Committee Charters and Corporate Governance Principles, the rotation of our Nominating and Governance Committee Chairman, and a decision to hold executive sessions both at the beginning and end of Board meetings, among others. The feedback is also considered by the Nominating and Governance Committee and the full Board when searching for and evaluating future Board nominees to help ensure we are adding the proper mix of subject matter expertise and perspective consistent with the needs of our growing company and our long-term strategy.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Board Refreshment

We recognize the importance of Board refreshment being evaluated on an ongoing basis within the context of our overall business strategy. The Nominating and Governance Committee regularly considers the size and composition, including consideration of diversity, background, experience, and tenure, of the Board and how its members change over time. Discussions are held throughout the year covering Director tenure and the skill sets then currently represented by the incumbent Directors. These discussions are supported by a formal evaluation process that identifies areas for improvement, including the need to add new members with unique expertise and experience which the Nominating and Governance Committee believes will benefit the Company and the Board as a whole. Through this process, we have added five new Directors, constituting one-half of the entire Board, since 2016. These five Directors (Mr. Griffin (2016), Mr. Wulff (2016), Mr. Bolden (2017), Ms. Lute (2018) and Ms. Stamps (2018)) have brought a fresh perspective and added skills and experience to help the Board effectively oversee management and the implementation of the Company's long-term strategy.

The Board believes that, on balance, mandatory retirement and term limits would sacrifice the contributions of Directors who have been able to develop increasing insight into our strategy and operations over time, and thus has not established a mandatory retirement age or term limits. As noted above, the Nominating and Governance Committee evaluates the qualifications and performance of each incumbent Director before recommending his or her nomination for an additional term. Additionally, our Corporate Governance Principles provide that any Director who has a significant change in his or her job responsibilities must submit a letter of resignation from the Board, which allows the Board to review the continued appropriateness of the Director's membership on the Board in light of the changed circumstances.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   23

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The following graphic illustrates how our Board assessment and refreshment processes support our commitment to help ensure that our Board collectively has the right mix of skills and experience necessary to oversee management, implement our long-term strategy and meet our evolving business and strategic needs:

Board Oversight of Strategy

Oversight of the Company's business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties.

The Board is committed to oversight of the Company's business strategy and strategic planning, including at the Committee level, along with regular Board meetings and at least one meeting each year is primarily focused on strategy. Most recently, in December 2019 the Board reviewed a refreshed strategic plan of the Company with such discussions led by John Dietrich (as he was assuming the CEO role as of January 1, 2020) and other members of senior management. This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term, as well as the quality of our operations. In addition to financial and operational performance, non-financial measures, including those related to sustainability and governance, are discussed regularly by the Board and Board Committees.

While the Board and its Committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company's strategic goals, the Board receives frequent updates and actively engages in dialogue with the Company's Senior Management Team, which is comprised of Messrs. Dietrich, Forbes, Kokas, Schwartz and Steen and Ms. Goodwin-Peters. These boardroom discussions are enhanced from time to time with "hands on" experiences, such as visits to operating facilities and with key customers, providing the Directors with an opportunity to see strategy execution firsthand.

The Board's oversight and management's execution of business strategy are viewed with a long-term mindset and focus on assessing both opportunities for and potential risks to the Company, along with the goal of sustaining meaningful shareholder returns.

Board Oversight of Risk-Mitigation Process

The Board of Directors is responsible for oversight of the Company's risk-assessment and management process. It exercises its risk-oversight function both as a whole and through delegation to its three standing Committees, each of which meets regularly and reports back to the Board.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Board/Committee Areas of Risk Oversight

Risk	Board	Audit	Compensation	Nominating and Governance
Business resiliency/disaster recovery/insurance	✗

Capital availability/balance sheet	✗	✗

Compensation & benefits risk			✗

Competition	✗

Corporate governance	✗			✗

Credit, including liquidity and cash management	✗	✗

Crisis management	✗

Cybersecurity	✗

Environmental and social responsibility	✗			✗

Establishing/cultivating/maintaining customer relationships and profitability and customer concentration	✗

Financial Reporting and tax matters		✗

Fleet planning/management	✗

Human capital/talent management	✗		✗

Internal controls		✗

Investor/shareholder relations	✗

Labor relations	✗

Legal/compliance and related matters		✗

Long-term shareholder value creation	✗

Macroeconomic/Geo-Socio political risk	✗

Operations/performance/service reliability/continuous improvement	✗

Oversight of internal and external auditors		✗

Publicity/reputational/brand management	✗

Regulatory matters	✗	✗

Safety and security	✗

Shareholder activism	✗			✗

Strategic planning/business model	✗

Succession planning	✗		✗	✗

Vendor and supply chain management, including procurement	✗

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   25

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The Company's internal control environment facilitates the identification and management of risks and regular communications with the Audit Committee. Our Internal Audit Department conducts an annual companywide risk assessment that includes interviews with, and surveys completed by, more than 100 employees to identify and assess our highest impact areas and to devise and implement steps to monitor and mitigate risk exposures on an ongoing basis. The Legal Department also conducts anti-bribery risk assessments on a periodic basis with the assistance of outside counsel.

The Nominating and Governance, Audit, and Compensation Committees report to the Board, as appropriate, when a matter rises to the level of a material, enterprise-level risk. In addition to the reports from the Nominating and Governance, Audit and Compensation Committees, the Board regularly receives briefings from management on certain operational, safety and commercial risks, financial and liquidity risks, information technology and cybersecurity risks and human resources and human capital matters. The Board also periodically discusses risk oversight as part of its annual detailed corporate strategy review.

The Company's management is responsible for day-to-day risk management. Our Internal Audit, Safety, Security, Corporate Controller, Information Technology, Human Resources, Legal, Business Resiliency, and Treasury Departments serve as the primary monitoring and testing functions for companywide policies and procedures, and manage the day-to-day oversight of the risk-management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, technological, compliance, and reporting levels. In addition, the Legal Department manages an online training program that provides training on key compliance matters such as anti-bribery and ethics, with course topics rotating on a periodic basis. The General Counsel reports on the results of this training quarterly to the Audit Committee.

We believe that the division of risk management responsibilities as described above is an effective approach for addressing risks facing the Company.

Director Independence

The Nominating and Governance Committee has determined that all Directors other than Mr. Flynn and Mr. Dietrich are independent under Company standards and SEC and NASDAQ rules. The Nominating and Governance Committee classifies the following Directors nominated for election at the Annual Meeting as independent: Ms. Hallett, Lute and Stamps and Messrs. Bernlohr, Bolden, Griffin, McNabb and Wulff.

Our Nominating and Governance Committee Charter includes categorical standards to assist the Nominating and Governance Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she:

•
Was employed by us at any time in the last three years;

•
Has an immediate family member who is, or in the past three years was, employed by us as an executive officer;

•
Has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a nonexecutive employee, or benefits under a tax-qualified retirement plan or nondiscretionary compensation);

•
Is, was or has a family member who is or was a partner, controlling shareholder, or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient's consolidated gross revenues for the year;

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS
•
Is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company's executive officers serve or served on the entity's compensation committee; or

•
Is or has a family member who is a current partner of the Company's independent registered public accounting firm or was or has a family member who was a partner or employee of the Company's independent registered public accounting firm who worked on the Company's audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each nonemployee Director that no relationship exists which, in the opinion of the Board, would interfere with such individual's exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a nonemployee Director or Director Nominee has been a partner, shareholder, or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

Active and Engaged Board

As part of the Board's ongoing review of the Company's practices and in consideration of specific shareholder feedback, our Board has implemented many compensation, Board and governance enhancements during recent years. The below table provides a summary of these changes.

2019 – 2020

Governance

✓	Conducted a thoughtful and successful search that led to the appointment of a new CEO and COO

✓	Amended and enhanced the Corporate Governance Principles to provide for a Lead Independent Director position

✓	Published the Company's initial ESG Report – Caring for the World We Carry

✓	Amended the Nominating and Governance Committee Charter to add technological competence to the list of core competencies to be possessed by the Board as a whole

✓	Amended the Corporate Governance Principles to provide that AAWW Directors may now serve on no more than three public company audit committees (including the Company's Audit Committee)

Board

✓	Oversaw the successful CEO and COO transitions

✓	Enhanced the Board leadership structure by creating the Lead Independent Director role, naming a new Board Chairman and a new Chairman of the Nominating and Governance Committee

Compensation

✓	Set Compensation Structure appropriate for our new CEO and COO

✓	Added new Liquidity metric to our Annual Incentive Plan for awards granted in 2020

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

2017 – 2019

Board

✓	Elected three new directors to the Board, with a focus on cybersecurity and banking/finance skills and gender diversity

✓	Made significant changes to Board leadership, including new Chairman of the Board in May 2017 and ongoing refreshment of Committee Chairs

✓	Recurring Board briefings on cybersecurity matters by the Senior Vice President of Information Technology

Compensation

✓	Continued compensation practices implemented during prior year

✓	Transitioned to strict double-trigger standard for all awards, requiring actual separation from service for second trigger

✓	Added relative TSR performance measure to LTI awards to further strengthen pay-for-performance alignment with no upward modification in the event the absolute total shareholder return is negative (even if the Comparative TSR performance achieved would have provided for an upward adjustment)

✓	Enhanced disclosure around LTI performance target setting

✓	Enhanced disclosure regarding LTI payouts

✓	Increased CEO stock ownership guidelines to 6x base salary to further align CEO incentives with shareholders

✓	Revised peer group to reflect appropriate comparators for our growing and evolving global business

✓	Compensation Committee member participation in shareholder outreach

Governance

✓	Amended Nominating and Governance Committee charter to provide that diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole

✓	Moved to proactively prevent potential over-boarding issues by amending Corporate Governance Principles to limit directors to serving on a maximum of four public-company boards (including the Company's board)

Executive Sessions

The outside members of the Board, as well as our Board Committees, meet in executive session (with no management Directors or management present) on a regular basis, as well as upon the request of one or more outside Directors. The sessions have been generally scheduled and led by the Lead Independent Director, and executive sessions of our committees are chaired by the respective committee chair. The executive sessions include topics the outside Directors or Committee members deem appropriate.

Communications with the Board

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties who wish to communicate with the Board may do so by mail to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mail to corporate.secretary@atlasair.com. All communications received by Directors from third parties that relate to matters within the scope of the Board's responsibilities will be forwarded to the Chairman of the Board. All communications received by Directors from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Chairman of the Board and the Chairman of the appropriate committee. All communications received by Directors from third parties that relate to ordinary business matters that are not within the scope of the Board's responsibilities are forwarded to AAWW's General Counsel.

Environmental, Social and Governance

Our environmental, social and governance (ESG) journey, which began with the Company's founding, is rooted in our core values, including our unyielding commitments to safety, security, compliance and working as a team to deliver superior results. We believe long-term growth and success are achieved by sustaining and protecting our natural resources, empowering our employees and business partners, and demonstrating transparency and accountability through responsible corporate governance.

In 2019 we formalized our current ESG strategy and policy by establishing an internal ESG Steering Council that is comprised of cross-functional business leaders, including leaders from Safety and Compliance, Sustainability, Procurement, Legal, Communications, Human Resources, Investor Relations, and Regulatory Affairs, who worked with an outside consultant and our senior executive team to develop our ESG vision: to be an aviation industry leader that partners with our stakeholders to foster economic and social progress while safeguarding the environment.

Our full Board of Directors has accountability and oversight of all of our ESG initiatives and performance, and receives periodic updates from members of our senior executive team. Our Nominating and Governance Committee works closely with senior management and our ESG Steering Committee to oversee and monitor certain key ESG initiatives, including, among other things, diversity and human capital management. ESG is an area that is becoming increasingly important to our customers, employees and other stakeholders and is playing an increasingly prominent role in our long-term strategy. Accordingly, active shareholder engagement and dialogue is an integral part of our sustainability commitment.

The table below highlights some of our environmental and social programs and policies. To learn more about our ESG initiatives, please visit our website to read our 2019 ESG report, "Caring for the World We Carry," which was published in late 2019. Our ESG Report may be viewed on our corporate website under "About Us – ESG Report" at https://www.atlasairworldwide.com/esg-pages/esg-report/.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Code of Ethics and Employee Handbook

Our Audit Committee monitors our Code of Ethics applicable to the CEO, Senior Financial Officers and Members of the Board of Directors. The Code includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. The Code of Ethics is reviewed on an annual basis by our Audit Committee. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the "About Us – Structure and Governance" section of our website at www.atlasairworldwide.com.

Every few years, we conduct a comprehensive global review of our Employee Handbook and Code of Conduct to ensure it is compliant with applicable laws and consistent with best practices. The current Employee Handbook and

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Code of Conduct that sets forth, among other things, the policies and business practices that apply to all employees of any AAWW operating subsidiary in accordance with applicable federal, state and local laws and best practices, was recently updated in 2018 and distributed to employees in January 2019. The Employee Handbook addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination, paid time off, work place leaves, the protection of intellectual property and proprietary information, and numerous other personal policies and procedures.

Anti-Hedging, Anti-Pledging Policies

In addition to prohibiting Directors, Officers and employees from trading in AAWW stock while in possession of material non-public information, our Insider Trading Policy also prohibits certain transactions in AAWW stock that may create the potential for the interests of a Director, Officer or employee to diverge from the interests of AAWW and its shareholders. In particular, our policy prohibits Directors, officers and employees from:

  ✓
  Engaging in hedging or other monetization transactions involving AAWW's securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, among others
  ✓
  Engaging in transactions involving AAWW's securities and put options, call options or other derivative securities, on an exchange or in any other organized market
  ✓
  Holding Company securities in a margin account or pledging AAWW securities as collateral for a loan
  ✓
  Short-selling our securities

Compensation of Nonemployee Directors

The compensation of our nonemployee Directors is reviewed by the Compensation Committee on a periodic basis. In 2019, the Compensation Committee reviewed the compensation amounts for nonemployee directors in tandem with Pay Governance, the Compensation Committee's independent consultant. Based on such review, the Committee determined that the compensatory arrangements currently in place for the nonemployee Directors are reasonably aligned with Company size and that no changes to such arrangements would be made.

Compensation for our nonemployee Directors consists of the following:

Cash Retainer

  •
  Each of our nonemployee Directors receives a $95,000 annual cash retainer, payable quarterly in advance.

Equity Compensation – Restricted Stock Units

  •
  On the date of our annual meeting of shareholders, each of our nonemployee Directors receives an annual grant of restricted stock units for a number of shares having a value of $110,000 (calculated based on the closing price of our Common Stock on the date of grant).

  •
  The RSUs generally vest and are automatically converted into common shares on the one-year anniversary of the date of grant.

  •
  Nonemployee directors have the option to defer the receipt of common shares resulting from the vesting of their restricted stock units.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Chairman / Lead Independent Director Positions

  •
  The Chairman of the Board receives $150,000 annually; and

  •
  The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive $20,000, $15,000 and $15,000, respectively, per year; and

  •
  The Lead Independent Director receives $50,000 annually.

Meeting Fees

  •
  Directors do not receive regular meeting fees. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year, meeting fees are paid at the rate of $1,500 per meeting (with the Chairman of the Board or the Committee Chair being paid at the rate of $3,000 for any such meeting).

Medical, Dental and Vision Care Insurance

  •
  Optional medical, dental and vision care coverage had been made available to certain nonemployee Directors and their eligible dependents on terms and at a premium cost similar to that charged to Company employees. Eligibility for this benefit has ended, but remains in effect for nonemployee Directors whose original participation began in or before 2011.

  •
  Certain nonemployee Directors who opted not to stand for re-election to the Board after reaching age 60 and who had 10 or more years of Board service were eligible to participate in the Company's medical plans (at full premium cost to the Director) until they became eligible for Medicare benefits. Eligibility for this benefit has ended, but remains in effect for nonemployee Directors whose original participation began in or before 2011.

2019 Total Compensation of Nonemployee Directors

The following table shows (i) the cash amount paid to each nonemployee Director for his or her service as a nonemployee Director in 2019, and (ii) the grant date fair value of restricted stock units awarded to each nonemployee Director in 2019, calculated in accordance with the accounting guidance on share-based payments. Mr. Flynn did not receive any additional compensation for his service as a Director in 2019.

Name (a)	Fees Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Total ($) (h)

Robert F. Agnew(2)	189,750	110,027	299,777

Timothy J. Bernlohr	125,500	110,027	235,527

Charles F. Bolden, Jr.	102,500	110,027	212,527

Bobby Griffin	105,500	110,027	215,527

Carol B. Hallett	126,500	110,027	236,527

Jane H. Lute	105,500	110,027	215,527

Duncan McNabb	132,000	110,027	242,027

Sheila A. Stamps	102,500	110,027	212,527

John K. Wulff	108,500	110,027	218,527

(1)
These units vest on the one-year anniversary of the grant date. The grant date fair value was $38.92 per share.

(2)
Mr. Agnew, our former Chairman, passed away on August 19, 2019.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Nonemployee Directors' Outstanding Equity Awards at Fiscal Year-End 2019

The table below shows outstanding equity awards for our nonemployee Directors as of December 31, 2019. Market values reflect the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2019, which was $27.57 per share.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Timothy J. Bernlohr	5/22/2019	2,827	77,940

Charles F. Bolden, Jr.	5/22/2019	2,827	77,940

Bobby Griffin	5/22/2019	2,827	77,940

Carol B. Hallett	5/22/2019	2,827	77,940

Jane H. Lute	5/22/2019	2,827	77,940

Duncan McNabb	5/22/2019	2,827	77,940

Sheila A. Stamps	5/22/2019	2,827	77,940

John K. Wulff	5/22/2019	2,827	77,940

(1)
The grant date fair value of units granted on May 22, 2019 was $38.92 per share.

Board and Committee Information

Our Board maintains three standing committees, an Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter that details the committee's responsibilities. The charters for all the standing committees of the Board of Directors are available on our website located at www.atlasairworldwide.com under the "About Us – Structure and Governance" section. The charters are also available in print and free of charge to any shareholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Griffin (Chairman), Messrs. Bernlohr and McNabb, and Ms. Hallett, each of whom is an independent Director within the meaning of the applicable NASDAQ rules. The principal functions of the Nominating and Governance Committee are to:

  •
  Identify and approve individuals qualified to serve as members of our Board;

  •
  Select Director Nominees for the next annual meeting of shareholders;

  •
  Review at least annually the independence of our Directors;

  •
  Oversee our Corporate Governance Principles;

  •
  Perform or oversee an annual review of the CEO, the Board and its committees; and

  •
  Oversee key ESG and sustainability initiatives.

In addition, the Nominating and Governance Committee received regular updates on corporate governance developments as a matter of best practice. The Nominating and Governance Committee held five in-person meetings in 2019.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Evaluation of Director Nominees

Our Nominating and Governance Committee is responsible for reviewing and developing the Board's criteria for evaluating and selecting new Directors. The Nominating and Governance Committee's charter sets forth the criteria for skills and characteristics for Directors (see "Election of Directors" for the qualifications and experience of current Directors). The Nominating and Governance Committee identifies new candidates from a variety of sources, including recommendations submitted by shareholders.

The Nominating and Governance Committee strives to maintain an independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. New and incumbent Directors are individually evaluated from a skills and characteristics perspective on a number of different factors, including the following traits: high personal standards; the ability to make informed business judgments; literacy in financial and business matters; the ability to be an effective team member; a commitment to active involvement and an ability to give priority to the Company; no affiliations with competitors; achievement of high levels of accountability and success in his or her given fields; experience in the Company's business or in professional fields or other industries or as a manager of international business so as to have the ability to bring new insight, experience or contacts and resources to the Company; no direct affiliations with major suppliers, customers or contractors; and preferably previous public-company board experience with good references.

The Nominating and Governance Committee will also consider whether potential Nominees are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new Directors only from candidates identified, screened, and approved by the Nominating and Governance Committee. The Nominating and Governance Committee uses the criteria specified above when considering candidates for a Board seat and then searches for candidates that best meet those criteria without limitations imposed on the basis of race, gender, or national origin. The Board will also take into account the nature of and time involved in a Director's service on other boards in evaluating the suitability of individual Directors and making its recommendation to AAWW's shareholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements.

While we do not maintain a formal diversity policy, the Board nevertheless believes that diversity with respect to gender, ethnicity, background, professional experiences and perspectives is an important element in the Board selection process. The Nominating and Governance Committee charter provides that diversity (including age, gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole. Both the Nominating and Governance Committee and the full Board will consider such attributes, in addition to diversity of cultural background and professional experience, when reviewing candidates for the Board and in assessing the Board's overall composition. The goal is to achieve a Board that provides effective oversight of the Company through the appropriate balance of diversity of perspectives, experience, expertise, skills, specialized knowledge and other qualifications and attributes of the individual Directors.

Our Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the Nominating and Governance Committee's policy on security-holder recommendations of Director Nominees (the "Shareholder Nominating Policy"), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Shareholder Nominating Policy provides that a shareholder-recommendation notice must include the shareholder's name, address, and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the "About Us – Structure and Governance" section of our website at www.atlasairworldwide.com. In evaluating shareholder Nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience, and capability. As a result, the Nominating and Governance Committee evaluates shareholder Nominees using the same membership criteria set forth above.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Corporate Governance Principles

We annually review our Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management. An informed, independent, and involved Board is essential for ensuring our integrity, transparency, and long-term strength, and maximizing shareholder value. The Corporate Governance Principles address such topics as codes of conduct; Director nominations and qualifications; Board committees; Director compensation; conflicts and waivers of compliance; powers and responsibilities of the Board; Board independence; meetings; Director access to officers and other employees; shareholder communications with the Board; annual Board evaluations; financial statements and disclosure matters; delegation of power; and oversight and independent advisors. During 2019, we made several revisions to our Corporate Governance Principles, including the creation of a Lead Independent Director role and limiting directors from serving on no more than three public company audit committees (including the Company's Audit Committee). A copy of our Corporate Governance Principles is available in the "About Us – Structure and Governance" section of our website at www.atlasairworldwide.com.

Audit Committee

The Audit Committee of the Board of Directors currently consists of five outside Directors: Messrs. Bernlohr (Chairman), Bolden, McNabb and Wulff and Ms. Stamps, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also "Director Independence" above). The Board has determined that Messrs. Bernlohr and Wulff and Ms. Stamps are "audit committee financial experts" as defined under applicable SEC rules.

The Audit Committee's primary function, as set forth in its written charter (available on our website at www.atlasairworldwide.com in the "About Us – Structure and Governance" section) is to assist the Board in overseeing the:

  •
  Quality and integrity of the financial statements of the Company;

  •
  Qualifications and independence of our independent registered public accounting firm;

  •
  Performance of the Company's internal audit function and independent registered public accounting firm;

  •
  Compliance with legal and regulatory requirements by the Company; and

  •
  Effectiveness of the Company's financial reporting process, disclosure practices and systems of internal controls.

The Audit Committee is also responsible for overseeing the Company's Code of Ethics (see also "Code of Ethics and Employee Handbook" above) and related party transactions. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends proposed changes to the Board of Directors for approval. The Audit Committee held four in-person meetings and four telephonic meetings in 2019.

Evaluation of Independent Registered Public Accounting Firm

At least annually, the Audit Committee evaluates the independent registered public accounting firm's qualifications, independence and performance. The Audit Committee is also responsible for appointing the independent registered public accounting firm and approving, in advance, audit and permitted nonaudit services in accordance with the Committee's preapproval policy (see also "Proposal No. 2" below).

The Audit Committee received from AAWW's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and satisfied itself as to the independence of PwC.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

In addition to PwC's independence, the Audit Committee considered several other factors in deciding whether to reappoint PwC, including the quality of PwC's staff and work; PwC's procedures related to quality control; the quality and candor of communication and interaction with our PwC team; PwC's capability and expertise to perform an audit of a company having the complexity of AAWW's business; the length of time PwC has served as the Company's independent registered public accounting firm; the appropriateness of PwC's fees; and the potential impact of changing our independent registered public accounting firm. As a result, the Audit Committee has selected PwC as the Company's independent registered public accounting firm for the year ending December 31, 2020. See Proposal 2 herein for additional information concerning the reappointment of PwC as the Company's independent registered public accounting firm.

Audit Committee Report

AAWW management has responsibility for the Company's financial statements and the financial reporting process, including the Company's system of internal control over financial reporting. PwC is responsible for auditing AAWW's financial statements and internal control over financial reporting. In this context, the Audit Committee has reviewed and discussed AAWW's audited consolidated financial statements as of and for the fiscal year ended December 31, 2019, including the effectiveness of the Company's internal control over financial reporting, with management and with PwC. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 – Communications with Audit Committees, including critical audit matters related to the 2019 audit.

Based upon its reviews and discussions, including the matters related to PwC's independence, as described above, the Audit Committee recommended, and the Board of Directors approved, that AAWW's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

THE AUDIT COMMITTEE
Timothy J. Bernlohr, Chair Charles F. Bolden, Jr. Duncan J. McNabb Sheila A. Stamps John K. Wulff

Compensation Committee

Duties and Responsibilities

The Board's Compensation Committee assists the Board in discharging and performing its duties regarding the compensation of our executives, including our NEOs, executive succession planning, and other matters. The Compensation Committee is also the administrator of our long-term incentive award and annual bonus plans.

The Compensation Committee is also responsible for:

  •
  Reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our senior executives at the level of executive vice president and above, including our CEO;

  •
  Monitoring the search for, and approving the proposed compensation for, all senior executives at the level of executive vice president and above and periodically reviewing and making recommendations to the full Board regarding the compensation of Directors; and

  •
  Retaining and overseeing the independent compensation consultant that provides advice regarding executive and Director compensation matters.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Processes and Procedures

Following approval of the annual budget, either before or during the first quarter of each year, the Committee establishes the minimum financial performance objective required before any annual incentive award payment may be made, as well as the year's objectives for financial, on-time customer service reliability and individual performance goals and objectives for senior executives. All are taken into account in setting the performance range for each such executive and ultimately in determining the amount of each such executive's annual award payment, if any. The Compensation Committee establishes these criteria, with the advice of the independent compensation consultant and outside counsel, as appropriate, after reviewing information submitted to the Compensation Committee by the CEO and General Counsel (at the request of the Compensation Committee). Our CEO and General Counsel also provide information to the Committee regarding annual and long-term incentive plans that the Compensation Committee considers, with the advice of the independent compensation consultant and outside counsel, in its determination of awards under those plans.

The Compensation Committee is required by its charter to meet at least four times annually. During 2019, the Compensation Committee held four in-person meetings and six telephonic meetings and acted once by written consent. In 2019, the Compensation Committee consisted of four outside Directors, Ms. Hallett (Chair), Mr. Wulff, Mr. Griffin and Ms. Lute, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules.

Compensation Determination Process

The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its independent compensation consultant, independent legal counsel, as well as from our human resources, finance and legal departments and management to assist in compensation determinations.

  •
  Role of Independent Compensation Consultant

    •
    The Compensation Committee has engaged the services of Pay Governance, which reported directly to the Compensation Committee and provided no other services to the Company or any of its affiliates. For 2019, the Compensation Committee assessed the independence of Pay Governance pursuant to the SEC and Nasdaq rules and concluded that no conflict of interest existed that would prevent Pay Governance from independently representing the Compensation Committee.

    •
    Pay Governance provides advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation, and, when requested by the Compensation Committee, attends meetings of the Compensation Committee and participates in executive sessions without members of management present. The independent compensation consultant reports directly to the Compensation Committee, and the Compensation Committee reviews, on an annual basis, the independent compensation consultant's performance and provides the independent compensation consultant with direct feedback on its performance.

  •
  Role of Our Senior Executives

    •
    While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management, at the request of the Compensation Committee, recommends financial goals that drive the business and works with Pay Governance to analyze competitive market data and to recommend compensation levels for our executive officers. Our CEO and General Counsel likewise assist the Compensation Committee by providing their evaluation of the performance of our other executive officers and recommending compensation for NEOs other than themselves, based on individual performance. Any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the CEO is not present during voting or deliberations regarding his compensation.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The Committee's Risk Assessment of Our Compensation Policies

The Compensation Committee is aware of the need to routinely assess the Company's compensation policies and practices as they relate to the Company's risk management and whether the structure and administration of the Company's compensation and incentive programs could promote imprudent in excessive risk-taking. With the support of Pay Governance, the Compensation Committee considered the structure and administration of our compensation program and determined that our program is appropriately balanced and does not promote imprudent or excessive risk-taking. Significant factors contributing to their conclusion included:

  •
  Extent of oversight.  The Compensation Committee, with support supplied from members of management, regularly reviews the performance of our compensation plans.

  •
  Governance.  Oversight roles are clearly defined throughout the Company to ensure that pay plans are aligned with business goals and risk tolerances, stress tested under realistic assumptions, and balanced between corporate standards and business-unit autonomy.

  •
  Risk profile and balance within the incentive structure.  Our plans are designed by the Compensation Committee to appropriately balance fixed and variable pay, cash and equity, short- and long-term incentives, and corporate, business-unit and individual performance goals.

  •
  Plan design.  Our plans are designed to avoid such features as overly steep incentive slopes, unreasonable goals or thresholds that may incentivize unnecessary risk-taking, uncapped payouts, rigidly formulaic awards, undue focus on any one element of compensation, and misaligned timing of payouts and we maintain risk mitigating features including the Compensation Committee's retained discretion with respect to assessing awards, clawbacks, and shareholding requirements.

  •
  Performance metrics.  Performance metrics reflect risk and use of capital, quality and sustainability of results and do not provide an incentive to management to seek short-term results that encourage high-risk strategies designed to exact short-term results at the expense of long-term performance and value. Starting with long-term incentive awards issued in 2018, such awards contain a direct shareholder-return metric, as described in more detail in the Compensation Discussion and Analysis section. In addition, beginning with awards granted in 2020, to further align our interests with those of our shareholders, we added a Liquidity performance metric to our Annual Incentive Plan (based on cash, cash equivalents, restricted cash, and unused availability under our revolving credit agreement) to ensure that the Company maintains an adequate and appropriate level of liquidity.

  •
  Individual performance.  Annual incentive awards are determined, in part, based on the Compensation Committee's evaluation of individual performance and contributions. Further, the Compensation Committee may exercise a certain amount of discretion in approving final award payouts, which mitigates the potential for inappropriate risk-taking that can result from a strict application of formulaic compensation arrangements.

  •
  Clawback policy.  The Compensation Committee has adopted a clawback policy, pursuant to which, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2019 (Ms. Hallet, Mr. Griffin, Ms. Lute and Mr. Wulff) has ever been an officer or employee of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that had one or more of its executive officers serving as a member of the Board or Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes Atlas Air's executive compensation program, including total 2019 compensation, for our named executive officers ("NEOs") listed below:

William J. Flynn	President and Chief Executive Officer*
John W. Dietrich	Executive Vice President and Chief Operating Officer**
Michael T. Steen	Executive Vice President and Chief Commercial Officer
Adam R. Kokas	Executive Vice President, General Counsel and Secretary
Spencer Schwartz	Executive Vice President and Chief Financial Officer
*
Mr. Flynn served as both our President and Chief Executive Officer until June 30, 2019, and our Chief Executive Officer until December 31, 2019.

**
Mr. Dietrich assumed the role of our President as of July 1, 2019 and remained our Chief Operating Officer through December 31, 2019.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   39

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Notwithstanding a challenging airfreight environment in 2019, our results reflected a fourth-quarter peak season that included a pickup in customer demand and improved yields compared with the middle of the year. They also reflected our team coming together to deliver the high-quality services that our customers appreciate.

We flew our highest block hours ever, and we delivered record operating revenue.

On a reported basis, our full-year results reflected a loss from continuing operations, net of taxes, which included a noncash special charge of $638.4 million ($503.1 million after tax), partially offset by an unrealized gain on financial instruments of $75.1 million.

On an adjusted basis, we generated earnings that were among the best in company history.

Both our reported and adjusted results reflected the impact on global airfreight and economic conditions of tariffs, trade tensions and geopolitical unrest in certain South American countries, together with certain labor-related service disruptions. These market factors resulted in lower commercial cargo yields and lower utilization of our 747-400 ACMI and Charter aircraft. As a result, and in accordance with U.S. accounting standards, we recorded a noncash special charge for the write-down of our 747-400 freighter fleet, as well as the disposition of certain nonessential Dry Leasing aircraft and engines.

In 2019, we continued to execute on strategic initiatives to enrich our business mix, expand our customer base, generate cost savings through operating efficiencies and other continuous improvement initiatives, and enhance our portfolio of assets and services. Our results reflected the leadership of our ACMI and Charter businesses, the annuity-like contribution of our Dry Leasing business, progress in our efficiency and productivity initiatives, and the introduction of 11 aircraft to our operating fleet during the year in response to customer demand for our services.

Positioned for 2020 and Beyond

Though these are extraordinary times, with the future uncertainty caused by the novel coronavirus, we believe Atlas Air Worldwide is well-positioned for continued success in 2020 and beyond.

We have driven substantial growth in our business over the past several years, establishing a solid platform from which to capitalize on our achievements and our future opportunities.

Airfreight serves the global community by keeping necessary goods flowing at very important times of need.

Airfreight is also a vital element in a modern, global economy, fostering international trade, providing efficient access to markets, and contributing to global economic development.

As history has taught us through other crises, airfreight plays a key role in not only delivering relief supplies in times of need, but also in facilitating the movement of goods as the global supply chain rebalances. In fact, airfreight typically rebounds more quickly during periods of economic recovery.

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COMPENSATION DISCUSSION AND ANALYSIS

In the near-term, we are currently accommodating special charter demand, and we are well-prepared for the anticipated surge of volumes once business and economic conditions recover.

Looking ahead, we have a strong core of long-term customers, and will continue to play an important role in their operating networks, especially as they navigate challenging times.

We have a strategic focus on faster-growing global airfreight markets, and will continue to leverage our significant commercial charter business to capitalize on demand.

Together with the exceptional teamwork of our employees and the guidance of our board of directors, Atlas Air Worldwide remains innovative, adaptive and forward-looking — leading the outsourced aviation sector, driving ahead with our strategic initiatives, serving the needs of the global community and delivering value to our customers and shareholders.

2019 Executive Leadership Changes

Fiscal 2019 was a period of change for us as we announced that William J. Flynn would retire from his role as our President and Chief Executive Officer. Mr. Flynn stepped down as President of the Company effective as of June 30, 2019; and, effective as of January 1, 2020 (the "Transition Date"), he retired from his position as Chief Executive Officer. Upon his retirement, Mr. Flynn also no longer served as an executive, officer or employee of any of our subsidiaries or affiliates. In connection with Mr. Flynn's retirement, the Board appointed John W. Dietrich, our then-current Executive Vice President and Chief Operating Officer, to serve as our President and Chief Operating Officer effective as of July 1, 2019; and, effective as of the Transition Date, Mr. Dietrich began serving as our President and Chief Executive Officer (collectively, the "Leadership Transition"). Mr. Dietrich has over 30 years of experience in the aviation and air cargo industries, including more than 20 years with the Company. During his tenure with the Company, Mr. Dietrich has served as our Chief Operating Officer, General Counsel, Corporate Secretary, Chief Communications Officer, and Chief Human Resources Officer.

After stepping down as President of the Company, Mr. Flynn continued to serve as a Director, and as discussed in greater detail on page 2, was appointed the Chairman of the Board on August 22, 2019 following the passing of our prior Board Chairman, Robert F. Agnew.

In addition, in October 2019 we announced that effective January 1, 2020, James A. Forbes would succeed Mr. Dietrich and be promoted to Executive Vice President and Chief Operating Officer. Mr. Forbes has been employed with the Company for over 20 years and brings exceptional qualifications to his new role. Prior to being promoted, Mr. Forbes was Senior Vice President, Chief Operating Officer for our airline Southern Air and was responsible for all aspects of the day-to-day Southern Air operation, including flight, ground and technical operations, as well as safety, performance and customer satisfaction. He also previously held executive positions in operations for our airlines Atlas Air and Polar Air Cargo.

William J. Flynn Transition Agreement

In connection with his retirement, Mr. Flynn entered into a transition agreement with the Company (the "Transition Agreement"), effective as of July 1, 2019, which restated the existing entitlements he would receive upon his retirement pursuant to his employment agreement and other Company benefit plans and programs in which he participated at the time of his retirement. The Compensation Committee did not amend Mr. Flynn's compensation package in 2019 as it related to his retirement. Such package had been approved years prior to the announcement of his retirement.

In the Transition Agreement, Mr. Flynn reaffirmed the two-year post-termination non-solicitation and one-year post-termination non-competition provisions in his employment agreement. The Transition Agreement also contains

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COMPENSATION DISCUSSION AND ANALYSIS

customary restrictive covenants related to trade secrets, confidential information, company property, and non-disparagement, and required that Mr. Flynn execute a general release of claims on his last day of employment.

John W. Dietrich Employment Agreement

On July 1, 2019, we entered into an employment agreement with Mr. Dietrich pursuant to which he became our President and remained our Chief Operating Officer through December 31, 2019. As noted above, as of January 1, 2020 Mr. Dietrich became our President and Chief Executive Officer. In negotiating such arrangements the Compensation Committee received information, analysis and advice from Pay Governance and independent legal counsel. In developing the compensation arrangement for Mr. Dietrich, the Compensation Committee and Board considered the same executive compensation objectives and competitive positioning used for our other executives and also took this as an opportunity to reset his compensation levels to that of a new Chief Executive Officer. Given his breadth of experience in the aviation industry and at our Company, his business acumen, and his experience in many elements of the business, among other things, Mr. Dietrich's compensation package was set at a level that is approximately 75% of the compensation that Mr. Flynn was eligible to receive prior to his retirement. The key compensation elements of Mr. Dietrich's employment agreement are described in the section entitled "Employment Agreements — John W. Dietrich." Mr. Dietrich did not receive a one-time cash payment or inducement equity awards in connection with his promotion.

The Compensation Committee and independent Directors believe that the compensation arrangement provided to Mr. Dietrich is reflective of the talent and experience he brings us, is competitive and represents an appropriate mix of annual and long-term incentives with a substantial portion of such compensation tied to the attainment of performance goals and stock price appreciation as a result of the TSR modifier in our long-term incentive program, and as a result directly links pay and performance. A description of the material terms of Mr. Dietrich's employment agreement, including payments and benefits to be provided to Mr. Dietrich in the event his employment is terminated by us without "cause" or by Mr. Dietrich for "good reason" is set forth in the "Employment Agreement" section beginning on page 66.

Direct Link between Compensation and Business Strategy

Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities, principally dependent on the successful achievement of performance goals closely tied to Company performance, as exemplified by the features set forth below.

Annual Incentives
Company Performance Metric		NEO Performance Metric
Company Financial Performance – Adjusted Net Income* (and for 2020 Liquidity)	➨	Adjusted Net Income Liquidity (for 2020)

Customer On-Time Performance – Stringent standards specified under customer contracts	➨	Customer On-Time Reliability

Company Business Plan and Strategic Initiatives	➨	Individual Performance Objectives (based heavily on annually set corporate strategic objectives)

Long-Term Incentives – PSUs and Performance Cash

EBITDA Growth	➨	EBITDA Growth

Return on Invested Capital	➨	Relative Return on Invested Capital

TSR (for awards granted in 2018 and later)	➨	Comparative TSR

*
We use Adjusted Net Income ("ANI") to measure our financial results. ANI excludes certain noncash income and expenses and items impacting year-over-year comparisons of our results, providing useful information in evaluating our annual financial results. In addition, as a result of warrant accounting, our diluted shares outstanding fluctuate as a function of our share price throughout the year, making an absolute metric such as ANI more useful for our investors and analysts than a per-share metric.

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COMPENSATION DISCUSSION AND ANALYSIS

Our compensation program continues to evolve as we focus on ensuring that executive pay is well aligned with Company performance. In order to further coordinate our compensation program with Company and shareholder interests, and to take into consideration the potential impact that tariffs, trade tensions, geopolitical unrest, labor related service disruptions, and costs associated with COVID-19 may continue to have on Company performance, for the 2020 program year the Compensation Committee, with advice from its independent compensation consultant, approved the addition of Liquidity as an additional Company financial performance metric under our Annual Incentive Plan to ensure that the Company maintains an adequate and appropriate level of liquidity. As we continue to enhance and refine our compensation programs, we, together with members of our Compensation Committee, look forward to continuing our open dialogue with our shareholders during our shareholder engagement process on these and other matters.

Say on Pay & Shareholder Engagement

2019 Say on Pay Results. Our 2019 Say on Pay vote received the support of approximately 92% of our shareholders, which was viewed positively by our Compensation Committee and management.

Shareholder Engagement. As discussed in greater detail on pages iii-v, routine and consistent investor outreach is fundamental to our commitment to engagement, communication, and transparency with our shareholders. Throughout the year, we proactively maintain relationships with our largest institutional shareholders, which represent over two-thirds of our outstanding shares, and make efforts to be in contact with as many shareholders as possible, to solicit feedback and ensure our Board and management have insight into the issues that are most important to our shareholders so that we can better understand our shareholders' perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability and executive compensation practices. During all shareholder outreach meetings, AAWW sought input on proactively developed proposed changes to our pay program and practices.

Enhancements to Address Shareholder Feedback. We received many supportive and positive comments on the Company's direction (both from a business growth and governance perspective), the pay program changes that have been implemented in recent years, and our Board and committee rotation/refreshment and outlook. The table below highlights the executive compensation changes made in response to specific shareholder feedback as part of our Compensation Committee's robust efforts to be responsive to items of importance to our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Incorporate Pay-for-Performance into Our Compensation Programs

Our Compensation Committee believes that our compensation practices have played a key role in our steady operating and financial results during transformative growth periods such as those experienced from 2016 through 2018, and the more challenging times experienced generally in the global freight industry in 2019. Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities, principally dependent on the successful achievement of performance goals closely tied to Company performance. The performance metrics within the executive compensation program are designed to drive the achievement of key business, financial, on-time customer, and operational annual and long-term results, in addition to individual contributions.

The Compensation Committee achieves its pay-for-performance goals by:

•
Aligning annual incentives with key annual financial, on-time customer reliability, and operating objectives that directly tie to the Company's strategy and holistic approach to achieving success. For example, for awards granted in 2020 we added a Liquidity metric to our AIP (based on cash, cash equivalents, restricted cash, and unused availability under our revolving credit agreement) to further align elements of our compensation program with Company and shareholder interests of maintaining an adequate and appropriate level of liquidity.

•
Aligning long-term incentive awards with executive retention and our shareholders' interests by basing awards on key Company financial metrics and long-term operating performance.

•
Balancing pay mix appropriately between fixed and variable pay, short- and long-term pay and performance metrics that are tied to business strategy that aligns with shareholder interests and long-term value creation, including the incorporation of a relative total shareholder return metric into long-term incentive awards beginning with awards granted in 2018.

Primary Components of NEO Compensation

The below table summarizes the three primary components of our NEOs' compensation:

Elements of Pay	Form	Links to Performance	Purposes
Base Salary	Cash	Fixed annual compensation	▪ Reviewed at least annually to consider changes in responsibility, experience, market competitiveness, and contributions to Company success

Annual Incentives	Cash	Adjusted Net Income Liquidity (for 2020) On-time customer reliability metrics Individual performance objectives

▪

Derived from our annual operating plan (Adjusted Net Income)
Close alignment with shareholder interests

▪

Strictly performance-based against measureable metrics

▪

No payout if performance is below threshold

Long-Term Incentives	Performance Share Units (PSUs) and Performance Cash Awards	Growth in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA growth") Return on Invested Capital ("ROIC") Relative TSR

▪

Links NEO and long-term shareholder interests

▪

Serves as a key retention tool and a strong long-term performance driver

▪

Performance-based against measureable metrics; no payout guaranteed (all metrics)

•

▪

Specifically responsive to shareholder feedback

	Restricted Stock Units ("RSUs")	Alignment with shareholder returns	▪ Multiyear long-term retention ▪ Value tied to share price

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COMPENSATION DISCUSSION AND ANALYSIS

Significant Portion of CEO Compensation Opportunity Performance-Based and/or At-Risk

We design our CEO's compensation opportunity to be largely performance-based and at-risk. 69% of the maximum total CEO compensation opportunity in 2019 was designed to be based on attainment of performance metrics, including approximately 48.0% in the form of long-term multiyear opportunities and 21% in annual incentive opportunity. An additional 20.0% of compensation opportunity was granted in the form of RSUs with three-year vesting, resulting in 89% (at maximum levels) of CEO compensation opportunity being at risk.

Our CEO's bonus opportunity has not been increased since 2010. Additionally, in response to shareholder feedback his long-term incentive opportunity was reduced to a 3.75 multiple of salary in 2014 and has not been increased since. In addition, in developing the compensation package of our new CEO, Mr. Dietrich, which became effective as of January 1, 2020, we set the total value of his compensation at a level that is approximately 75% of the compensation Mr. Flynn was eligible to receive prior to his retirement.

The addition of a comparative TSR modifier and other changes to performance-based long-term incentive awards results in significant compensation opportunity structured to be performance-based, as set forth below. The following charts illustrate our CEO's total compensation opportunity in 2019, as well as the 2019 long-term incentive opportunity for our CEO (at target levels):

For overall LTI opportunity structure for all our NEOs, please see pages 51-55.

Best Practices and Risk Mitigation

The Compensation Committee is required by its charter to meet at least four times annually. During 2019, the Compensation Committee held four in-person meetings and six telephonic meetings and acted once by written consent. In 2019, the Compensation Committee consisted of four outside Directors, Ms. Hallett (Chair), Mr. Wulff, Mr. Griffin and Ms. Lute, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules.

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COMPENSATION DISCUSSION AND ANALYSIS

Through our compensation program design and related policies, we pursue the alignment of interests of our executives with those of our shareholders over a multiyear long-term basis and encourage thoughtful and appropriate business risk-taking.

The following table sets forth several of our compensation and corporate governance practices, which were primarily enacted in response to shareholder feedback and which reflect market best practices.

What We Do ✓	✓	Maintain robust stock ownership guidelines applicable to our executive officers and outside directors

	✓	Annually review our compensation programs to avoid encouraging excessively risky behavior

	✓	Conduct annual "say-on-pay" votes

	✓	Seek input from shareholders on our executive compensation program twice a year

	✓	"Clawback" of annual incentive compensation to discourage imprudent risk taking.

	✓	Strict "Double Trigger" equity vesting for all NEO LTI Awards

	✓	Include a comparative total shareholder return modifier to performance LTI Awards to further align payout with our stock price performance

	✓	A significant portion of NEO compensation is variable and tied to our financial performance, the performance of our stock price, or both

	✓	Management and the Compensation Committee regularly evaluate share utilization levels by reviewing the cost and dilutive impact of equity compensation

What We Don't Do ✗	✗	No excise tax gross-ups for change in control payments

	✗	No significant perquisites. We do not provide for items such as personal use of airplanes, Company-provided autos, and/or auto allowances or club dues

	✗	No hedging or pledging shares. Strict prohibition on hedging and monetizing transactions involving Company securities and from engaging in certain speculative transactions in respect of Company securities. No waivers, preclearance or exceptions permitted

	✗	No adjustments for shareholder buybacks

Discussion of Our Compensation Program

Components of Compensation

Three primary components for our NEOs' compensation include (1) Base Salary, (2) Annual Incentives and (3) Long-Term Incentives. See "Primary Components of NEO Composition" on page 44 as well as below for additional details on our compensation components.

1. Base Salary

Purpose: Compensate executives for their leadership, management responsibility, experience, sustained high level of performance, and contribution to our success.

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COMPENSATION DISCUSSION AND ANALYSIS

Process for setting salaries: The amount of any senior executive salary increase is determined by the Compensation Committee, in consideration of a number of factors, including but not limited to the nature and responsibilities of the position; level of performance of the individual; expertise of the individual; advice of the Compensation Committee's independent compensation consultant, including survey data; and recommendations of the CEO (except regarding his own salary) and the General Counsel (except regarding his own salary).

Salary levels for NEOs are generally reviewed annually by the CEO and the Compensation Committee as part of the performance review process. Mr. Dietrich's annual base salary increased from $715,000 to $775,000 as of July 1, 2019 to account for his increased roles and responsibilities upon becoming the Company's President and Chief Operating Officer in connection with the Leadership Transition as described in greater detail on pages 2-3. The base salary of all other NEOs were not increased in 2019.

Performance-Based Compensation: Annual and Long-Term Incentive Compensation

The Compensation Committee takes a holistic approach to incentive compensation, using a combination of related short- and long-term performance-based incentives to encourage achievement of the Company's annual, as well as longer-term, strategic goals. This approach has evolved as we consider and take into account the feedback we receive during our extensive shareholder engagement process.

At-Risk Philosophy:

The Compensation Committee believes that a significant portion of a senior executive's compensation should be "at-risk," based upon the Company's financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. For 2019, 89% of our CEO's maximum total direct compensation opportunity (base salary and maximum payout opportunity of annual and long-term incentive awards granted in 2019) was performance-based. A significant portion of our CEO's compensation is considered "at-risk" due to recent changes that we have made to our performance-based long-term incentive awards, which are described further below, including the addition of a Comparative TSR modifier.

2. Annual Incentive Program

Annual cash incentive compensation awards to our executives are made under our AIP. The AIP is a sub-plan and part of the Company's 2018 Incentive Plan, as may be amended from time to time (the "2018 Plan"), which has been approved by shareholders. Bonuses are payable based on the achievement of the ANI, on-time customer reliability, and individual business objectives as further described below. As a preliminary matter, the Company must generate a threshold level of ANI for any award to become payable under the AIP. We believe that having an annual "at risk" compensation element gives all employees, including our NEOs, a financial stake in the achievement of our business objectives and motivates them to use their best efforts to ensure that we achieve those objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

Each of our executives is assigned a minimum threshold, target bonus opportunity and a maximum bonus opportunity. The 2019 bonus opportunity range for each executive is set forth in the table below:

Executive	Range of Bonus Opportunity as % of Base Salary (Threshold – Target – Maximum)
Mr. Flynn	75 – 100 – 200%

Mr. Dietrich*	71.4 – 95.2 – 190%

Mr. Steen	67.5 – 90 – 180%

Mr. Kokas	63.75 – 85 – 170%

Mr. Schwartz	63.75 – 85 – 170%

*
Mr. Dietrich's range of bonus opportunity reflects his increased AIP bonus opportunity due to his promotion to our President as of July 1, 2019, at which time his target bonus increased from 90% of his then current base salary to 100% of his then current base salary. Accordingly, the amounts above reflect the weighted average of Mr. Dietrich's bonus opportunity at the threshold, target and maximum levels for the year taking into account the increased opportunity due to his promotion.

How We Set Our AIP Incentive Metrics:

We base a significant portion of our executives' compensation on the Company's financial and operating performance to align senior executive compensation with our goals for corporate financial as well as operating performance and to encourage a high level of individual performance. The annual metrics upon which our incentive plans are structured are designed to drive, on an integrated basis, the achievement of key business, financial, on-time customer reliability, and operational annual results, as well as to recognize the individual contributions of our executives towards these goals. For awards granted in 2020, in addition to the metrics described below, we added a new Liquidity performance metric (based on cash, cash equivalents, restricted cash, and unused availability under our revolving credit agreement) to further align our compensation program with our shareholders' interests of maintaining an adequate and appropriate level of liquidity.

In designing the annual incentive awards for our executives, the Compensation Committee considers the Board-approved annual budget, as well as short- and long-term strategic goals, and then designs the annual targets, including adjusted net income, around the Board-approved budget and strategic plan, which is consistent with the earnings framework that we provide publicly in our related earnings release. As described below, each of our AIP metrics is set at a challenging, rigorous level, which results in payouts only for strong performance.

Alignment Between Our Performance, Our Strategy and Our AIP Incentive Metrics:

Set forth below are the metrics used under our AIP performance incentive plans in 2019 to provide appropriate rewards for prudent risk-taking, key financial performance and objective results in support of our business strategy. In addition, we believe that our performance metrics align and underscore the link between incentive compensation and

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COMPENSATION DISCUSSION AND ANALYSIS

the successful execution of our business strategy, and reflect our ongoing commitment to a pay-for-performance compensation philosophy.

2019 Annual Incentives
Company Financial Performance Metrics	Weighting	Link to Company
Adjusted Net Income*	60%	• Aligned with the creation of shareholder value and the achievement of objective relevant financial performance targets.

On-time customer reliability	20%

•

Objective, measurable goals that provide an incentive to management to meet or exceed challenging standards set by our customers in the applicable service agreements (maintaining superior on-time customer reliability is essential to differentiating AAWW from its competitors and strengthening long-term customer relationships).

Individual Performance Metrics
Individual performance objectives	20%

•

Tied directly to the annual and long-term goals set in our board-approved annual operating budget and long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results.

*
We use Adjusted Net Income (ANI) to measure our financial results. ANI excludes certain noncash income and expenses and items impacting year-over-year comparisons of our results, providing useful information in evaluating our annual financial results. In addition, as a result of warrant accounting, our diluted shares outstanding fluctuate as a function of our share price throughout the year, making an absolute metric, such as ANI, more useful for our investors and analysts than a per-share metric.

Note: Detailed quantitative Company financial performance goals for our incentive compensation plans are disclosed for the completed 2019 fiscal year. Due to the potential for competitive harm, 2020 will be disclosed in next year's Proxy Statement.

2019 AIP Payout

In 2019, we continued to leverage our core competencies and market leadership. Accordingly, our results reflected a strong fourth-quarter peak air cargo and charter passenger season despite the challenging global economic, aviation and airfreight-industry conditions. Despite the headwinds faced by the Company and the broader global airfreight industry and the Company's labor challenges and disruptions, the formulaic result of our ANI, customer reliability, and achievement of individual performance objectives would have translated into an AIP payout of 1.52x of target to our NEOs. However, after considering the entirety of the results and the extent to which these challenges were being felt by our shareholders, the Compensation Committee exercised its authority to reduce the final payout factor under the AIP from 1.52x to 1.20x of target for our NEOs. Actual bonus amounts paid to Messrs. Flynn, Dietrich, Kokas, Schwartz, and Steen at this reduced payout level under the AIP are included in the Summary Compensation Table for Fiscal 2019 under the "Non-Equity Incentive Plan Compensation" column.

Adjusted Net Income – Objective Metric. The most heavily weighted performance factor in the 2019 AIP is ANI. For purposes of the AIP, the ANI performance range was (1) a threshold amount of $159.0 million, (2) $212.0 million for the target amount, and (3) $233.2 million representing maximum achievement. Our ANI achievement resulted in a 1.2x target performance factor.

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COMPENSATION DISCUSSION AND ANALYSIS

Our ANI target setting under the AIP is designed to be rigorous. In 2019, the AIP's ANI target of $212.0 million:

  •
  represented an approximate 4% increase over the Company's actual ANI of $204.3 million in 2018 and

  •
  represented an approximate 24% increase over the Company's 2018 AIP's ANI target of $170.5 million.
*
ANI is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure may be found on page 43 of our 2019 Annual Report on Form 10-K, included with our Annual Report to Shareholders.

On-Time Customer Reliability – Objective Metric. An additional objective performance metric that was used to determine 2019 AIP payments was our on-time customer reliability. Our 2019 on-time customer reliability goals are objective, measurable goals that are set to meet or exceed challenging standards set forth in our ACMI, CMI and AMC/Military customer contracts. In 2019, our weighted overall on-time performance was achieved at 1.61x of target despite the Company's labor challenges and disruptions. While such goals are customer-specific and proprietary, they are all very aggressive and denote a high level of on-time performance. On-time performance is key to our Company's success and our NEOs each have a role in ensuring that such performance metrics are met.

2019 Individual Performance Objectives. Individual annual performance objectives for our NEOs are reviewed with and approved by the Compensation Committee typically when the Company's operating plan is being reviewed and approved by the Board of Directors. These individual performance objectives are based in large part on our annual business plan and our long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results, among others.

Our Compensation Committee reviewed each NEO's 2019 accomplishments in detail and certified that each of our NEOs achieved their individual performance objectives at the maximum level.

2019 individual performance objectives for our NEOs included the following, among others:

Executive / Company Objectives	Select 2019 Accomplishments
Mr. Flynn Execute the Company's Strategic Plan; Drive Improved Service Quality

✓

Enhanced key customer commitments, including extended 747, 777 and 767 contracts with DHL and placed two B747-8F aircraft with Qantas

✓

Entered Titan Dry Leasing Joint Venture with Bain Capital Credit to develop a diversified freighter aircraft leasing portfolio

✓

Added 11 aircraft, expanded into 47 new stations, and generated record number of block hours

✓

Expanded ACMI and CMI operations with new and existing customers

Mr. Dietrich Execute Strategic Growth Plan with respect to 777 and 737 Platforms for DHL and Amazon; Implement Long-Term Labor Strategy

✓

Successfully expanded Amazon relationship by integrating Southern Air, operating five 737-800 aircraft

✓

Expanded CMI operations by onboarding five additional aircraft and took delivery of two incremental 777s for DHL

✓

Further advanced the merger between Atlas Air and Southern Air

✓

Launched AtlasAir5YPilots.com informational website for pilots, focused on labor relations and contract negotiations and enhanced pilot recruiting efforts

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COMPENSATION DISCUSSION AND ANALYSIS

Executive / Company Objectives	Select 2019 Accomplishments
Mr. Steen Execute Strategic Plan; Expand Global e-Commerce Footprint; Work to Recover Increased Crew Costs

✓

Entered into an agreement with Bain Capital Credit to form a strategic Joint Venture to develop a diversified freighter aircraft leasing portfolio

✓

Expanded market leading ACMI/CMI business, including two 747-8F's with Qantas and five 747-400F's with NCA

✓

Increased 2019 commercial charter revenues significantly from 2018 revenues

✓

Strengthened brand presence in all trade media through executive interviews and media engagements, performance reports and targeted advertising

Mr. Kokas Execute Strategic Plan; Enhance Stakeholder Value

✓

Provided key support for DHL fleet renewal negotiations, including extending 747-400F, 777F, and B767 aircraft services

✓

Provided ongoing legal counsel with respect to labor negotiations and other labor matters as well as legal/contractual issues arising under the collective bargaining agreement

✓

Supported expanded Amazon relationship

✓

Negotiated and supported customer expansion and renewals, as well as multiple sale, purchases and engine leases across the fleet

Mr. Schwartz Enhance Stakeholder Value; Execute Strategic Plan

✓

Supported customer expansion/renewal analyses and negotiations, including the expanded Amazon relationship with Southern Air

✓

Implemented continuous improvement initiatives that led to meaningful unbudgeted savings across the organization

✓

Recognized numerous tax benefits that resulted in significant savings

✓

Maintained proactive communication outreach and arranged financing on very favorable terms

3. Long-Term Incentive Compensation

During 2019, the Compensation Committee made long-term incentive grants to our NEOs in the form of performance share units, performance-based cash awards, and time-based restricted stock units.

Long-Term Incentive Awards

The total long-term incentive grant in a given year is based on a multiple calculated as a percentage of base salary. For the CEO, the multiple is based on his actual base salary and for the other NEOs and other executives, the multiple is based on an average base salary for all executives at a particular level (for example Executive Vice President, Senior Vice President or Vice President). The multiple is converted into an aggregate LTI plan award opportunity dollar amount, and for 2019 awards, which, consistent with prior years, is then converted into a target number of RSUs, PSUs and performance cash awards using the average closing price of the Company's common stock for the 20 trading days ending on February 27, 2019, trailing the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

Assuming achievement at maximum performance opportunity, including maximum achievement of the comparative TSR metric, the performance share units and performance cash units together would pay at approximately 70% of the value of the overall award grant.

Long-term performance incentives are directly linked to Company long-term strategic initiatives that are intended to enhance shareholder long-term interests and are consistent with the key long-term metrics favored by a majority of our shareholders — currently, EBITDA growth, Average ROIC and a Comparative TSR metric.

For 2019, the LTI award consisted of performance share units and performance cash awards, both of which are subject to a three-year performance period, and restricted stock units that vest ratably over a three-year period, all as more fully described below. The weighting mix of the LTI components were as follows:

Award mix at time of grant: (1) Time-vesting Restricted Stock Units 50%, (2) Performance Stock Units 25% (target level) and (3) Performance Cash 25% (target level).

At a possible future maximum payout of our performance-based LTI: (1) Time-vesting Restricted Stock Units 30%, (2) Performance Stock Units 35% and (3) Performance Cash 35%.

How We Set Our LTI Incentive Metrics:

In designing the long-term incentive awards for our executives, the Compensation Committee considers the Board-approved business plan, as well as long-term strategic goals, and designs the long-term incentive targets, including Average ROIC and EBITDA growth. We believe that most of our executives' total compensation should be at-risk and that a significant portion of their total compensation should be equity-based, which provides a strong alignment between the senior executives' compensation and our shareholders' interests.

Our long-term business strategy contemplates initiatives that enhance our organizational and operating capabilities, generate additional operating efficiencies, broaden our portfolio of assets and services, and diversify our business mix.

Link Between Our Performance, Our Strategy and Our LTI Incentive Metrics:

Set forth below are the metrics used under our long-term performance incentives in 2019 to provide appropriate rewards for prudent risk-taking, key financial performance and objective results in support of our business strategy. In addition, we believe that our performance metrics align and underscore the link between incentive compensation and

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the successful execution of our business strategy, and reflect our ongoing commitment to a pay-for-performance compensation philosophy.

Long-Term Incentives
Performance Metrics	Weighting	Rationale
EBITDA growth	50%

•

Encourages management to pursue long-term profit potential and cash flow opportunities and is consistent with achievement of the Company's long-term strategic goals

•

Used for companies in industries like ours that require significant upfront financial investments. EBITDA growth is an appropriate measure of underlying profit potential and an indicator of operating cash flow

Average ROIC	50%

•

Drives growth and profitability through the efficient use of our capital and encourages prudent risk-taking

•

Used because the Company's strategic plan involves a significant investment program in its aircraft fleet, and the ability of the Company to manage its balance sheet to generate returns is an important measure to investors

Relative TSR modifier	+/– 20% adjustment based on relative performance against comparator group

•

Implemented as a direct result of shareholder feedback

•

Adds relative metric to our LTI (Company three-year share performance compared to S&P SmallCap 600 Index companies)

•

Further aligns compensation with shareholder returns and value

•

No upward modification in the event the absolute total shareholder return is negative even if the Comparative TSR performance achieved would have provided for an upward adjustment

We have not disclosed the 2019 specific EBITDA growth and Average ROIC targets for the three-year performance period because they represent confidential, commercially sensitive information that we do not disclose to the public and that could cause competitive harm if known in the marketplace.

Both EBITDA growth and Average ROIC targets, as well as the factors that influence these measures, such as revenue and efforts to control costs, are inherently competitive and, if disclosed, would provide valuable insight into areas of focus for the Company. The Compensation Committee sets the EBITDA growth and Average ROIC goals at a level that it believes would be challenging but possible for the Company to achieve. In the interest of providing as much disclosure as appropriate to aid shareholders in assessing the rigor of our LTI metrics, below is a detailed description of our LTI goal-setting process. In addition, we have included, and will continue to include, the threshold, target, and maximum levels as well as the actual performance level of each LTI metric for completed performance periods.

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COMPENSATION DISCUSSION AND ANALYSIS

Additional Information on Long-term Incentive Goal Setting:

The performance LTI grant has three separate goals for both the EBITDA Growth and Average ROIC metrics — Threshold, Target, and Maximum. The Threshold values are set at levels the Compensation Committee believes are reasonably achievable, to motivate and support retention objectives. The Target values are set at levels that are expected to be difficult, but attainable. The Maximum levels require outstanding performance resulting from stronger than forecasted market growth and stretch by management to capitalize on that growth. Threshold levels for both the EBITDA Growth and Average ROIC metric of the 2019 grant were set at the Threshold levels of the 2018 grant.

The performance goals for the 2019 - 2021 performance period were established during the first quarter of 2019. When establishing the performance goals for the 2019 grant, the Compensation Committee took into account the Federal Reserve's real GDP growth outlook, commentary from the Organization for Economic Cooperation and Development (OECD), and freight-tonne kilometer (FTK) forecasts from the International Air Transport Association (IATA). The Compensation Committee used those inputs as a primary set of guidelines when establishing the goals, which are further described below. OECD is an intergovernmental economic organization with 35 member countries that was founded to stimulate world trade and economic progress, and IATA is a global organization of airlines. Since we are an airline with global reach, these entities' forecasts provide a reasonable and balanced prediction of macroeconomic trends against which to measure our performance and these forecasts are considered by AAWW (and often shareholders) when considering potential long term performance.

EBITDA Growth:

  •
  Threshold – Set at a level consistent with the OECD outlook and in excess of the Federal Reserve outlook

  •
  Target – Set in excess of the IATA FTK, Federal Reserve, and OECD outlooks

  •
  Maximum – Growth well beyond industry and economist projections

Average ROIC:

  •
  Threshold – Slightly above Atlas' weighted average cost of capital

  •
  Target – Meaningfully above Atlas' weighted average cost of capital

  •
  Maximum – Significantly above Atlas' weighted average cost of capital

TSR Modifier:

  •
  We adopted the S&P Small Cap index as our TSR modifier comparator group, which is comprised of 600 companies with market caps between $450 million and $2.1 billion, reflecting their distinctive risk and return characteristic.

Our long-term incentive performance metrics relate to key Company long-term strategies and provide substantial payouts only upon achievement of exceptional performance.

At the end of the three-year period, the awards vest based on a performance matrix ranging from no vesting if the Company's performance is in the bottom quintile of both EBITDA growth and Average ROIC metrics to 2x target vesting if performance on both metrics is in the top quintile. Target vesting (100% of the award) is achieved if the Company's performance is at the target level. Performance LTI awards are further subject to a comparative total shareholder return ("Comparative TSR") modifier, based on AAWW share price performance during the three-year performance period relative to the component companies of the S&P 600 SmallCap Index. The Comparative TSR modifier will be applied to the vesting percentage determined based on the achievement of the EBITDA growth and Average ROIC metrics and could increase or decrease that vesting percentage by up to 20%. However, no upward modification will be made in the event the absolute total shareholder return is negative, even if the Comparative TSR performance achieved would have provided for an upward adjustment.

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COMPENSATION DISCUSSION AND ANALYSIS

Payout of 2017-2019 Performance LTI Awards.    In the first quarter of 2020, the Compensation Committee reviewed AAWW's performance over the three-year performance period ended December 31, 2019 for grants made in 2017. The performance metrics for these awards were EBITDA growth, which is based on a three-year average, and three-year Average ROIC applied on an absolute basis. Performance LTI payouts for the 2017-2019 performance period were made in early 2020 for our NEOs. 2017-2019 Performance LTIs were paid at 159% of target level, based on the specific calculations that resulted in our achievement of Average ROIC at 117% of target level and EBITDA growth at the maximum level. The table set forth below shows the threshold, target, max as well as actual performance levels of each performance metric.

	Threshold	Target	Max	Actual

EBITDA Growth	> 3.5%	> 4%	> 8%	10.76%

Average ROIC	> 6%	> 7%	> 9%	7.34%

Performance-Based Share Units

Performance share units, or PSUs, are paid in shares of Common Stock upon vesting. Key characteristics of the PSUs granted in 2019 are as follows:

•
Pays only if the Company achieves, over a three-year period, rigorous preset objective financial targets.

•
Subject to the following financial metrics: EBITDA growth, Average ROIC and Comparative TSR.

•
The grant date value is reported in the Summary Compensation Table, but actual value (if any) will not be realized by the NEOs until the three-year period ends and then only if the awards meet applicable performance criteria.

Cash-Based Long-Term Incentive Awards

Cash-based long-term incentive awards are paid at the end of a three-year performance period. Key characteristics of the cash-based long-term incentive awards are as follows:

•
Pays only if the Company achieves, over a three-year period, rigorous preset comparative financial targets.

•
Subject to the following financial metrics: EBITDA growth, average ROIC and Comparative TSR.

Restricted Stock Units

Restricted stock units, or RSUs, are paid in shares of Common Stock and have the following key characteristics:

•
Vest annually on the anniversary of grant date over a three-year period.

•
Align economic interests of management with long-term shareholders.

RSUs are designed to attract and retain executives by providing them with (1) stock ownership during the applicable vesting period, and (2) a strong incentive to remain with the Company until at least the applicable vesting period ends. In addition, our stock ownership guidelines, as described below, encourage continued alignment between NEOs and other executives and our shareholders.

Peer Group

Carefully Analyzed Peer Group to Aid Our Compensation Decisions

Our Compensation Committee, together with its independent compensation consultant, periodically reviews relevant competitive market pay data for executives in our industry and similar industries. The Compensation Committee identifies a core group of companies, used to periodically assess the Company's compensation levels and practices,

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COMPENSATION DISCUSSION AND ANALYSIS

as one factor in the compensation-setting process. Our Compensation Committee has worked closely with its independent compensation consultant over recent years to refine our peer group. The refined group, which was used for comparator purposes when making 2019 compensation decisions, appears below. We did not change our peer group in 2019.

The Compensation Committee believes that identification of peers using a broad industry sector code is inadequate and does not establish similarity of operations and business models, nor adequately represent past, current and future competitors for managerial talent, factors the Compensation Committee considers in the selection of companies for these purposes.

Given the global nature and structure of our business, we believe it is critical to recruit and retain executives with a breadth of experience in global markets. A significant portion of our revenue is derived from companies and business activity based outside of the United States, including those of our unconsolidated subsidiary, Polar, which is operated by our leadership team. In 2019, we operated almost 65,000 flights, serving 400 destinations in 90 countries.

AAWW's 2019 revenue was approximately $3.6 billion. For peer comparison purposes, AAWW's revenue includes its $2.8 billion of revenue, as well as its airline subsidiary Polar's revenue of approximately $822 million. Because AAWW controls the voting interests of Polar and many of AAWW's NEOs serve in executive positions at Polar for the benefit of both AAWW (as majority owner of Polar) and Polar, we believe including Polar's revenues with AAWW's for purposes of peer group comparisons is appropriate.

•
In 2019, Mr. Flynn served as Chairman, CEO and President; Mr. Dietrich served as Executive Vice President and Chief Transportation Officer; and Mr. Kokas serves as Executive Vice President, General Counsel and Assistant Secretary of Polar. As executive officers of Polar, Messrs. Flynn, Dietrich and Kokas had significant Polar-related executive, operating and administrative responsibilities. In addition, in 2019 Messrs. Flynn, Dietrich, Kokas and Schwartz were members of the Polar board of directors, with Mr. Flynn serving as Chairman.

•
AAWW holds a 75% voting interest and 51% economic interest in Polar.

•
Polar operates a fleet of 747 and 767 freighters in time-definite, airport-to-airport scheduled air cargo service to North America, Asia, Europe and the Middle East.

For 2019, our peer group includes companies that are, in comparison to AAWW:

•
Comparably sized as measured by revenue, with median revenue peer group in 2019 of $2.0 billion, and with revenues that range from .38 to ..92 of AAWW's revenue. (AAWW's 2019 revenue (i) was approximately $3.6 billion, including approximately $822 million from Polar and (ii) estimated at a higher revenue level for 2020).

•
Operate and compete for business and talent in similar industries, including transportation, logistics and aerospace services industries.

Other factors considered by the Compensation Committee in making 2019 peer group decisions included the following, among others:

•
Companies that are among the Russell 3000 index and proxy advisory firm peers.

•
Companies with assets between $1 and $10 billion and a market capitalization ranging from $0.5 to $6.0 billion.

As a secondary source and broader group, the Compensation Committee may also refer to the S & P SmallCap 600 or S & P Composite 1500 Indices as additional reference points.

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COMPENSATION DISCUSSION AND ANALYSIS

Our 2019 peer group is comprised of the following companies:

Company	Description	Revenue for FY2018 ($ in millions)
AAR Corp.	Provider of aviation services to the worldwide commercial aerospace and government/defense industries	$2,052

Aerojet Rocketdyne Holdings, Inc.	Aerospace and defense manufacturer	$1,982

Air Transport Services Group, Inc.	Provider of air cargo transportation and related services	$1,452

Barnes Group Inc.	Aerospace and industrial manufacturer	$1,491

BWX Technologies, Inc.	Supplier of nuclear components and products	$1,895

Cubic Corp.	Provider of diversified systems and services to the transportation and defense markets	$1,497

Curtiss-Wright Corp.	Engineered, technologically advanced products and services	$2,488

GATX Corporation	Railcar leasing	$1,394

Hawaiian Holdings Inc.	Parent company of Hawaiian Airlines, Inc.	$2,832

Hexcel Incorporated	Manufacturer of advanced composite materials	$2,356

Moog Inc.	Supplier of motion control and electronic solutions	$2,905

Park-Ohio Holdings Corp.	Industrial supply chain logistics and diversified manufacturing industries	$1,618

Teledyne Technologies, Inc.	Provider of enabling technologies for industrial growth markets	$3,164

Triumph Group Inc.	Manufacturer of aerospace structures, systems and components	$3,365

Werner Enterprises, Inc.	Freight carrier and transportation and logistics company	$2,464

Wesco Aircraft Holdings, Inc.	Distributor and producer of supply chain management services to the aerospace industry	$1,697

Median Revenue of Peers*		$2,017

Atlas Air Worldwide Holdings, Inc.		$3,661

*
Esterline Technologies Corp. was acquired by TransDigm Group Inc. in March 2019 and Genesee & Wyoming Inc. was acquired by Brookfield Infrastructure and GIC in December 2019. These companies are no longer part of our peer group. In addition, Wesco Aircraft Holdings, Inc. was acquired by an affiliate of Platinum Equity in January 2020, accordingly it will no longer be included in our peer group when the data is no longer available.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation

Limited Other Benefits and Limited Perquisites

We provide our executives with common benefits, which include health insurance (including certain limited retiree health benefits), severance benefits commensurate with position, 401(k) plan participation, and a retirement restoration program. The Compensation Committee believes that perquisites should be limited and not broad-based. Such perquisites are limited principally to financial counseling and limited travel-related benefits, including limited tax reimbursement payments related thereto. Details concerning these perquisites can be found in the footnotes to the "2019 Summary Compensation Table" below.

Retirement Plans

In addition to the Company's 401(k) plan, the Company maintains the 401(k) Restoration and Voluntary Deferral Plan (the "Retirement Restoration Plan") for employees holding the title of Executive Vice President or higher. This plan is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the retirement restoration plan, a participant is eligible to make elective deferrals and to receive employer credits equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Initial employer credits vest upon the third anniversary of the executive's initial eligibility for the plan, and all employer credits after such anniversary are fully vested. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant's separation from service (including retirement and death), or (iii) a change in control of the Company.

Under our Benefits Program for Senior Executives, employees holding the rank of Executive Vice President or above would become retirement-eligible on or after (i) attaining age 55 and completing 10 years of service and (ii) giving no less than three months' advance written notice of such proposed retirement to the then-current CEO, or in the event of the CEO's retirement such notice must be given to the Chairman of the Board of Directors. Of our NEOs, Mr. Flynn and Mr. Dietrich were the only ones who were retirement-eligible in 2019.

Additional Compensation Policies

Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for our NEOs and other members of management and promote increases in shareholder value, the Board monitors compliance with Stock Ownership Guidelines (the "Guidelines") covering all Directors, NEOs, and certain other executives. Such guidelines include both stock ownership and recommended stock holding periods as described below. The Guidelines require executives to achieve certain levels of share ownership over a five-year period based on the lesser of a percentage of annual base salary or a fixed number of shares.

Current target share ownership levels for the Directors and the NEOs under the Guidelines are generally based on the lesser of: (i) 4x annual base cash retainer, or 7,500 shares, for independent Directors, (ii) 6x base salary, or 120,000 shares, for the CEO, (iii) 3.5x base salary, or 40,000 shares, for the Chief Executive Officer of Titan (currently, Mr. Steen), and (iv) 3x base salary, or 30,000 shares, for other Executive Vice Presidents.

In 2019, all of our Directors and NEOs were in full compliance with the requisite Common Stock ownership levels set forth in the Guidelines.

Tax Considerations

Section 162(m) of the Code, as in effect for 2017, restricts the deductibility for federal income tax purposes of the compensation paid to the CEO and each of the other NEOs who was an executive officer at the end of the applicable fiscal year (other than our Chief Financial Officer) for such fiscal year to the extent that such compensation for such

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COMPENSATION DISCUSSION AND ANALYSIS

executive exceeds one million dollars and does not qualify as "qualified performance-based compensation" as defined under Section 162(m) of the Code. The Compensation Committee historically considered available opportunities to deduct compensation paid to NEOs for U.S. federal income tax purposes. The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, eliminated the exception for "performance-based" compensation and expanded the number of executives to which the 162(m) limit may apply. As a result, except to the extent provided in limited transition relief, compensation over one million dollars paid to any named executive officer will no longer be deductible under Section 162(m) of the Code. The Compensation Committee reserves the right to provide compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or recognize and reward desired performance.

Equity Grant Practices

The Compensation Committee generally grants equity awards to NEOs in the first quarter of each year. The Compensation Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material nonpublic information. In fact, such awards are granted a week or more following the filing of the Company's 10-K and the related issuance of its earnings release. We have never backdated, repriced, or spring-loaded any of our equity awards.

Anti-Hedging Policy

Under our insider trading policy, our NEOs are prohibited from engaging in hedging or other monetization transactions involving our securities, including through the use of financial instruments. In addition, our NEOs may not act on investment decisions with respect to Company securities, except during applicable trading window periods. To our knowledge, all of our senior officers, including our NEOs, are currently in compliance with our anti-hedging policy.

Clawback Policy

We have maintained our compensation clawback policy to enhance the alignment of our compensation program features with best practices and consistent with feedback received from our shareholders. Our clawback policy permits us to seek to recover certain amounts of annual cash incentive compensation awarded to any executive officers if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a substantial restatement of our financial statements due to material noncompliance and the executive officer's intentional misconduct that contributed to a higher amount of cash incentive compensation received.

Compensation Committee Report

Letter to the Shareholders from the Board of Directors

In managing the Company, our entire Board of Directors seeks to achieve long-term, sustainable performance and to create value through a well-reasoned, long-term strategic plan; prudent risk management; effective corporate governance practices and executive compensation programs; and well-functioning talent and succession planning. Please see "Letter to the Shareholders from the Board of Directors" appearing at the beginning of this Proxy Statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

THE COMPENSATION COMMITTEE
Carol B. Hallett, Chair Bobby J. Griffin Jane H. Lute John K. Wulff

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Tables and Explanatory Notes

2019 Summary Compensation Table

As described in the Compensation Discussion and Analysis "Overview" section of this Proxy Statement, based on our extensive shareholder outreach over the last several years, we have made numerous changes to our compensation programs, while maintaining and enhancing our pay-for-performance philosophy and ensuring that these programs do not promote excessive risk taking. Please read the Compensation Discussion and Analysis "Overview" appearing on pages 40-46 of this Proxy Statement, along with the remainder of the Compensation Discussion and Analysis section on pages 39-73 and the material presented below.

The following table provides information concerning compensation for our NEOs during fiscal year 2019:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
William J. Flynn	2019	1,135,044	—	3,181,591	—	2,904,798	523,882	7,745,315

President and Chief	2018	1,135,040	—	3,345,266	—	2,215,514	216,839	6,912,659

Executive Officer	2017	1,035,040	—	2,973,791	—	1,821,639	194,974	6,025,444

John W. Dietrich	2019	745,029	—	1,818,582	—	1,727,588	237,305	4,528,504

Chief Operating Officer	2018	708,777	—	1,912,169	—	2,358,609	214,530	5,194,085

	2017	665,026	—	1,689,468	—	1,053,383	188,711	3,596,588

Michael T. Steen	2019	675,026	—	1,818,582	—	1,605,488	214,093	4,313,189

Chief Commercial Officer	2018	665,651	—	1,912,169	—	2,288,337	189,456	5,055,613

	2017	600,023	—	1,689,468	—	950,421	177,755	3,417,667

Adam R. Kokas	2019	625,024	—	1,609,475	—	1,358,009	183,364	3,775,872

General Counsel	2018	614,024	—	1,692,251	—	2,037,347	171,375	4,514,997

	2017	537,021	—	1,388,821	—	803,369	164,280	2,893,491

Spencer Schwartz	2019	625,024	—	1,609,475	—	1,358,009	212,708	3,805,216

Chief Financial Officer	2018	612,524	—	1,692,251	—	2,037,347	180,584	4,522,706

	2017	525,020	—	1,388,821	—	785,417	177,415	2,876,673

Pro Forma Summary Compensation Table (excluding Mr. Flynn's retirement entitlements and including Mr. Dietrich's anticipated 2020 compensation)*

(*) The following table sets forth (a) Mr. Dietrich's fiscal year 2019 compensation as set forth in the Summary Compensation Table and a projection of his 2020 compensation as our President and Chief Executive Officer and (b) an estimate of Mr. Flynn's fiscal year 2019 and 2020 compensation had he not retired as of December 31, 2019. With respect to performance share units, performance-based long-term incentive cash awards, and bonus under our

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COMPENSATION DISCUSSION AND ANALYSIS

AIP, fiscal 2019 payments are calculated consistent with the Summary Compensation Table above and fiscal 2020 payments assume target level performance.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
William J. Flynn	2020	1,135,044	—	3,224,098	—	2,200,000	269,181	6,828,323

	2019	1,135,044	—	3,181,591	—	2,904,798	269,181	7,490,614

John W. Dietrich	2020	850,000	—	2,414,528	—	1,458,750	237,305	4,960,583

	2019	745,029	—	1,818,582	—	1,727,588	237,305	4,528,504

2019 Summary Compensation Table Notes

Column (c) – Salary

The amount of Mr. Dietrich's 2019 salary takes into account his increase in base salary from $715,000 to $775,000 as of July 1, 2019 in connection with the Leadership Transition.

Column (e) – Stock Awards

The amounts included reflect the grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and with performance awards valued based on the probable outcome of performance conditions. For more information about the assumptions used in valuing these awards, see Note 14 in our Annual Report on Form 10-K and footnote (5) to the Grants of Plan-Based Awards table below. Stock awards for 2019 reflect the aggregate grant date fair value of (i) time-based restricted stock units that vest ratably over three years and (ii) performance share units for the three-year performance period ending December 31, 2021 (see pages 36-38 for a discussion of the methodology followed by the Compensation Committee to determine the number of performance share units awarded) assuming target level performance. Performance share units are settled in shares of Common Stock at 0% to 240% of target based upon AAWW's EBITDA growth and Average ROIC performance relative to internal targets and Comparative TSR over such three-year performance period. Assuming that the performance share units are paid at the maximum level, including the maximum impact of the TSR modifier, the aggregate dollar values of restricted stock unit and performance share unit awards for 2019 (based on the closing price of our Common Stock on the date of grant) would be $2,556,000 for Mr. Flynn, $1,461,000 for Mr. Dietrich and Mr. Steen and $1,293,000 for Mr. Schwartz and Mr. Kokas.

Column (g) – Non-Equity Incentive Plan Compensation

Reflects cash payments made under the AIP Program, a sub-plan of our 2018 Incentive Plan, as well as the value of the NEOs' performance-based long-term incentive cash awards for the 2017-2019 performance period. The performance goals for the cash-based long-term incentive awards granted in 2017 for the 2017-2019 performance, were paid at 159% of target, as described on page 55.

Column (i) – All Other Compensation

"All Other Compensation" includes Company matching contributions under our 401(k) plan. For 2019, these amounts totaled $12,500 for Messrs. Flynn, Dietrich and Schwartz and $9,500 for Messrs. Kokas and Steen.

We provide a limited number of perquisites and other personal benefits to our senior executives. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program and philosophy and with comparable programs maintained by the companies with which we compete for executive talent. The costs of these benefits constitute only a small percentage of each NEO's total compensation. For 2019, these personal benefits included financial counseling and tax-preparation fees ($22,480 for Mr. Flynn and $21,930 for

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COMPENSATION DISCUSSION AND ANALYSIS

Messrs. Dietrich, Kokas, Schwartz and Steen) and limited travel-related expenses ($11,882 for Mr. Flynn, $10,576 for Mr. Dietrich, $116 for Mr. Kokas, $13,608 for Mr. Schwartz, and $9,394 for Mr. Steen). Reimbursement of taxes due for all such benefits for 2019 totaled $36,697 for Mr. Flynn, $30,211 for Mr. Dietrich, $20,489 for Mr. Kokas, $33,028 for Mr. Schwartz, and $20,323 for Mr. Steen. These amounts are included in the "All Other Compensation" column.

As described above in the section entitled "Other Elements of Compensation — Retirement Plans," our NEOs are entitled to receive employer credit under the Retirement Restoration Plan. The portion of account balances attributable to such employer credit made under the Retirement Restoration Plan to each of our NEOs during 2019 totaled $167,393 for Mr. Flynn, $145,682 for Mr. Dietrich, $118,916 for Mr. Kokas, $118,916 for Mr. Schwartz, and $138,668 for Mr. Steen. These amounts are included in the "All Other Compensation" column. Based on SEC guidance, Mr. Flynn's 2019 "All Other Compensation" only includes the value of his 2019 employer credit, as the value of his remaining account balance was previously disclosed as "All Other Compensation" in prior years. See "Nonqualified Deferred Compensation" below for additional information about the Retirement Restoration Plan.

With respect to Mr. Flynn, his "All Other Compensation" also includes his accrued but unused vacation pay ($87,308), which was paid in connection with his retirement pursuant to the terms and conditions of his Transition Agreement.

The "All Other Compensation" column also includes de minimis amounts for group term life insurance and long-term disability insurance.

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2019 Grants of Plan-Based Awards

The grants set forth in the following table were made pursuant to (i) our 2018 Incentive Plan, as amended and restated, and related award agreements and (ii) our AIP, each of which is described in more detail in the section entitled "Compensation Discussion and Analysis" above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Stock or Units (#) (i)	Underlying Options (#) (j)	Option Awards ($) (k)	Option Awards(5) ($) (l)
William J. Flynn
AIP(1)		851,250	1,135,000	2,270,000	—	—	—	—	—	—	—

LTIP–LTC(2)	2/27/19	—	1,065,000	2,556,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	2/27/19	—	—	—	—	19,445	46,668	—	—	—	1,060,530

LTIP–RSUs(4)	2/27/19	—	—	—	—	—	—	38,890	—	—	2,121,060

John W. Dietrich
AIP(1)		531,937	709,250	1,418,500	—	—	—	—	—	—	—

LTIP–LTC(2)	2/27/19	—	608,750	1,461,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	2/27/19	—	—	—	—	11,115	26,676	—	—	—	606,212

LTIP–RSUs(4)	2/27/19	—	—	—	—	—	—	22,229	—	—	1,212,370

Michael T. Steen
AIP(1)		455,625	607,500	1,215,000	—	—	—	—	—	—	—

LTIP–LTC(2)	2/27/19	—	608,750	1,461,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	2/27/19	—	—	—	—	11,115	26,676	—	—	—	606,212

LTIP–RSUs(4)	2/27/19	—	—	—	—	—	—	22,229	—	—	1,212,370

Adam R. Kokas
AIP(1)		398,438	531,250	1,062,500	—	—	—	—	—	—	—

LTIP–LTC(2)	2/27/19	—	538,750	1,293,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	2/27/19	—	—	—	—	9,837	23,609	—	—	—	536,510

LTIP–RSUs(4)	2/27/19	—	—	—	—	—	—	19,673	—	—	1,072,965

Spencer Schwartz
AIP(1)		398,438	531,250	1,062,500	—	—	—	—	—	—	—

LTIP–LTC(2)	2/27/19	—	538,750	1,293,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	2/27/19	—	—	—	—	9,837	23,609	—	—	—	536,510

LTIP–RSUs(4)	2/27/19	—	—	—	—	—	—	19,763	—	—	1,072,965

(1)
Represents the range of potential cash payouts under the AIP for 2019. The actual AIP payouts for 2019 are included in the Summary Compensation Table above.

(2)
Represents the grant (under the 2018 Incentive Plan) of performance cash awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2019 and ending December 31, 2021 are achieved.

(3)
Represents the grant (under the 2018 Incentive Plan) of performance-based long-term stock awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2019 and ending December 31, 2021 are achieved.

(4)
Represents award of time-based restricted stock units that vest ratably over a three-year period.

(5)
The fair value of the restricted stock units and performance share units shown in the table is based on the closing market price of our Common Stock as of the date of the particular award, computed in accordance with GAAP, excluding the effect of estimated forfeitures and with performance awards valued based on the probable outcome of performance conditions. See footnote (e) to the Summary Compensation table for the assumptions used in valuing these awards and for the grant date fair value of awards if maximum levels of performance were achieved.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   63

COMPENSATION DISCUSSION AND ANALYSIS

2019 Outstanding Equity Awards

The table below shows outstanding equity awards for our NEOs as of December 31, 2019. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 31, 2019, which was $27.57 per share.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	—	—	—	—	—	18,289	(3)	504,228	18,289	(2)	504,228

William J.	—	—	—	—	—	24,555	(5)	676,981	18,416	(4)	507,729

Flynn	—	—	—	—	—	38,890	(7)	1,072,197	19,445	(6)	536,099

	—	—	—	—	—	7,254	(1)	199,993	—		—

John W.	—	—	—	—	—	10,391	(3)	286,480	10,390	(2)	286,452

Dietrich	—	—	—	—	—	14,036	(5)	386,973	10,527	(4)	290,229

	—	—	—	—	—	22,229	(7)	612,854	11,115	(6)	306,441

	—	—	—	—	—	7,254	(1)	199,993	—		—

Michael T.	—	—	—	—	—	10,391	(3)	286,480	10,390	(2)	286,452

Steen	—	—	—	—	—	14,036	(5)	386,973	10,527	(4)	290,229

	—	—	—	—	—	22,229	(7)	612,854	11,115	(6)	306,441

	—	—	—	—	—	5,963	(1)	164,400	—		—

Adam R.	—	—	—	—	—	8,542	(3)	235,503	8,541	(2)	235,475

Kokas	—	—	—	—	—	12,422	(5)	342,475	9,316	(4)	256,842

	—	—	—	—	—	19,673	(7)	542,385	9,837	(6)	271,206

	—	—	—	—	—	5,963	(1)	164,400	—		—

Spencer	—	—	—	—	—	8,542	(3)	235,503	8,541	(2)	235,475

Schwartz	—	—	—	—	—	12,422	(5)	342,475	9,316	(4)	256,842

	—	—	—	—	—	19,673	(7)	542,385	9,837	(6)	271,206

(1)
Restricted stock units awarded on February 11, 2016 vest 25% ratably on each anniversary date of grant, with remaining outstanding vesting date of February 11, 2020, and would fully vest upon certain terminations of employment, as described in more detail in the section entitled "Potential Payments Upon Termination or Change of Control — Payments Upon a Change of Control and Termination of Employment — Long-Term Incentive Awards."

(2)
Performance share units awarded on March 9, 2017 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2019. The amounts reflect target level performance.

(3)
Restricted stock units awarded on March 9, 2017 vest 25% ratably on each anniversary date of grant, with remaining outstanding vesting dates of March 9, 2020, and 2021.

(4)
Performance share units awarded on March 8, 2018 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2020. The amounts reflect target level performance.

(5)
Restricted stock units awarded on March 8, 2018 vest 33.3% ratably on each anniversary date of grant, with remaining outstanding vesting dates of March 8, 2020, and 2021.

(6)
Performance share units awarded on February 27, 2019 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2021. The amounts reflect target level performance.

(7)
Restricted stock units awarded on February 27, 2019 vest 33.3% ratably on each anniversary date of grant, with remaining outstanding vesting dates of February 27, 2020, 2021, and 2022.

64  |  Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2019 Stock Vestings

The following table sets forth information relating to stock vesting during fiscal 2019 for each of our NEOs:

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (d)(#)	Value Realized on Vesting (e)($)(1)
William J. Flynn	21,422	1,050,556

John W. Dietrich	54,344	2,777,330

Michael T. Steen	54,344	2,777,330

Adam R. Kokas	45,614	2,332,409

Spencer Schwartz	45,614	2,332,409

(1)
The value is calculated based on the closing market price of our Common Stock as of the vesting date of the applicable award.

Nonqualified Deferred Compensation

As described above in the section entitled "Other Elements of Compensation – Retirement Plans," our NEOs are entitled to receive an annual employer contribution under the Retirement Restoration Plan.

The table below sets forth the amount of employer contributions made under the Retirement Restoration Plan to each of our NEOs during 2019. Each Executive Officer is 100% vested in his aggregate account balance.

Name (a)	Executive Contributions in Last Fiscal Year (b)($)	Registrant Contributions in Last Fiscal Year (c)($)(1)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year End (f)($)
William J. Flynn	—	167,393	12,857	—	450,919

John W. Dietrich	—	145,682	12,826	—	428,532

Michael T. Steen	—	138,668	12,057	—	404,562

Adam R. Kokas	—	118,916	10,830	—	357,750

Spencer Schwartz	—	118,916	10,710	—	355,113

(1)
The amounts reported in this column for each NEO are reflected in the "All Other Compensation" column of the Summary Compensation Table.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   65

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements

William J. Flynn.    Pursuant to Mr. Flynn's employment agreement, dated April 21, 2006 and as amended on December 31, 2008 and July 1, 2011 (the "Flynn Employment Agreement"), if he is terminated by the Company for "cause," (as defined in the Flynn Employment Agreement) or if he resigns other than for "good reason," (as defined in the Flynn Employment Agreement) he would be entitled to receive salary earned up to the date of such termination or resignation and would not be eligible to receive any severance payments in connection with such termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as discussed in the section entitled "Payments Upon a Change in Control and Termination of Employment" below), he would be entitled to receive (i) an amount equal to two times his then-current annual base salary (one-third of which would be payable on the first day of the seventh month following termination of employment (the "Payment Commencement Date"), with the balance payable in accordance with Atlas' normal pay schedule beginning on the Payment Commencement Date and continuing for one year thereafter); (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; (iv) continued health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits would be payable in the event of Mr. Flynn's permanent disability (as defined in the Flynn Employment Agreement) or his death. If, within 12 months immediately following a change in control (as defined in the Flynn Employment Agreement and discussed in the section entitled "Payments Upon a Change in Control and Termination of Employment" below), Mr. Flynn's employment is terminated without cause or if he resigns for good reason, Mr. Flynn would be entitled to the same compensation and benefits as described above, except that the amount of the payment to which he would be entitled would be increased from two to three times his then-current annual base salary (one-fourth of which would be payable on the Payment Commencement Date, with the balance payable in accordance with Atlas' normal pay schedule beginning on the Payment Commencement Date and continuing for 18 months thereafter). Moreover, if, the Company terminates Mr. Flynn's employment without cause or he resigns for good reason, and a change in control occurs within six months following such termination or resignation, then, in addition to the payment described above, Mr. Flynn would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

Under the terms of the Flynn Employment Agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas.

As described in the section entitled "2019 Executive Leadership Transitions" on page 2 of this proxy statement, in connection with the Leadership Transition Mr. Flynn entered into a Transition Agreement that memorialized the existing terms and conditions of his transition from his role as the Company's President and CEO and restated his entitlements under the Company's benefit plans and incentive programs. Pursuant to the Company's AIP, applicable long-term incentive plan and underlying award agreements, Mr. Flynn's outstanding time-based RSUs vested in full upon his retirement and were settled in shares of Common Stock as soon as practicable following his Transition Date and his outstanding PSUs and long-term performance-based cash incentive awards do not accelerate and will remain outstanding and will vest in accordance with their respective terms and be paid based on actual Company performance upon completion of the relevant performance cycles. Mr. Flynn was also entitled to payment of his full account balance under the Company's Retirement Restoration Plan, which is reflected in the 2019 Summary Compensation Table. Mr. Flynn also reaffirmed his obligations regarding the release requirement and restrictive covenants set forth in the Flynn Employment Agreement.

John W. Dietrich.    In connection with the Leadership Transition, Mr. Dietrich entered into a new employment agreement with Atlas Air (the "Dietrich Agreement"), effective as of July 1, 2019. Pursuant to the Dietrich Agreement, Mr. Dietrich will receive an annual base salary of $775,000 through the end of 2019 and, effective as of the Transition

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COMPENSATION DISCUSSION AND ANALYSIS

Date, an annual base salary of $850,000. In addition, as of July 1, 2019, Mr. Dietrich's target bonus opportunity increased to 100% of his annual base salary, with his annual bonus for 2019 calculated based on his previous salary and target bonus percentage for the first half of the year and his new annual base salary and target bonus opportunity from July 1, 2019 through the end of the year. There were no changes made to his target long-term incentive award for the 2019 calendar year. Beginning in 2020, he is eligible for a long-term incentive award with a target value of 375% of his then-current base salary.

Pursuant to the Dietrich Agreement, Mr. Dietrich will be entitled to severance benefits in connection with certain terminations of employment that are generally consistent with the entitlements under his prior employment agreement. In the event Mr. Dietrich's employment is terminated by the Company without "cause," by Mr. Dietrich for "good reason," or due to death or "disability" (each as defined in the Dietrich Agreement), subject to him executing a general release of claims, Mr. Dietrich will be entitled to a lump sum payment equal to twenty-four months of his then current base salary. Due to his tenure with the Company, Mr. Dietrich will also be eligible to participate in the Company's health plans until he becomes eligible for Medicare or is eligible to be covered by the health plan of a subsequent employer. In the event Mr. Dietrich's employment is terminated by the Company without "cause" or by Mr. Dietrich for "good reason" within 12 months following a "change in control" of the Company (as defined in the Dietrich Agreement), Mr. Dietrich will be entitled to receive a lump sum payment equal to thirty-six months of his then current base salary. If, within the six-month period immediately following a termination by the Company without "cause" or by Mr. Dietrich for "good reason," a "change in control" of the Company occurs, then, in addition to the severance equal to twenty-four months of base salary described above, Mr. Dietrich will receive an additional lump sum payment equal to twelve months of his then-current base salary.

The Dietrich Agreement additionally provides that Mr. Dietrich will be subject to perpetual confidentiality provisions, as well as two-year post-termination non-solicitation and one-year post-termination non-competition provisions. The Dietrich Agreement superseded the prior employment agreement by and between Mr. Dietrich and Atlas Air that was amended and restated effective September 15, 2006 and was further amended at year-end 2008 and in 2011.

Aside from Mr. Flynn's Employment Agreement and Transition Agreement and the Dietrich Agreement, none of our other NEOs are party to an employment agreement.

Executive Retention Agreements

Each of our NEOs was considered by the Board as a candidate to succeed Mr. Flynn as CEO of the Company given their respective skills and experience as well as the multiple roles each holds with the Company and certain of its subsidiaries and/or affiliate entities. For example, Mr. Kokas also serves as Executive Vice President, General Counsel and Assistant Secretary of Polar, of which AAWW is a majority owner; Mr. Schwartz is a director of Polar; and Mr. Steen also holds the position of Chief Executive Officer of Titan. Each NEO has been a long-standing senior executive of AAWW and due to their extensive knowledge of the Company and the business, Messrs. Kokas, Schwartz and Steen each received a retention bonus opportunity (each, a "Retention Opportunity") to help promote business continuity and to ensure that each remains focused on and committed to the successful implementation of the Company's long-term business strategy. The Committee believed that there was a compelling need to ensure that the members of the senior leadership team, each of whom has in-depth knowledge of the Company, remained intact to continue to work with our new CEO in executing our business plan and refreshed long-term strategy during an especially challenging time. The retention bonus opportunity, which is subject to continued employment, provides that each NEO would become entitled to receive $500,000 as of December 31, 2020 and $1,000,000 as of December 31, 2021. Each would also be eligible to receive any unpaid portion of the retention bonus upon a termination by the Company without "cause," by the executive for "good reason," or upon the executive's death or "disability" (in each case as such term is defined in the applicable award agreement). None of our NEOs received a one-time equity grant in connection with the Leadership Transition.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   67

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments Upon Termination or Change in Control

Our AIP for Senior Executives, long-term incentive plans and related award agreements, the Dietrich Agreement, the Flynn Employment Agreement and Transition Agreement with Mr. Flynn, and the Benefits Program for Senior Executives (the "Benefits Program") provide for payments and benefits to our executive officers upon certain terminations of employment, including retirement, and upon a change of control of the Company.

For purposes of these plans and arrangements, a "change in control" of the Company generally includes (i) the acquisition by any person or group of more than 50% of the total fair market value or total voting power of the Common Stock, (ii) the acquisition by any person or group, during any twelve-month period of ownership, of stock possessing 30% or more of the total voting power of the Company, (iii) the replacement of a majority of the membership of the Company's Board of Directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company's then Board of Directors, (iv) the acquisition by a person or group during any twelve-month period of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company, or (v) the consummation of a complete liquidation or dissolution of the Company.

Based on our extensive shareholder outreach and related feedback, equity and other long-term incentive award agreements under our long-term incentive plan are subject to "double-trigger" provisions that require a change in control to be accompanied by a qualifying termination of employment in order for any such award to vest on an accelerated basis.

Payments Upon Termination of Employment or Retirement (Without a Change in Control)

Severance Entitlements

Mr. Steen, Mr. Schwartz and Mr. Kokas participate in the Benefits Program for Senior Executives (the "Benefits Program") as do Mr. Flynn and Mr. Dietrich to the extent severance benefits and related matters are not specifically covered in their respective employment agreements. The Benefits Program provides for the following severance payments and benefits in the event the executive is terminated by the Company without "cause" (as defined below), due to disability, or the executive resigns for "good reason" (as defined below), in the absence of a change in control of the Company: (i) 24 months' continued base salary; (ii) provided that COBRA continuation coverage is timely elected, twelve months of reimbursement of the portion of COBRA premiums attributable to employer cost-share on an after-tax basis, provided that any such reimbursement will cease if the executive obtains comparable coverage in connection with subsequent employment or becomes eligible for Medicare coverage; and (iii) an annual bonus payment under the AIP for the year of termination, as described below. If an executive dies while receiving severance payments, his or her personal representative will be entitled to receive such unpaid severance payments. All severance payments are subject to the executive executing and not revoking a timely release of claims.

If an executive has attained age fifty-five and completed ten years of service with the Company or a related employer and such executive's employment is terminated (i) without cause, (ii) due to executive's permanent disability, (iii) by the executive for good reason, or (iv) due to executive's "retirement" (as defined below), the executive and his or her eligible dependents, if any, will continue to be eligible to participate in the Company's health insurance plans until such executive is Medicare eligible.

With respect to the Benefits Program and the AIP, "retirement" means a termination of an executive's employment by the executive on or after such executive (i) attains age fifty-five and has completed ten years of service with the Company or a related employer, and (ii) has given not less than three months' advanced written notice of such proposed retirement to the then current Chief Executive Officer of the Company or, in the event of a proposed retirement of the then current Chief Executive Officer such notice (for purposes of the AIP, six months' advance written notice) must be given to the Chairman of our Board of Directors; provided, however, that if such executive is terminated for cause after providing such advanced written notice, such termination will not be considered a retirement.

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COMPENSATION DISCUSSION AND ANALYSIS

With respect to our employment, incentive and benefits plans and agreements (other than the Flynn Employment Agreement and Dietrich Agreement), "good reason" generally means (i) a material reduction in the executive's annual base salary, percentage target bonus opportunity under the AIP, or target long-term incentive award opportunity (or, for purposes of certain such plans and arrangements, following a change in control, a reduction of such compensation in the aggregate), in each case as then in effect, or other material benefits provided to officers of the Company, except where such reduction is part of a general reduction in salary or benefits by the Company, (ii) a material reduction in the executive's title or job responsibilities, or (iii) following a change in control of the Company, an attempted relocation of the executive to a position that is located greater than forty miles from the location of such executive's most recent principal location of employment with the Company; provided, however, that the executive will be treated as having resigned due to good reason only if he or she provides the Company with a notice of termination within ninety days of the initial existence of one of the conditions described above, following which the Company shall have thirty days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Executive must terminate his or her employment not later than thirty days following the end of such cure period.

In addition, "cause" means (i) an executive's refusal or failure (other than during periods of illness or disability) to perform his material duties and responsibilities, (ii) the executive's conviction or plea of guilty or nolo contendere in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

Mr. Flynn's and Mr. Dietrich's severance benefits under their individual employment agreements in the event of certain terminations in the absence of a change in control of the Company are described above under the section entitled "Employment Agreements."

Annual Incentive Program for Senior Executives

In the event a participant's employment is terminated during a program year by the Company without cause, due to death, disability, retirement, or the participant resigns for good reason, he or she shall be entitled to receive a bonus under the AIP in an amount equal to, (A) in the event such termination occurs after June 30 of the applicable program year, the lesser of (1) the amount he or she would have received if he or she were employed on the last day of such program year based upon actual company performance measured pursuant to the Plan (and assuming for such purpose that his or her individual business objectives have been achieved at target), or (2) his or her target bonus (such lesser amount, the "Full Termination Bonus Amount") or (B) in the event the termination occurs prior to July 1 of the applicable program year, the Full Termination Bonus Amount multiplied by a fraction, the numerator of which is the number of days from the commencement of the program year until such termination and the denominator of which is 365.

Long-Term Incentive Awards

In the event an executive's employment is terminated by the Company without cause, due to death or disability, or due to the executive's resignation for good reason, in each case in the absence of a change in control of the Company, a pro-rata portion of our executive' outstanding PSUs and performance-based long-term incentive cash awards would vest, based on the portion of the performance period elapsed prior to such termination, with all applicable performance goals determined at the end of the performance period based on actual Company performance. Our executive's outstanding RSUs would immediately vest upon such executive's termination by the Company without cause, due to death or disability, or due to the executive's resignation for good reason.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   69

COMPENSATION DISCUSSION AND ANALYSIS

Nonqualified Deferred Compensation

As described above in the section entitled "Other Elements of Compensation – Retirement Plans," our NEOs are entitled to receive an annual employer credit under our Retirement Restoration Plan. Each of our executive officers is fully vested in his account balance under the Retirement Restoration Plan. All account balances under the plan would become immediately payable upon an executive's separation from service (within the meaning of Section 409A of the Internal Revenue Code), death, or disability (as defined in the Retirement Restoration Plan).

Executive Retention Agreements

As described above in the section entitled "Employment Agreements – Executive Retention Agreements," each of Messrs. Kokas, Schwartz, and Steen were granted a Retention Opportunity, any unpaid portion of which would be payable upon a termination by the Company without cause, by the executive for good reason, or upon the executive's death or disability.

Payments Upon a Change in Control (Without Termination of Employment)

Annual Incentive Program for Senior Executives

In the event of a change in control of the Company, a participant would remain eligible to receive a bonus under our AIP following the completion of the program year in which the change in control occurs, based on the greater of target level performance and actual performance determined at the end of the performance period.

Long-Term Incentive Awards

In the event of a change in control of the Company, immediately following such change in control, unless the award is assumed or substituted, all outstanding PSUs and performance-based long-term incentive cash awards would become payable and deemed satisfied based on achievement at the maximum performance levels, other than any applicable Comparative TSR modifier, which would be deemed satisfied based upon actual performance as of the date of the change in control. If, however, a performance-based award is assumed or substituted by the acquirer in a transaction, then such award would become payable at the levels described above subject to the participant's continued employment through the applicable performance period or in the event of certain terminations of employment prior to the end of the applicable performance period pursuant to the terms set forth in the applicable award agreement , as described in the section entitled "Payments Upon Termination of Employment (With a Change in Control) – Long-Term Incentive Awards" below.

All outstanding RSUs would immediately vest in connection with the change in control if the awards are not assumed or substituted by the acquiror in the transaction. If, however, the awards are assumed or substituted by the acquiror in the transaction, then the awards would remain outstanding subject to the executive officer's continued employment, and would immediately vest in the event of certain terminations of employment following the change in control, as described in the section entitled "Payments Upon Termination of Employment (With a Change in Control) – Long-Term Incentive Awards" below.

Nonqualified Deferred Compensation

As noted above, each executive's vested account balance under the Retirement Restoration Plan would become immediately payable in the event of a change in control.

Payments Upon Termination of Employment (With a Change in Control)

Severance Entitlements

As noted above, each of Messrs. Kokas, Schwartz and Steen participate in the Benefits Program, which provides for the severance payments and benefits described in the section entitled "Payments Upon Termination of Employment

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COMPENSATION DISCUSSION AND ANALYSIS

or Retirement (Without a Change in Control)" above. If, within the twelve-month period immediately following a change in control of the Company, an executive's employment is terminated for reasons other than cause or if he resigns for good reason, and subject to his timely execution of a general release of claims, then such executive will be entitled to the severance benefits described above, except that such severance payments will be in the form of a single lump-sum payment in an amount equal to thirty-six months of the executive's then-current annual base salary.

If, within the six-month period immediately following an executive's termination of employment by the Company without cause or by the executive for good reason, a change in control of the company occurs, then, in addition to the severance payments described in the section entitled "Payments Upon Termination of Employment or Retirement (Without a Change in Control) – Severance Entitlements" above, and subject to the executive satisfying the aforementioned release requirements, the Executive will be entitled to receive a lump-sum payment equal to twelve months of his then-current base salary.

None of our NEOs are entitled to any tax gross-up payments in the event the executive is subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code. Receipt of the separation payments and benefits described above is conditioned upon the applicable executive complying with the terms and conditions of a restrictive covenant agreement.

Mr. Flynn's and Mr. Dietrich's severance benefits under their individual employment agreements in the event of certain terminations following a change in control are described under the section entitled "Employment Agreements" above.

Annual Incentive Plan for Senior Executives

In the event that a participant's employment is terminated during a program year in which a change in control occurs (i) following such change in control by reason of (A) an involuntary termination by the Company without cause, (B) the participant's resignation for good reason, (C) retirement, (D) death or disability; or, (ii) within six months prior to such change in control, by the Company without cause or by the participant for change in control good reason, such participant is entitled to receive a non-prorated AIP bonus payment calculated based on the greater of (A) target level performance and (B) the Company's actual performance determined at the end of the performance period pursuant to the terms of the plan.

Long-Term Incentive Awards

In the event of an executive's termination by the Company without cause, due to death or disability, or the executive's resignation for good reason, in each case following a change in control of the Company, all outstanding performance-based long-term incentive awards that were not substituted or assumed by the acquiror in connection with the transaction would immediately vest, with any applicable performance goals deemed satisfied at maximum performance levels, other than any applicable Comparative TSR modifier, which would be deemed satisfied based upon actual performance as of the date of the change in control.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   71

POST-TERMINATION AND CHANGE OF CONTROL TABLE

POST-TERMINATION AND CHANGE IN CONTROL TABLE

The table below sets forth the estimated dollar value of the payments and other benefits our NEOs would receive in the event of his termination of employment or a change in control that are in addition to amounts previously earned and accrued by the executive, in each case assuming that such termination is without cause and such termination or change in control occurred on December 31, 2019.

These estimates were valued based on the closing price of our Common Stock as quoted on the NASDAQ Global Market on December 31, 2019, which was $27.57 per share. The actual amounts to be paid can only be determined at the time of such events.

These estimates assume that the NEO (a) executes a release of claims, (b) does not violate the executive's noncompetition or nonsolicitation agreements or any other restrictive covenants with us following termination, (c) does not receive medical and life insurance coverage from another employer within twelve months of the termination of his employment, (d) does not have any unused vacation time, and (e) does not incur legal fees requiring reimbursement from us.

These estimates exclude payments under our AIP for Senior Executives that each NEO became entitled to as of December 31, 2019.

Name	Payments on Termination of Employment Without Cause, for Good Reason, or Due to Disability(1)	Payments on Termination of Employment Due to Death(2)	Payments on Termination of Employment Due to Retirement(3)	Payments in Connection with a Change of Control Without Qualifying Termination of Employment(4)	Payments in Connection with a Change of Control With a Qualifying Termination of Employment(5)
William J. Flynn	$8,201,462	$8,201,462	$5,931,462	$—	$13,779,821

John W. Dietrich	4,779,758	4,779,758	1,011,374	—	9,079,383

Michael T. Steen	5,561,541	4,211,541	—	—	9,686,383

Adam R. Kokas	5,110,861	3,860,861	—	—	8,788,815

Spencer Schwartz	5,110,861	3,860,861	—	—	8,788,815

(1)
Represents (a) salary continuation for twenty-four months at the NEO's then- current base salary, (b) in the case of Mr. Dietrich, the estimated cost of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis, until he would become Medicare eligible or, in the case of the other NEOs, for 12 months, (c) prorated vesting of outstanding PSUs and performance-based long-term incentive cash awards calculated based on the portion of the performance period elapsed prior to December 31, 2019 and assuming target level performance, (d) full vesting of all outstanding RSUs, and (e) payment of full amount of the Retention Bonus. Note, because Mr. Flynn is Medicare eligible he would not receive continued COBRA coverage.

(2)
Represents (a) two times Mr. Flynn's and Mr. Dietrich's annual base salary, (b) in the case of Mr. Dietrich, the estimated cost of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis until he would become Medicare eligible or, in the case of the other NEOs, for 12 months, (c) prorated vesting of outstanding PSUs and performance-based long-term incentive cash awards calculated based on the portion of the performance period elapsed prior to December 31, 2019 and assuming target level performance, (d) full vesting of all outstanding RSUs, and (e) payment of the full amount of the Retention Bonus. Note, because Mr. Flynn is Medicare eligible he would not receive continued COBRA coverage.

(3)
Mr. Dietrich is entitled to receive reimbursement of the portion of his COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis until he becomes Medicare eligible. Mr. Flynn is entitled to (i) full vesting of his outstanding RSU awards and (ii) full vesting of his outstanding PSUs and performance-based long-term incentive cash awards based on actual performance, which will be paid in the normal course following the end of the applicable performance period, in each case pursuant to the terms of his Transition Agreement as more fully described in the section entitled "Employment Agreements." Of our NEOs, only Messrs. Flynn and Dietrich are retirement eligible and Mr. Flynn is Medicare eligible.

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POST-TERMINATION AND CHANGE OF CONTROL TABLE
(4)
Because our equity awards have a "double-trigger" vesting requirements, full vesting would only occur upon certain terminations of the NEO's employment subsequent to the change in control or such awards are not assumed or substituted for equity of a comparable value in connection with such change in control.

(5)
Represents (a) thirty-six months of the NEO's annual base salary payable in a lump sum, (b) the estimated cost of 12 months of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis, (c) full vesting of all outstanding performance-based long-term incentive awards with any applicable performance goals (including any applicable Comparative TSR modifier) deemed satisfied at maximum performance levels, (d) full vesting of all outstanding RSUs, and (e) payment of the full amount of the Retention Bonus. The amounts in this column do not reflect any reductions for federal excise tax levied on certain excess termination payments under Section 4999 of the Code.

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PAY RATIO

PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act (together with any SEC guidance issued thereunder, the "pay ratio rules"), presented below is the ratio of annual total compensation of our CEO to the annual total compensation to our median employee (excluding our CEO).

Median Employee

Our median employee is a First Officer pilot flying one of our Boeing 747-400 freighter aircraft.

Company crew member (pilot) salaries are determined under a collective bargaining agreement. Seniority, performance, job skills and rank are some of the factors that go into determining crew member compensation.

Pay Ratio

The 2019 annual total compensation as determined in accordance with the applicable pay ratio rules for our CEO was $7,745,315. The 2019 annual total compensation as determined under the pay ratio rules for our median employee was $106,763. The ratio of our CEO's annual total compensation to our median employee's total compensation for fiscal year 2019 is 72 to 1.

We understand that the CEO pay ratio is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the median employee. As such, we are providing a supplemental ratio that compares the CEO's regular annual pay, excluding the amounts received in connection with his retirement as of December 31, 2019 (see the "2019 Executive Leadership Transitions" section) as set forth in the Pro Forma Summary Compensation Table on page 61 this Proxy Statement, to the pay of the median-paid employee as we believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental CEO pay ratio is 70 to 1.

Measurement Process

The ratio is calculated in a manner consistent with the pay ratio rules. In identifying our median employee, we calculated the annual total compensation of each of our employees and our consolidated subsidiaries for the 12-month period that ended on December 31, 2019. Total compensation for these purposes included base wages or salary, any applicable bonuses or profit sharing plan payouts and any other taxable elements of compensation and was calculated using IRS Form W-2 data supplemented with internal payroll and HR records. We did not apply any cost-of-living adjustments as part of the calculation.

We selected the median employee based on approximately 3,565 full-time, part-time and temporary workers who were employed as of December 31, 2019, which number excludes all employees located outside of the United States (133 individuals; 43 in Hong Kong, 10 in the United Kingdom, 11 in the United Arab Emirates, 16 in Germany, 4 in South Korea, 1 in Luxembourg, 15 in Japan, 7 in Australia, 4 in the Netherlands, 5 in Chile, 5 in Brazil, 1 in Belgium, 1 in Peru, 4 in the People's Republic of China, 1 in Taiwan, and 5 in Singapore). These persons were excluded pursuant to the de minimis exemption provided under the pay ratio rules. For full-time and part-time employees who were hired in 2019 but did not work the full year, we annualized their compensation but did not make any full-time equivalent adjustments. With respect to temporary employees, we used their actual wages earned. We did not include independent contractors in our determination.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies – including companies in our peer group – may not be comparable to the pay ratio reported above. Other

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PAY RATIO

companies may have different employment and compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes.

Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions. The detailed process through which our Compensation Committee determines our executive compensation, including our CEO's compensation, is detailed in pages 36-38 and our Compensation and Discussion and Analysis section.

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PROPOSAL NO. 2

PROPOSAL NO. 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

The Audit Committee has selected PwC as the Company's independent registered public accounting firm for the year ending December 31, 2020 and has requested that the Board of Directors submit the selection of that firm to the shareholders for ratification at the Annual Meeting. PwC has served as the Company's independent registered public accounting firm since 2007. In accordance with SEC rules and PwC policies, the firm's lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of the new partner when there is a rotation. Representatives from PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information concerning the various factors considered by the Audit Committee in reappointing PwC as the Company's independent registered public accounting firm for 2020, see "Audit Committee – Evaluation of Independent Registered Public Accounting Firm" above.

Shareholder ratification of the selection of PwC as the Company's independent registered public accounting firm is not required by the Company's By-Laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Services provided to us by PwC for each of the last two fiscal years are described below (dollars in thousands):

	2019	2018
Audit Fees	$2,909	$2,406

Audit-Related Fees	63	106

Tax Fees	2,088	1,668

Total	$5,060	$4,180

  •
  Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements, for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, for services provided in connection with statutory and regulatory filings and for consents in connection with registration statements.

  •
  Audit-Related Fees consist of services in 2019 and 2018 related to the impact of adopting amended accounting guidance and a subscription for accounting research software.

  •
  Tax Fees consist of tax services, including tax compliance, tax advice, and tax planning.

76  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

PROPOSAL NO. 2

The Audit Committee preapproves audit and permissible nonaudit services provided by the independent registered public accounting firm in accordance with the Committee's preapproval policy. These services may include audit services, audit-related services, tax services, and other services. Necessary approvals required between Audit Committee meetings must be preapproved by the Audit Committee Chairman, or such other Audit Committee member who has been delegated this authority by the Audit Committee Chairman. For any such approvals between meetings, a description is provided to the Audit Committee for discussion at its next regularly scheduled meeting. The Audit Committee has concluded that the provision of the nonaudit services described above are compatible with maintaining the independence of PwC. The Audit Committee has met with management and PwC to review and approve the overall plan and scope of the audit for the current year.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"  THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

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PROPOSAL NO. 3

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our NEO compensation as disclosed in this Proxy Statement, and particularly in the Compensation Discussion and Analysis. The Board and the Compensation Committee assess and structure our executive compensation practices to align with our pay-for-performance philosophy and with a focus on industries where we operate and the marketplace where we compete for executive talent. We seek to compensate each NEO consistently with the principle of pay-for-performance while providing an overall compensation structure that serves to attract and retain the best talent and without encouraging excessive risk-taking.

As described in our Letter to the Shareholders, Proxy Summary and Compensation Discussion and Analysis, our executive compensation program features various shareholder-favored aspects obtained during especially robust outreach cycles, including:

  •
  Long-term incentive maximum opportunity consisting of 2/3 performance-based components

  •
  Addition of a liquidity metric to our Annual Incentive Plan to further align elements of our compensation program with Company and shareholder interests

  •
  Strict "double-trigger" requirements for vesting and payout of long-term incentives for all NEOs

  •
  A comparative total shareholder return (TSR) element utilized in our performance-based long-term incentive awards (including no upward modification in the event the absolute total shareholder return is negative)

  •
  CEO stock ownership guidelines at a stringent 6x base salary requirement

  •
  Affirmation of no employee hedging or pledging of shares

Our principal compensation policies, which enable us and are designed to attract and retain strong and experienced senior executives and drive long-term company performance, include:

  •
  Establishing meaningful objective performance metrics under our AIP each year at challenging levels;

  •
  Granting performance-based, long-term equity and cash awards that will be earned only upon the achievement of key long-term strategic goals;

  •
  Setting compensation and incentive levels that reflect competitive market practices, reflect the global nature of our business and reward senior executives for significant achievements;

  •
  Requiring material stock holdings to align the interests of senior executives with those of our shareholders and prohibiting these persons from hedging, maintaining margin accounts and otherwise engaging in speculative trading activities;

  •
  Prohibiting tax gross-ups for any change in control payments; and

  •
  Prohibiting the grant of excessive perquisites such as the personal use of airplanes, Company-provided auto, and/or auto allowances or club dues.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2021 annual meeting.

78  |  Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

PROPOSAL NO. 3

We are asking our shareholders to support our NEO compensation program as described in this Proxy Statement. This is an advisory vote and is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices described in this Proxy Statement. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

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PROPOSAL NO.4

PROPOSAL NO. 4 – APPROVAL OF AN AMENDMENT TO OUR 2018 INCENTIVE PLAN

Overview

At the 2018 Annual Meeting, shareholders approved the adoption of the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan (the "2018 Plan"), including the material terms of performance goals for performance awards to be granted under the 2018 Plan. The purpose of the 2018 Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive awards. The 2018 Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, cash awards, restricted and unrestricted stock units and other awards, all as more fully described below.

The 2018 Plan replaced the 2016 Amended and Restated Incentive Plan (the "2016 Plan") on May 23, 2018, and no new awards have been granted under the 2016 Plan since that time and no new awards will be granted under the 2016 Plan going forward. Awards outstanding under the 2016 Plan will continue to be governed by the terms of that plan and the agreements under which they were granted.

We are asking shareholders to approve an amendment to Section 4(a) of the 2018 Plan to increase the aggregate number of shares available for awards from 1,385,651 to 2,422,901. No other amendments or revisions to the 2018 Plan are being submitted to shareholders for their consideration at this time. A copy of the provision of the 2018 Plan as it is proposed to be amended is attached as Exhibit B to this proxy statement.

Of the number of shares currently available for issuance under the 2018 Plan, as of April 20, 2020, 411,585 shares remain available for issuance with respect to future awards (assuming maximum payout of all equity awards currently outstanding under the 2016 Plan and the 2018 Plan). As discussed in further detail below, we do not believe these remaining shares are sufficient to continue implementing our long-term incentive program over the next year based on historic grant rates and other factors. Accordingly, the Board has approved an amendment to Section 4(a) of the 2018 Plan to increase the shares available for awards by 1,037,250 shares from 1,385,651 to 2,422,901. By taking this action, we believe the new maximum share amount will be sufficient to meet our equity grant needs for the next one-to-two years based on historical grant rates, subject to volatility in our stock price. If the amendment to the 2018 Plan is not approved by the shareholders, the proposed 1,037,250 shares will not become available for issuance under the 2018 Plan, but the 2018 Plan will otherwise remain in effect, and the Company will continue to grant limited awards under the 2018 Plan to the extent that shares remain available for future issuance.

Shareholders should note that we tie our target annual stock grants to a dollar amount (based on a trailing 20 day closing stock price) rather than a fixed number of shares in accordance with shareholder-favored grant practices.

Plan Features That Protect Shareholder Interests

The Board believes that our 2018 Plan promotes the interests of our shareholders and is consistent with principles of good corporate governance. The 2018 Plan contains several features that are intended to protect the interests of our shareholders, including:

  •
  No Single-Trigger Vesting on a Change in Control. The 2018 Plan does not provide for acceleration of equity or cash awards in connection with a change in control unless there is no assumption or substitution of awards in connection with such change in control. All outstanding NEO awards granted under the 2018 Plan are "double-trigger."

  •
  Minimum Vesting. The 2018 Plan limits the number of awards (other than cash-based awards) that may be granted with a less than one-year vesting term.

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PROPOSAL NO.4
  •
  Limits on Awards. The 2018 Plan limits the number of stock options, stock appreciation rights ("SARs") and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any calendar year. The 2018 Plan also contains separate limits on the value of awards that may be granted to nonemployee directors in any calendar year.

  •
  Independent Plan Administration. The Compensation Committee, comprised solely of nonemployee, independent directors who meet NASDAQ standards for independence and who meet the definition of "nonemployee directors" under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, administers the 2018 Plan.

  •
  No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2018 Plan will not be recycled back into the share pool under the 2018 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the 2018 Plan will not be increased by any shares that are repurchased by the Company on the open market using proceeds directly attributable to stock option exercises.

  •
  No Repricing. Stock options and SARs may not be repriced or otherwise terminated, surrendered, cancelled or exchanged for consideration without shareholder approval.

  •
  No Discounted Stock Options or SARs. Stock options and SARs may not be granted with an exercise price or base price that is less than the fair market value of the underlying stock on the date of grant.

  •
  Clawback Policy. Awards under the 2018 Plan are subject to the terms of the applicable Company clawback policies. Please see page 59 for additional information regarding our clawback policies.

Why You Should Vote for the Amendment of our 2018 Plan

We believe that the amendment to our 2018 Plan is important to our continued growth and success and is essential to our ability to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that continuing to provide these individuals with an opportunity to acquire a direct proprietary interest in the operations and future success of the Company will motivate these individuals to serve the Company and our shareholders by expending the maximum effort to improve our business and results of operations. We believe that equity award grants under the 2018 Plan are a valuable incentive to participants and benefit shareholders by aligning more closely the interests of plan participants with those of our shareholders.

A combination of factors, including among other things, volatility in our stock price, have driven increased share usage under the 2018 Plan, thereby reducing the shares remaining available for future issuance under the 2018 Plan. We are therefore asking shareholders to consider the following factors and to vote for the approval of the proposed amendment to our 2018 Plan:

Equity incentive awards are an important part of our overall compensation philosophy.    The 2018 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards have historically been and remain a critically important component of our compensation program. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for employees to work to grow the business, build shareholder value over the long term and strongly align the interests of our employees with our other shareholders. Moreover, equity awards to our senior executives reflect the Compensation Committee's "pay for performance" philosophy since payout amounts are "at risk" and contingent on Company performance as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Share exhaustion under the 2018 Plan would harm the competitiveness of our compensation offerings.    We believe that the remaining shares reserved for issuance under the 2018 Plan (411,585 shares) are insufficient to meet our future compensation requirements if we continue to make grants consistent with historic grant levels and

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PROPOSAL NO.4

with the Compensation Committee's practices as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. We believe we must continue to offer a competitive equity compensation program to attract and motivate our workforce. If the 2018 Plan were to run out of shares available for grant, we would not be able to grant additional equity awards. We also believe that our inability to award equity compensation will result in difficulty in attracting, retaining and motivating our employees, whose efforts are a necessary element to implement our strategic plan and to ensure our future success. The 1,037,250 additional shares that would be available for future issuance under the 2018 Plan should be sufficient to cover grants for the next one-to-two years based on historical grant rates, subject to volatility in our stock price. Any shortfall may be accommodated through other compensatory measures. Therefore, we are asking our shareholders to approve an amendment to our 2018 Plan for such purpose.

Existing Equity Plan Information

At present, the 2018 Plan, which was previously approved by our shareholders, is the only long-term incentive plan of the Company under which equity awards may be granted.

The table below includes aggregated information regarding awards outstanding under the 2018 Plan, as well as the 2016 Plan, under which we cannot make additional grants but under which certain awards remain outstanding, the number of shares available for future awards under our 2018 Plan as of April 20, 2020, and the proposed number of new shares available for delivery under the 2018 Plan as it is proposed to be amended.

	Number of Shares as of April 20, 2020	As a Percentage of Stock Outstanding (26,126,232 Shares) as of April 20, 2020
Shares subject to outstanding stock options and SARs under the 2016 Plan and the 2018 Plan	—	0%

Shares subject to awards, other than stock options and SARs, outstanding under the 2016 Plan and the 2018 Plan (so called "full-value awards")(1)	780,154	3.0%

Total shares subject to existing outstanding equity awards:	780,154	3.0%

Proposed new shares available for future awards under the 2018 Plan	1,037,250	4.0%

Total shares subject to existing outstanding equity awards and reserved for issuance under the 2018 Plan:	1,817,404	7.0%

Shares available for future awards under the 2018 Plan	411,585	1.6%

TOTAL:	2,228,989	8.5%

(1)
For purposes of determining shares available under the 2018 Plan, each share subject to an award will count as one share. Other share-counting provisions of the 2018 Plan are described below under "Authorized Shares." Because the 2018 Plan does not specify the mix of stock options and SARs, on the one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Also includes restricted stock units and performance share units and assumes the target performance requirements for outstanding performance share units are achieved.

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PROPOSAL NO.4

Plan Summary

A summary of the 2018 Plan as proposed to be amended is set forth below. Except for the proposed amendment to increase the number of shares available for awards to 2,422,901 shares as set forth in Exhibit B to this proxy statement, no other amendments or revisions to the 2018 plan are being proposed to shareholders for their consideration at this time.

Administration.    The 2018 Plan is administered by our Compensation Committee, which has the authority to, among other things, interpret the 2018 Plan; determine eligibility for, grant and determine the terms and conditions of awards; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to administer the 2018 Plan. The Compensation Committee has the authority to delegate certain of its duties, powers and responsibilities to one or more of its members, to certain officers, and to certain other persons in accordance with the terms of the 2018 Plan. As used herein, the term "Administrator" refers to our Compensation Committee or its authorized delegates, as applicable.

Term.    No awards may be granted after May 22, 2028 but previously granted awards may continue beyond that date in accordance with their terms.

Eligibility.    Key employees, directors, consultants and advisors of the Company and its affiliates who are in a position to make a significant contribution to the success of the Company or its affiliates and are selected by the Administrator will be eligible to receive awards under the 2018 Plan. Eligibility is generally limited to individuals who may permissibly use a Form S-8 registration statement. Eligibility for stock options intended to be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") is limited to employees of the Company or its parents and subsidiaries, in accordance with Section 422 of the Code. As of April 20, 2020, we estimate that approximately 103 employees will be eligible to receive grants under the 2018 Plan, with an additional 520 employees who would, at the discretion of the Administrator, be eligible for one-time "high-performer" grants. As of April 20, 2020, the Company had nine nonemployee directors eligible to receive grants under the 2018 Plan.

Authorized Shares.    Subject to adjustment as described below, the maximum number of shares of Common Stock that may be delivered in satisfaction of awards under the 2018 Plan is 2,422,901 newly issued shares (the "Share Pool"), plus any shares that return to the Share Pool as a result of an award granted under the 2016 Plan terminating, expiring or otherwise being satisfied without the delivery of shares or, in the case of restricted stock awards, being forfeited. The following rules apply in respect of the Share Pool:

  •
  No more than five percent of the Share Pool may be issued as awards that have a vesting date that is less than one year from the date of grant. Cash-based awards and awards that vest on account of death, disability or a change in control do not count toward the foregoing limit.

  •
  Any shares of Common Stock underlying the portion of any award granted under the 2018 Plan that is settled in cash or that otherwise expires, terminates or is forfeited, in each case, without the issuance of the underlying shares, will not reduce the Share Pool.

  •
  All shares covering any portion of a SAR that is settled in shares and any shares withheld from a stock option or other award in satisfaction of the exercise price or tax withholding obligations will be treated as having been delivered under the 2018 Plan and will not be added back to the Share Pool.

  •
  The Share Pool will not be increased by any shares that are repurchased by the Company from the open market using proceeds directly attributable to stock option exercises.

  •
  Shares issued under awards of an acquired company that are converted, replaced or adjusted for in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under the 2018 Plan may be authorized but unissued shares of our Common Stock or previously issued shares of our Common Stock acquired by the Company and held in its treasury. The closing price of our Common Stock as reported on NASDAQ on May 6, 2020 was $35.50 per share.

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PROPOSAL NO.4

Annual Individual Limitations (other than Nonemployee Directors).

  •
  The maximum number of shares for which stock options may be granted and the maximum number of shares for which SARs may be granted to any person during any calendar year under the 2018 Plan is, in each case, 200,000 shares.

  •
  The maximum number of shares subject to other awards that are denominated in our Common Stock that may be granted to any person during any calendar year is 500,000 shares.

  •
  The maximum dollar amount payable to any person in respect of cash awards in any calendar year is $7,000,000.

The foregoing limitations do not apply to nonemployee members of the Board, whose awards are subject to the limits described below.

Annual Nonemployee Director Limits.    In the case of a nonemployee director, the maximum grant-date fair market value (determined in accordance with applicable financial accounting rules) of stock-based awards granted under the 2018 Plan in any calendar year is $400,000 (or $500,000, in the case of a nonemployee chairman of the Board or lead director). Nonemployee directors are not eligible to receive cash awards under the 2018 Plan. The foregoing limitations do not apply to any award granted pursuant to a director's election to receive shares in lieu of cash retainers or other fees.

Types of Awards.    The 2018 Plan provides for grants of stock options, SARs, restricted and unrestricted stock, restricted and unrestricted stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our Common Stock. Dividend equivalents may also be provided in connection with awards under the 2018 Plan. Awards may be settled in shares of our Common Stock, in cash or in a combination of cash and shares.

  •
  Restricted and Unrestricted Stock Units.  A stock unit is an unfunded and unsecured promise, denominated in shares of Common Stock, to deliver Common Stock or cash measured by the value of our Common Stock in the future. The delivery of Common Stock or cash in respect of a stock unit may be subject to satisfaction of performance or other vesting conditions.

  •
  Performance Awards.  A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

  •
  Cash Awards.  A cash award is an award denominated in cash and may include performance awards.

  •
  Stock Options.  The 2018 Plan provides for the grant of ISOs and nonqualified stock options ("NSOs"). The exercise price of a stock option granted under the 2018 Plan shall not be less than 100% of the fair market value of a share of Common Stock (or, in the case of an ISO granted to a ten percent shareholder, 110%) on the date of grant. Fair market value shall be determined in accordance with the requirements of Section 422 and Section 409A of the Code. Subject to the foregoing, the Administrator will determine the exercise price of each stock option granted under the 2018 Plan on the basis of the closing price of the stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. The exercise price of stock options may be paid in cash, by check or by such other means as may be acceptable to the Administrator.

  •
  SARs.  A SAR entitles the holder upon exercise to receive an amount (payable in cash or Common Stock) equal to the excess of the fair market value of the shares of Common Stock subject to the SAR over the base value from which appreciation is measured. Such base value may not be less than the fair market value of a share of our Common Stock on the date of grant. SARs will have a maximum term of ten years from the date of grant.

  •
  Restricted and Unrestricted Stock.  A restricted stock award is an award of Common Stock subject to restrictions requiring it to be redelivered or offered for sale to the Company if specified conditions are not satisfied, while an unrestricted stock award is an award of Common Stock that is not subject to restrictions.

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PROPOSAL NO.4

Vesting; Other Terms and Conditions.    The Administrator determines the terms and conditions of all awards, including the vesting schedule, if any, applicable to each award. Subject to the terms of the 2018 Plan, the Administrator has the authority to waive or modify the terms and conditions applicable to any award and to accelerate the vesting or exercisability of any award.

Termination of Employment or Service.    The Administrator determines the effect of termination of employment or other service on awards. The 2018 Plan provides default rules governing how awards are treated in the event that a participant's employment or other service terminates. Upon termination of a participant's employment or other service, all awards requiring exercise will cease to be exercisable and will terminate, and all other awards, to the extent not vested, will be forfeited unless the Administrator provides otherwise. Notwithstanding the above, unless the Administrator provides otherwise, if a participant dies or terminates employment or service by reason of disability, stock options and SARs exercisable immediately prior to such death or disability may be exercised by the participant or the participant's executor, Administrator or transferee, as applicable, during a period of one year following such death or termination by reason of disability (or for the remainder of their original term, if less). In the case of termination of the participant's employment or service for reasons other than death or disability, stock options and SARs will remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less); provided that if in the Administrator's judgment the reason for the participant's termination casts such discredit on the participant so as to justify immediate termination of the award, then such award, whether or not vested, will immediately terminate.

Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime ISOs and, except as the Administrator otherwise expressly provides, other awards requiring exercise may be exercised only by the recipient.

Performance Criteria.    The 2018 Plan provides that performance awards may be made subject to achieving "performance criteria" over a specified performance period. The Administrator will use one or more objectively determinable measures of performance relating to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide in the case of any award that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criteria.

Repricing.    Stock options or SARs granted under the 2018 Plan may not be repriced, nor may any consideration be paid upon the termination, cancellation, voluntary surrender or exchange of any stock options or SARs, in each case, without shareholder approval in accordance with any applicable stock exchange listing standards, other than in the event of certain corporate transactions.

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PROPOSAL NO.4

Clawback.    Awards granted under the 2018 Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided in the award, as may be required by law or applicable stock exchange listing standards, or as provided in any applicable Company clawback or recoupment policy.

Corporate Transactions.    Except as otherwise provided in an award agreement, in the event of the consummation of a consolidation, merger or similar transaction or series of related transactions, a sale of all or substantially all of the Company's assets or a dissolution or liquidation of the Company (each, a "Covered Transaction"), the 2018 Plan permits the Administrator to, among other things and, as applicable, provide for (i) the continuation or assumption of outstanding awards, (ii) new grants in substitution of outstanding awards, or (iii) a cash-out of outstanding awards. In the event of certain specified Covered Transactions, the 2018 Plan provides for the accelerated vesting or delivery of shares of Common Stock under awards on a basis that gives the holder of the award a reasonable opportunity to participate as a shareholder in the Covered Transaction, in each case on such terms and with such restrictions as the Administrator deems appropriate. Except as the awards may otherwise provide, awards not assumed or converted generally will terminate upon the consummation of such Covered Transaction.

Adjustments.    In the event of a stock dividend, stock split or combination or shares (or reverse stock split), recapitalization or other change in the Company's capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, to the exercise prices of awards and to other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the 2018 Plan and to preserve the value of awards.

Amendment.    The Administrator may amend the 2018 Plan or any outstanding award at any time, provided that except as otherwise expressly provided in the 2018 Plan the Administrator may not, without the participant's consent, alter the terms of an award so as to affect materially and adversely the participant's rights under the award, unless the Administrator expressly reserved the right to do so at the time of the award. No such amendment will, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required by law (including the Code and applicable stock exchange requirements).

Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of awards under the 2018 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2018 Plan, nor does it cover state, local or non-U.S. taxes, except as specifically noted.

Restricted Stock Units and Performance Share Units.    The grant of a restricted stock unit or a performance share unit does not itself generally result in taxable income. Instead, the participant realizes taxable ordinary income upon settlement, in an amount generally equal to the fair market value of any cash or shares received in settlement (a corresponding deduction is generally available to the Company at this time), and the participant will be subject to withholding for federal income and other taxes, each as applicable.

If the shares delivered in settlement of a restricted stock unit or a performance share unit are restricted for tax purposes, the participant will instead be subject to the rules described below for restricted stock.

Incentive Stock Options.    In general, a participant does not realize taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant.

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PROPOSAL NO.4

With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a corresponding deduction to the Company) equal to the difference between the fair market value of the shares at the time of exercise and the exercise price. Any additional gain recognized in the disposition is treated as a capital gain to the participant (for which the Company would not be entitled to a deduction).

If, instead, the participant does not dispose of ISO shares until after the expiration of the above-described one-and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss to the participant and the Company would not be entitled to a corresponding deduction.

Nonstatutory Options.    In general, in the case of an NSO, a participant does not realize taxable income at the time of grant. Upon the participant's exercise of the NSO, the participant would generally realize taxable income in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company would not be entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death or permanent and total disability) is treated as an NSO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs.    The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not realize taxable income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant would realize ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction would generally be available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time of grant or purchase. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of grant or acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions. Any subsequent gain would be capital gain income to the participant (for which the Company would not be entitled to a corresponding deduction).

Dividends that are received by a participant before the shares are taxed to the participant under the rules described in the preceding paragraph are taxed as additional ordinary income, not as dividend income. The tax basis in the ordinary shares received by a participant will equal the amount recognized by the participant as ordinary income under the rules described in the preceding paragraph, and the participant's capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse or, in the event the participant makes an effective 83(b) election, on the date the shares are received.

Unrestricted Stock.    A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Certain Change in Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change in control of the Company or

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PROPOSAL NO.4

its affiliates may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal excise tax and may be non-deductible to the Company. The Company does not provide for reimbursement or "gross-ups" of any such excise tax incurred by a participant.

Section 409A.    Awards under the 2018 Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. The Company does not provide for reimbursement or "gross-ups" to any participant with respect to any adverse tax consequences arising to a participant under Section 409A of the Code.

Plan Benefits

Future benefits under the 2018 Plan are discretionary and are therefore undeterminable at this time.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes the securities authorized for issuance under our equity compensation plans at December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	787,655	$—	(1)	942,260

Total	787,655	—		942,260

(1)
Includes 787,655 of restricted and performance shares and units, which have no exercise price.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"  THE APPROVAL OF THE AMENDMENT TO THE 2018 INCENTIVE PLAN AS SET FORTH HEREIN.

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STOCK OWNERSHIP

STOCK OWNERSHIP

The following table sets forth, as of April 20, 2020, information regarding beneficial ownership of our Common Stock by:

•
Each shareholder who is known to us to be the beneficial owner of 5% or greater of our Common Stock, based on currently available Schedules 13G and 13D filed with the SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

•
Each Director;

•
Each of our NEOs; and

•
All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by that shareholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 20, 2020, through the exercise of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. The number of shares of our Common Stock issued and outstanding as of April 20, 2020 was 26,126,559. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned

5% Shareholders:
BlackRock, Inc.(a) 55 East 52nd Street New York, NY 10055	3,819,320	14.7%

The Vanguard Group(b) 100 Vanguard Boulevard Malvern, PA 19355	2,842,615	11.0%

Dimensional Fund Advisors LP)(c) Building One 6300 Bee Cave Road Austin, TX 78746	2,165,080	8.3%

Towle & Co.(d) 1610 Des Peres Road Suite 250 St. Louis, MO 63131	1,644,476	6.3%

Donald Smith & Co., Inc.(e) 157 West 57th Street New York, NY 10019	1,337,684	5.2%

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STOCK OWNERSHIP

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned

Directors:
Timothy J. Bernlohr(f)	40,189	*

Charles F. Bolden, Jr.(f)	9,878	*

Bobby J. Griffin(f)	9,187	*

William J. Flynn	96,979	*

Carol B. Hallett(g)	38,909	*

Jane H. Lute(f)(g)	4,447	*

Duncan J. McNabb(f)	19,227	*

Sheila A. Stamps(f)(g)	4,447	*

John K. Wulff(f)(g)	31,687	*

Director and NEO:
John W. Dietrich	82,138	*

Other NEO:
Michael T. Steen	155,825	*

Adam R. Kokas	77,799	*

Spencer Schwartz	42,636	*

All Directors and executive officers as a group (15 persons, including the persons listed above)	629,465	(2.4%)

*
Represents less than 1% of the outstanding shares of Common Stock.

(a)
This information is based on a Schedule 13G/A filed with the SEC on February 4, 2020. As set forth in this filing, BlackRock, Inc. has sole voting power over 3,774,660 shares and sole dispositive power with regard to 3,819,320 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(b)
This information is based on Schedule 13G/A filed with the SEC on February 12, 2020. As set forth in this filing, The Vanguard Group has sole voting power over 21,948 shares, sole dispositive power with regard to 2,822,256 shares, shared voting power over 678 shares and shared dispositive power over 20,359 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(c)
This information is based on Schedule 13G/A filed with the SEC on February 12, 2020. As set forth in this filing, Dimensional Fund Advisors LP has sole voting power over 2,092,180 shares and sole dispositive power with regard to 2,165,080 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we make by reason of inclusion of such shareholder or their shares in this table.

(d)
This information is based on Schedule 13G filed with the SEC on February 14, 2020. As set forth in this filing, Towle & Co. has sole voting power over 1,118,856 shares and sole dispositive power with regard to 1,644,476 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(e)
This information is based on Schedule 13G filed with the SEC on February 10, 2020. As set forth in this filing, Donald Smith & Co., Inc. has sole voting power over 1,325,100 shares and sole dispositive power with regard to 1,330,700 shares. In addition, DSCO Value Fund, L.P., an affiliated fund, has sole voting power and sole dispositive power over 6,984 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(f)
Includes shares credited under the Company's Non-Employee Director Restricted Stock Unit Deferral Program and that are payable on termination of Board service or on the occurrence of certain other specified events: 4,447 for Mr. Bernlohr; 6,708 for Mr. Bolden; 6,708 for Mr. Griffin; 2,223 for Ms. Lute; 6,708 for Mr. McNabb; 1,620 for Ms. Stamps; and 4,447 for Mr. Wulff.

(g)
Includes shares issuable on vesting of restricted stock units in May 2020: 2,827 for Ms. Hallett; 1,413 for Ms. Lute; 2,827 for Ms. Stamps; and 2,261 for Mr. Wulff.

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STOCK OWNERSHIP

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires certain of our executive officers, as well as our Directors and persons who own more than 10% of a registered class of AAWW's equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the reporting forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.

Certain Relationships and Related-Person Transactions

Our Code of Conduct Applicable to our CEO, Senior Financial Officers and Members of the Board of Directors (the "Code of Ethics"), which is available on our website at www.atlasairworldwide.com under the "About Us — Structure and Governance" section, provides that such officers and Directors should follow the guidelines outlined in our Employee Handbook and Code of Conduct and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Board, the Chairman of the Audit Committee of the Board of Directors, and the General Counsel so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasairworldwide.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, when appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related person transaction under SEC regulations. Since January 1, 2019, there have been no related person transactions. Our Nominating and Governance Committee separately determines Director Independence as summarized in "Director Independence" above.

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DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

DEADLINE FOR RECEIPT OF SHAREHOLDER
PROPOSALS TO BE PRESENTED
AT THE 2021 ANNUAL MEETING

Shareholder Proposals to Be Included in Our 2021 Proxy Statement

We currently expect to hold our 2021 annual meeting of shareholders on or about May 19, 2021. Under the rules of the SEC, if a shareholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2021 annual meeting, the proposal must be received by our Secretary no later than January 11, 2021. All shareholder proposals must be made in writing and addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Proxy Access Notice Procedures

Notices of proxy access Director Nominees for the 2021 annual meeting of shareholders must include the information required by the By-Laws and be delivered to our Secretary at our principal executive offices at 2000 Westchester Avenue, Purchase, NY 10577 not earlier than December 12, 2020 and not later than January 11, 2021. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary.

Advance-Notice Procedures

In addition, under our By-Laws, and as permitted by the rules of the SEC, no shareholder nominations of persons for election to the Board of Directors (other than a Director Nominee nominated for inclusion in our proxy materials pursuant to our proxy access By-Law) and no other business may be brought before the 2021 annual meeting of shareholders except as specified in the notice of the meeting or otherwise brought before such annual meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in our By-Laws) not earlier than February 9, 2021 and not later than March 11, 2021. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC's requirements that a shareholder must meet in order to have his or her proposal included in our Proxy Statement as discussed above.

ADDITIONAL INFORMATION

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares and have registered in advance with Computershare. You should note that if you hold your shares through a brokerage firm, a bank or other nominee, the broker, bank or other nominee that holds the stock will not be able to vote your shares on any proposal other than ratifying the selection of PricewaterhouseCoopers LLP, unless you have provided specific voting instructions. See "Broker Non-Votes," "Quorum, Vote Required" and "Attending the Annual Meeting" herein for additional information.

If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

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ADDITIONAL INFORMATION

Broker Non-Votes

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other "routine" items and submits votes for those matters. As discussed above, if you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares may not be voted with respect to the following nonroutine proposals:

  •
  Proposal No. 1 (election of the Company's Directors);

  •
  Proposal No. 3 (the Say-on-Pay vote); and

  •
  Proposal No. 4 (approval of an amendment to our 2018 Incentive Plan)

We do not expect to have any broker non-votes with respect to Proposal No. 2, which is routine and which provides for the ratification of the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2020.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting online and voting during the meeting. Attending the virtual Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to submit new voting instructions, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. You may also vote virtually during the Annual Meeting, which will have the same effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares and if you register in advance with Computershare. See "Attending the Annual Meeting" and "Voting at the Annual Meeting" above.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our Directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow Sodali a fee of approximately $14,000, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of "householding" proxy statements and annual reports. "Householding" is the term used to describe the practice of delivering a single set of proxy statements

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ADDITIONAL INFORMATION

and annual reports to a household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure reduces the volume of duplicate information shareholders receive and also reduces printing and mailing costs. If you participate in "householding" and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any shareholder who so requests.

List of Shareholders

At the Annual Meeting and for 10 days prior to the meeting, the names of shareholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Additional Copies of Annual Report

A copy of our 2019 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. Each such copy of our 2019 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasairworldwide.com.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-Laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not "Citizens of the United States." There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-Laws, there is a separate stock record, designated the "Foreign Stock Record" for the registration of Voting Stock that is Beneficially Owned by aliens. "Voting Stock" means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. "Beneficially Owned" refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. "Maximum Percentage" refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas's or Polar's operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

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ADDITIONAL INFORMATION

The enclosed proxy card contains a certification that by signing the proxy card the shareholder certifies that such shareholder is a "Citizen of the United States" as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any shareholder who writes or calls us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

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OTHER MATTERS

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of Directors, the ratification of the selection of our independent registered public accounting firm, the approval of an amendment to our 2018 Incentive Plan and the advisory vote on Say-on-Pay, all as described above. If any other matter is properly brought before the Annual Meeting for action by the shareholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

John W. Dietrich President and Chief Executive Officer

96  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

EXHIBIT A

Reconciliation of GAAP to non-GAAP Financial Measures

To supplement our Financial Statements presented in accordance with GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP financial measures include Adjusted Net Income, Adjusted Diluted EPS and Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Income from continuing operations, net of taxes and Diluted EPS from continuing operations, net of taxes which are the most directly comparable measures of performance prepared in accordance with GAAP. Effective during the three months ended September 30, 2019, we changed our method of calculating Adjusted EBITDA to include Other non-operating expenses (income) to enhance the usefulness for investors and analysts, and the comparability of the calculation to that of other companies. Prior period amounts have been adjusted for comparability.

We use these non-GAAP financial measures in assessing the performance of our ongoing operations and in planning and forecasting future periods. These adjusted measures provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management's incentive compensation is determined, in part, by using Adjusted Net Income and Adjusted EBITDA. We believe that these adjusted measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our business results and assessing our prospects for future performance.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   A-1

EXHIBIT A

The following is a reconciliation of Net Income (Loss) and Diluted EPS to the corresponding non-GAAP financial measures (in thousands, except per share data):

	For the Three Months Ended
	March 31, 2020	March 31, 2019	Percent Change
Net Income (Loss)	$23,353	$(29,710)	(178.6)%

Impact from:

Customer incentive asset amortization	9,022	6,286

Costs associated with transactions(a)	521	2,527

Leadership transition costs	601	—

Certain contract start-up costs(b)	—	369

Noncash expenses and income, net(c)	4,386	4,468

Unrealized (gain) loss on financial instruments	(924)	46,575

Other, net(d)	(6,382)	(3,163)

Income tax effect of reconciling items	(697)	(30)

Adjusted Net Income	$29,880	$27,322	9.4%

Weighted average diluted shares outstanding	25,966	25,735

Add: dilutive warrant(e)	—	1,943

dilutive restricted stock	—	242

Adjusted weighted average diluted shares outstanding	25,966	27,920

Adjusted Diluted EPS	$1.15	$0.98	17.3%

Net Income (Loss)	$23,353	$(29,710)	(178.6)%

Interest expense, net	28,602	27,846

Depreciation and amortization	57,584	64,481

Income tax expense	8,833	4,893

EBITDA	118,372	67,510

Customer incentive asset amortization	9,022	6,286

Costs associated with transactions(a)	521	2,527

Leadership transition costs	601	—

Unrealized (gain) loss on financial instruments	(924)	46,575

Other, net(d)	(6,382)	(2,534)

Adjusted EBITDA	$121,210	$120,364	0.7%

(a)
Costs associated with transactions in 2020 primarily relates to costs associated with our acquisition of Southern Air. Costs associated with transactions in 2019 primarily relate to a customer transaction with warrants (see Note 4 to our Financial Statements) and other costs associated with our acquisition of Southern Air.

(b)
Certain contract start-up costs in 2019 represent unique training aircraft costs required for a customer contract (see Note 4 to our Financial Statements).

(c)
Noncash expenses and income, net in 2020 and 2019 primarily relates to amortization of debt discount on the convertible notes (see Note 7 to our Financial Statements).

(d)
Other, net in 2020 primarily relates to a $6.7 million net gain on the sale of aircraft, costs associated with the refinancing of debt and accrual for legal matters and professional fees. Other, net in 2019 primarily relates to a net insurance recovery, loss on early extinguishment of debt and accrual for legal matters and professional fees.

(e)
Dilutive warrants in 2019 represent potentially dilutive common shares related to warrants issued to a customer (see Note 4 to our Financial Statements). These warrants are excluded from Diluted EPS prepared in accordance with GAAP when they would have been antidilutive.

A-2  |   Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement

EXHIBIT B

Amendment to the
Atlas Air Worldwide Holdings, Inc.
2018 Incentive Plan as Amended

WHEREAS, the Board of Directors (the "Board") and the shareholders of Atlas Air Worldwide Holdings, Inc. (the "Company") have previously adopted the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan, as may be amended from time to time (the "Plan");

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to approval by the shareholders, to increase the number of authorized shares under the Plan by 1,037,250 shares of common stock of the Company;

WHEREAS, pursuant to Section 9 of the Plan, the Compensation Committee of the Board (the "Committee"), as the Plan Administrator, may at any time and from time to time amend or terminate the Plan or any outstanding Award thereunder as may be permitted by law, provided that except as otherwise expressly permitted in the Plan, the Administrator may not, without the Participant's consent, alter the terms of an Award so as to affect materially and adversely the Participant's rights under such Award; and

WHEREAS, the Committee and the Board have determined to amend the Plan in the manner set forth below, subject to approval by the Company's stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:

1.
The first sentence of Section 4(a) of the Plan is hereby amended and restated in its entirety as follows:

"Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 2,422,901 shares of Stock plus unused Prior Plan shares of Stock."

2.
This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

3.
Except as amended above, the Plan shall remain in full force and effect.

This Amendment to the Plan is adopted by the Board effective as of the date of approval by shareholders at the Company's 2020 Annual Meeting.

Atlas Air Worldwide Holdings, Inc.    2020 Notice & Proxy Statement   |   B-1

MMMMMMMMMMMM Atlas Air Worldwide Holdings, Inc. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Timothy J. Bernlohr 02 - Charles F. Bolden, Jr. 03 - John W. Dietrich 04 - William J. Flynn 05 - Bobby J. Griffin 06 - Carol B. Hallett 07 - Jane H. Lute 08 - Duncan J. McNabb 09 - Sheila A. Stamps 10 - John K. Wulff For Against Abstain For Against Abstain 2. Ratification of the selection of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 3. Advisory vote to approve the compensation of the Company’s Named Executive Officers 4. Approval of an amendment to our 2018 Incentive Plan. Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a Corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 5 9 5 2 9 038H3E MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. Annual Meeting Proxy Card

The 2020 Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc. will be held on Tuesday, June 9, 2020 at 10:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/271627362. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — AAWW2020. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy for the Annual Meeting of Shareholders — June 9, 2020 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Adam R. Kokas, Spencer Schwartz, and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., to be held on Tuesday, June 9, 2020 at 10:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting, as indicated below. Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, FOR the advisory vote to approve the compensation of the Company’s Named Executive Officers, and FOR the approval of an amendment to our 2018 Incentive Plan, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR the election as directors of the persons named in Proposal No. 1, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 as set forth in Proposal No. 2, FOR the advisory vote to approve the compensation of the Company’s Named Executive Officers as set forth in Proposal No. 3, and FOR the approval of an amendment to our 2018 Incentive Plan as set forth in Proposal No. 4. IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE Certification: Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.‘s certificate of incorporation and By-laws, voting stock is subject to certain foreign ownership restrictions. By signing on the reverse side, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the By-laws. Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Atlas Air Worldwide Holdings, Inc.